UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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Voya Financial, Inc.

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April 11, 2016

Dear Fellow Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Voya Financial, Inc. (the “Company”), on Thursday, May 26, 2016, at 11:00 a.m., Eastern Daylight Time. The annual meeting of stockholders will be held as a virtual meeting only, accessible at the following website address: www.virtualshareholdermeeting.com/VOYA2016. The enclosed notice of annual meeting and proxy statement describe the items of business that we will conduct at the meeting and also provide you with important information about our Company, including our practices in the areas of corporate governance and executive compensation. I strongly encourage you to read these materials and then to vote your shares.

Diverse Board by Design

We began our public company journey as a spin-off from ING Group. In that formative time, we made a purposeful decision to create a truly diverse board, which we saw as critical to our business success and cultural transformation. At our initial public offering, we had three independent directors, each with deep industry knowledge and experience serving on other public companies’ boards. In 2014 and 2015, as ING Group sold its remaining holdings in Voya Financial, we added six more independent directors to create a new, independent board. In evolving our board over two short years, we deliberately and thoughtfully formed a board with diverse perspectives and experiences which we believe is critical to effective corporate governance and to successfully navigating the complex challenges and dynamic opportunities in front of us. Today, four of our nine independent directors are women, and our board reflects distinct and varied professional expertise, ethnicity, education and leadership experience. In 2015, the Women’s Forum of New York honored us for having 40% or more women on our board and we achieved finalist status for the 2015 New York Stock Exchange Governance Services “Best Board Diversity Initiative” award.

Formation of Technology, Innovation and Operations Committee

Last year, we formed a board-level Technology, Innovation and Operations Committee to understand and integrate a number of critical emerging trends: the critical importance of rapidly evolving technologies across our value chain, the expanding use of data analytics, the increasing number of significant cyber-attacks across industries and the heightened scrutiny on cybersecurity issues by all stakeholders. In forming this Committee, we surveyed best practices among other companies with similar committees. The Committee’s responsibilities include reviewing technology strategies and our innovation framework, and associated budgets; monitoring competitive trends in technology and innovation that can disrupt or enhance our businesses; and reviewing risk management policies and processes for technology risks.

Stockholder Engagement

We value our stockholders’ perspectives on our strategy and governance practices, and we believe that maintaining a dialogue with our stockholders is vital to our success. In 2015, we developed a plan to ensure strong stockholder engagement and to proactively address issues of importance to you. Since our last annual stockholders’ meeting, we have reached out to our top investors to discuss strategy and corporate governance matters such as board composition, diversity and leadership structure. This dialogue reflects our continued commitment to providing transparency and ensuring accountability for our plans and financial targets, which we discussed in detail at our first Investor Day meeting in June 2015.

Whether you plan to participate in the annual meeting or not, we strongly encourage you to vote so that your shares will be represented at the meeting. The enclosed materials contain instructions on how you can exercise your right to vote through the internet, by mail, or by telephone.

Thank you for your continuing support of Voya Financial.

Very truly yours,

Rodney O. Martin, Jr.

Chairman and Chief Executive Officer

Voya Financial, Inc.

Notice of 2016 Annual Meeting of Stockholders

Time and Date	11:00 a.m., Eastern Daylight Time, on Thursday, May 26, 2016

Meeting website address	www.virtualshareholdermeeting.com/VOYA2016

Items of Business	• Election of ten directors to our board of directors for one-year terms

• An advisory vote to approve executive compensation

• Approval of the adoption of the Voya Financial, Inc. 2017 Annual Cash Incentive Plan

• Approval of the adoption of the Voya Financial, Inc. Employee Stock Purchase Plan

• Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016

• A shareholder proposal to report on investments in companies tied to genocide

• Transaction of such other business as may properly come before our 2016 Annual Meeting of Stockholders

Record Date

The record date for the determination of the stockholders entitled to vote at our Annual Meeting of Stockholders, or any adjournments or postponements thereof, was the close of business on March 28, 2016

Your vote is important to us. Please exercise your right to vote.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 26, 2016. Our Proxy Statement, 2015 Annual Report to Stockholders and other materials are available at www.proxyvote.com.

By Order of the Board of Directors,
Jean Weng
Senior Vice President, Deputy General Counsel and Corporate Secretary
April 11, 2016

Executive Summary

This summary highlights certain information contained elsewhere in our proxy statement. You should read the entire proxy statement carefully before voting. Please see the Glossary at the end of this proxy statement for a list of certain defined terms used throughout this proxy statement.

Matters to be Voted on at our 2016 Annual Meeting:

	Matter	Board Recommendation	See This Page for More Information

1.	Election of directors	FOR each Director Nominee	6

2.	Advisory vote on the approval of executive compensation	FOR approval	24

3.	A vote to approve the adoption of the Voya Financial, Inc. 2017 Annual Cash Incentive Plan	FOR approval	63

4.	A vote to approve the adoption of the Voya Financial, Inc. Employee Stock Purchase Plan	FOR approval	65

5.	A vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016	FOR approval	72

6.	Shareholder proposal to report on investments in companies tied to genocide	AGAINST the proposal	81

Our proxy statement contains information about the matters to be voted on at our 2016 Annual Meeting of Stockholders (which we refer to in this proxy statement as the “Annual Meeting”), as well as information about our corporate governance practices, the compensation we pay our executives, relationships we have with certain related parties and other information about our Company. Our principal executive offices are located at 230 Park Avenue, New York, New York, 10169.

Please note that we are furnishing proxy materials to our stockholders via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce our impact on the environment. A Notice of Internet Availability of Proxy Materials, which contains instructions about how to access our proxy materials and vote online or by mail, will be mailed to our stockholders beginning on April 11, 2016.

Your vote is important. Please exercise your right to vote.

2015 Business Highlights

2015 was a significant year for us as ING Group sold its remaining common stock holding in Voya Financial and we became a fully independent company. Following the sale, we added three new independent directors to our board of directors, completing the formation of our board, which is fully independent other than Mr. Martin, our Chairman and CEO. We also announced in 2015 new Ongoing Business Adjusted Operating Return on Equity1 targets as we seek to pursue further profitable growth. We describe below some of our achievements in 2015.

[1]	Ongoing Business Adjusted Operating Return on Equity is a non-GAAP financial measure, See Exhibit A—Non-GAAP Financial Measures.

Continued ROE improvement.

We achieved, at the end of 2014, Ongoing Business Adjusted Operating Return on Equity of 12.1%, marking the early achievement of our original 2016 Ongoing Business Adjusted Operating Return on Equity target of 12-13% that we set out in our IPO in 2013. In early 2015, we set out our new Ongoing Business Adjusted Operating Return on Equity target of 13% to 14% for 2018, which was subsequently increased to 13.5% to 14.5% at our Investor Day in June 2015. Our Ongoing Business Adjusted Operating Return on Equity in 2015 was 12.1%. To support our growth efforts and increase our competitiveness, we are making $350 million in strategic investments through 2018 to drive Ongoing Business Adjusted Operating Return on Equity improvement, reduce operating costs, simplify the Company’s operating model, increase speed to market and improve the customer experience. We are embracing a customer-centric model that will utilize technology and analytics to drive unique customer experiences integrated with a set of holistic solutions that help our customers get ready to retire better.

Effective use of excess capital.

In 2015, we continued to provide value to stockholders, in part through the use of $1.5 billion of excess capital to repurchase our common stock, including $600 million of our common stock purchased from ING Group in connection with the sale of all of its remaining ownership of our common stock in March 2015. Since our IPO and through year-end 2015, we had repurchased $2.3 billion of our common stock. In early 2016, we announced that the board of directors had approved an additional $700 million of share repurchases for 2016.

Strong capital position.

We maintained robust capital with a strong estimated combined risk-based capital ratio of 485% at December 31, 2015, well above our target of 425%. We maintained our debt to capital ratio at December 31, 2015 below our target of 25% at 22.5%, even as we repurchased a significant amount of stock during 2015. Our holding company liquidity was $674 million at December 31, 2015, above our 24-month liquidity target of $450 million. In addition, we enhanced our financial flexibility through a contingent capital transaction providing a $500 million source of liquidity to the Company through rights to issue senior debt in exchange for U.S. Treasury securities held by a trust.

Upgrades by rating agencies.

During 2015, each of S&P, Moody’s and Fitch upgraded our ratings. Some of the factors cited by the rating agencies in the upgrades included management’s progress on executing our strategic goals, continuing improvement in our financial profile, particularly profitability, financial flexibility and significant improvement in our balance sheet strength, and improved debt servicing capacity. Below is a table that sets forth the details of the upgrades:

Compensation and Governance Highlights—What is New in 2015

Our pay-for-performance approach to compensation

In 2015, ING Group sold its remaining holding of our common stock. As a result of ING Group’s exit, we were no longer subject to European regulations that limited our ability to fully implement our intended performance-based compensation programs. Base salary for the named executive officers (NEOs) in 2015 stayed largely unchanged from 2014. Our 2015 annual incentive awards and the size of our long-term equity grants made to our NEOs for 2015 were determined based on the achievement of business and individual goals. In addition, 55% of the long-term equity award grants made to our NEOs in our ongoing compensation program were subject to the achievement of performance metrics. See “Part II: Compensation Matters—Compensation Discussion and Analysis—Overview—Elements of Compensation.” In December 2015, we granted one-time stock options that are performance-vested to our senior management, including our NEOs. The options vest upon the achievement of specified levels of Ongoing Business Adjusted Operating Return on Equity. These options were granted to further align the interest of senior management with business objectives that we have communicated to investors.

In 2016, a majority of the equity awards made to NEOs will continue to be subject to performance criteria, and all such performance awards will vest in equal amounts based on a three-year performance cycle. In addition, in 2016, we replaced distributable cash flow with relative total shareholder return versus our compensation peer group as a performance metric for long-term equity-based incentive compensation. Utilizing total shareholder return versus our compensation peer group provides a direct correlation between total shareholder return results and our compensation decisions; hence further aligning our compensation packages with stockholder interests.

We show below the components of 2015 compensation for our Chairman and Chief Executive Officer as well as for the other NEOs and the percentage of such compensation that is equity-based or at-risk.

New compensation-related policies

In 2015, we adopted a new compensation clawback policy whereby all performance-based compensation and equity-based compensation are subject to clawback by us upon restatement of our financial statements or upon an employee’s misconduct. The policy became effective as of January 1, 2016.

In addition, we adopted a 10b5-1 plans policy in 2015. Employees can only enter into 10b5-1 plans within certain parameters such as a plan can only be entered into during our open trading window and when an employee does not otherwise have material nonpublic information, and the plan must provide a “cooling-off” period of 45 days after entry into the plan before trading can occur.

Furthermore, in 2015, we adopted a new Human Resources Risk Policy which outlines the roles and responsibilities of the Compensation and Benefits Committee and management to monitor compensation and benefit risks as well as key talent risks. The policy is based on the following principles:

•	align compensation programs and decisions with stockholder interests,

•	attract, retain and motivate executive talent to lead the Company to success,

•	establish an appropriate approach to governance that reflects the needs of all stakeholders and includes the Company’s right to clawback compensation in certain circumstances,

•	support a business culture based on the highest ethical standards and

•	manage risk taking by executives by encouraging prudent decision making.

Revised corporate governance guidelines

We revised our Corporate Governance Guidelines in 2015 in order to encourage continuing education of our directors and to further align directors with stockholders’ interests. The revised Corporate Governance Guidelines provide for reimbursement to each director of the cost of continuing education courses up to $15,000 per year. It also includes stock ownership guidelines for directors which require directors to own Voya stock in an amount that is five times the annual board cash fees by the later of March 2020 or the fifth anniversary of the director’s initial election or appointment to the board.

Our corporate governance and compensation practices

We believe that strong and sustainable corporate governance is essential to the effective oversight of the Company. As such, we continuously review and strive to improve our corporate governance practices. We list below our current key corporate governance practices:

Key Corporate Governance Practices

• Proactive stockholder engagement plan*	✓

• Annual election of directors	✓

• Majority voting of directors	✓

• Independent directors meet regularly in executive sessions, including with our external auditors	✓

• Annual board and committee self-evaluations	✓

• Annual advisory vote on executive compensation	✓

• Stock ownership requirements for directors and executive officers*	✓

• No poison pill	✓

• Director orientation and continuing education*	✓

• Anti-hedging and anti-pledging policies for directors and employees (including officers)*	✓

• 75% board and committee attendance	✓

*	Implemented or revised in 2015 or 2016.

In addition, we endeavor to maintain good corporate governance standards with respect to our executive compensation policies and practices. Our current key compensation-related practices and policies include the following:

Key Compensation-Related Governance Practices

What we do:

✓	Awards in our annual incentive plan are based on key financial measures set at the beginning of the year that we use to determine the success of our business

✓	Individual performance objectives are set at the beginning of the year and reviewed following the conclusion of each year

✓	A majority of ongoing long-term incentive equity grants to our NEOs are performance stock units*

✓	The Compensation and Benefits Committee’s independent compensation consultant performs services only for the Committee

✓	Executive perquisites are limited and do not include tax gross-ups

✓	Executives are eligible for the same benefits as full-time and part-time employees, including health, life insurance, disability benefits

✓	Executives are subject to clawbacks, including no-fault clawbacks in the case of a financial restatement*

What we don’t do:

❖	No single trigger vesting requirement for change of control benefits

❖	No liberal share recycling for shares used to satisfy tax withholding requirements or tendered in payment of an option exercise price

❖	No excise tax gross-up provisions

❖	No re-pricing of stock options permitted without stockholder approval

*	Implemented in 2015 or 2016.

Part I: Corporate Governance

Agenda Item 1: Election of Directors

Our board consists of ten directors, who, pursuant to our Amended and Restated Certificate of Incorporation, are elected annually by our stockholders for one-year terms. Currently, our board consists of nine independent directors and our CEO (who also serves as chairman of the board). Frederick S. Hubbell, one of the nine independent directors, is currently our Lead Director.

At our Annual Meeting, our stockholders will be asked to elect the ten members of our board of directors.

Board Recommendation: Our board of directors unanimously recommends that our stockholders elect each of our Director Nominees described below under “—Our Director Nominees”.

OUR DIRECTOR NOMINEES

Evaluation of our Director Nominees

The Nominating and Governance Committee of our board of directors has responsibility for evaluating potential candidates for membership on our board and for recommending to our board the ten individuals who will become the Company’s nominees for director (who we refer to in this proxy statement as “Director Nominees”).

In identifying and recommending director candidates, the Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, including that candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills. The Committee also considers whether nominees have demonstrated a commitment to devote the time required for board duties, including attendance at meetings; whether they possess a team-oriented ethic consistent with the Company’s values; and whether they are committed to the interests of all stockholders as opposed to those of any particular constituency.

The Committee’s assessment of the overall composition of the board encompasses consideration of diversity (four of our nine independent directors are women), age (three of our nine independent directors are under age 60), skills and significant experience and prominence in areas of importance to the Company.

Experience and Qualifications of our Director Nominees

• Corporate Governance	• Gender and Ethnic Diversity
• Current and Former CEOs	• Age Diversity
• Risk Management	• Marketing
• Technology	• Extensive Financial Services Industry Experience

Our Nominating and Governance Committee does not set specific minimum qualifications that directors must meet in order for the Committee to recommend them to our board, but specific characteristics considered by the Committee when evaluating candidates for the board include:

•	whether the candidate possesses significant leadership experience;
•	the candidate’s accomplishments and reputation in the business community;
•	whether the candidate is financially literate or has other professional business experience relevant to an understanding of our business; and
•	whether the nominee is independent for purposes of the New York Stock Exchange (“NYSE”) listing rules.

In 2015, Spencer Stuart, an executive search consulting firm, assisted the Company in identifying potential candidates for its board of directors.

Consideration of Stockholder Nominees

It is the policy of the Nominating and Governance Committee to consider candidates recommended by stockholders in the same manner as other candidates. Stockholders wishing to submit potential director candidates for consideration by our Nominating and Governance Committee should submit the names of their nominees, a description of their qualifications and background, and the signed consent of the nominee to be so considered, to our Nominating and Governance Committee, care of the Corporate Secretary, Voya Financial, Inc., 230 Park Avenue, New York, New York 10169. For more information on how and when to submit a nomination, see “Part VI: Other information—Frequently asked questions about our Annual Meeting—How do I submit a stockholder proposal for the 2017 Annual Meeting?”.

The Nominees

The following table sets forth our Director Nominees, their ages, their status as “independent” for purposes of NYSE listing rules, their board and business experience.

Name	Age	Independent	Director Since	Occupation	Other Public Company Boards
Lynne Biggar	53	Yes	2014	Chief Marketing and Communications Officer, Visa Inc.	• Marketo Inc.
Jane P. Chwick	53	Yes	2014	Co-Chief Operating Officer, LiquidTalent	• MarketAxess
Ruth Ann M. Gillis	61	Yes	2015	Director	• KeyCorp. • Snap-On Inc.
J. Barry Griswell	66	Yes	2013	Director	• Herman Miller, Inc. • Och-Ziff Capital Management Group
Frederick S. Hubbell (Lead Director)	64	Yes	2012	Director	• Macerich Company
Rodney O. Martin, Jr.	63	No	2011	Chairman of the Board and CEO, Voya Financial, Inc.	None(1)
Byron H. Pollitt, Jr.	64	Yes	2015	Director	None
Joseph V. Tripodi	60	Yes	2015	Chief Marketing Officer, The Subway Corporation	None
Deborah C. Wright	58	Yes	2014	Senior Fellow, Ford Foundation	• Time Warner Inc. • Carver Bancorp, Inc.
David Zwiener	61	Yes	2013	Operating Executive, The Carlyle Group	• PartnerRe Ltd. (until March 18, 2016)
(1)	Mr. Martin is also a director of two of our wholly owned subsidiaries, Voya Retirement Insurance and Annuity Company and Voya Insurance and Annuity Company, each of which is a Securities and Exchange Commission (“SEC”) registrant.

If elected by our stockholders, the ten Director Nominees, all of whom are currently members of our board, will serve for a one-year term expiring at our 2017 Annual Meeting of Stockholders. Each duly elected director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

Each of our Director Nominees has been approved and nominated for election by our board. All of our directors are elected by majority vote of our stockholders, excluding abstentions.

Below is biographical information about our Director Nominees. This information is current as of the date of this proxy statement and has been confirmed by each of the Director Nominees for inclusion in this proxy statement.

Lynne Biggar

Lynne Biggar has been a director of the Company since October 2014. Ms. Biggar is the Executive Vice President and Chief Marketing and Communications Officer of Visa Inc. Prior to joining Visa in February 2016, Ms. Biggar had been the Executive Vice President of Consumer Marketing + Revenue at Time Inc. since November 2013. Prior to that, Ms. Biggar served as Executive Vice President & General Manager of International Card Products + Experiences for American Express beginning in January 2012. From August 2009 to January 2012, Ms. Biggar served as Executive Vice President & General Manager of the Membership Rewards and Strategic Card Services group at American Express. Prior to that, Ms. Biggar led American Express’ consumer travel business from January 2005 to July 2009. Before joining American Express in 1992, Ms. Biggar held various positions in international strategy and marketing. Ms. Biggar holds a B.A. from Stanford University and an MBA, Marketing and Organizational Management from Columbia University Graduate School of Business.

Qualifications

Ms. Biggar has been selected as a Director Nominee in light of her extensive experience in brand development, marketing and strategic growth of several large public companies.

Jane P. Chwick

Jane P. Chwick has been a director of the Company since May 2014, and serves as the Chairman of our Technology, Innovation and Operations Committee. Ms. Chwick is the Co-Chief Operating Officer of LiquidTalent, an online marketplace startup that matches freelance talents to employers. Ms. Chwick retired as the Co-Chief Operating Officer of Technology for The Goldman Sachs Group, Inc. in 2013, where she was employed in increasingly senior positions from 1983 until 2013. Ms. Chwick serves on the boards of MarketAxess Holdings, Inc., the Queens College Foundation and Girls Who Code. Ms. Chwick holds a bachelor’s degree in Mathematics from Queen’s College and a Masters of Business Administration in Management Sciences and Quantitative Methods from St. John’s University.

Qualifications

Ms. Chwick has been selected as a Director Nominee in light of her experience as chief operating officer of a major function within a global financial institution, and her experience in technology, strategy, risk management and operations.

Ruth Ann M. Gillis

Ruth Ann M. Gillis has been a director of the Company since July 2015. Ms. Gillis retired in 2014 as the Executive Vice President and Chief Administrative Officer of Exelon Corporation and president of Exelon Business Services Company. She previously served as Executive Vice President of Exelon’s Commonwealth Edison Company subsidiary as well as Senior Vice President and Chief Financial Officer of Exelon Corporation. Prior to joining Exelon in 1997, Ms. Gillis was Vice President, Treasurer and Chief Financial Officer at University of Chicago Hospitals and Health Systems as well as Senior Vice President and Chief Financial Officer of American National Bank, a subsidiary of First Chicago Corporation. Ms. Gillis also serves on the boards of KeyCorp. and Snap-On Incorporated. In addition, Ms. Gillis serves on the boards of The Goodman Theatre of Chicago, The Lyric Opera of Chicago and The University of Chicago Cancer Research Foundation. Ms. Gillis received a bachelor’s degree in economics from Smith College and an MBA in finance from the University of Chicago Graduate School of Business.

Qualifications

Ms. Gillis has been selected as a Director Nominee in light of her extensive experience in strategy, risk management and operations, her knowledge of accounting and finance and her experience serving as a director of other U.S. public companies.

J. Barry Griswell

J. Barry Griswell has been a director of the Company since May 2013, and serves as Chairman of our Compensation and Benefits Committee. Mr. Griswell is the retired Chairman and Chief Executive Officer of Principal Financial Group, positions he held from 2002 to 2009 and 2000 to 2008, respectively. He remained a non-executive member of Principal Financial Group’s Board of Directors until 2010. Prior to joining Principal Financial Group in 1988, Mr. Griswell served as President and Chief Executive Officer of MetLife Marketing Corporation, a subsidiary of Metropolitan Life Insurance Company. In 2011, Mr. Griswell joined the board of directors of Och-Ziff Capital Management Group, where he serves as Chair of the Compensation Committee, and since 2004 he has been a member of the board of directors of Herman Miller, Inc., where he currently is Chair of the Compensation Committee and a member of the Executive Committee. From 2010 to 2013, Mr. Griswell served as a director of National Financial Partners Corp. From his retirement in 2008 from Principal Financial Group until July 1, 2013, Mr. Griswell served as the head of the Community Foundation of Greater Des Moines, first as President and, from July 2011 until July 2013, as Chief Executive Officer. Mr. Griswell has held leadership positions with several industry trade associations, including ACLI, LIMRA, the Life Underwriting Training Council and LL Global. Mr. Griswell is the co-author of The Adversity Paradox: An Unconventional Guide to Achieving Uncommon Business Success (2009). Mr. Griswell received a B.A. from Berry College and an M.B.A. from Stetson University.

Qualifications

Mr. Griswell has been selected as a Director Nominee in light of his extensive experience in the U.S. retirement and life insurance industry, his financial expertise and his experience serving as a director and officer of other U.S. public companies.

Frederick S. Hubbell

Frederick S. Hubbell has been a director of the Company since 2012. Mr. Hubbell serves as our Lead Director and as Chairman of our Nominating and Governance Committee. During 2012, prior to his appointment to our board of directors, Mr. Hubbell was an independent advisor to ING Group for approximately nine months in its consideration of potential transactions to divest us from ING Group. He served as a member of the Executive Board of ING Group from 2000 to 2006 and was Chairman of Insurance and Asset Management Americas for ING Group from 2004 to 2006. Mr. Hubbell was a member of the Executive Committee of Financial Services International for ING Group from 1999 to 2000 and served as President and Chief Executive Officer of the United States Life and Annuities Operations for ING Group from 1997 to 1999. He became President and Chief Executive Officer of Equitable Life Insurance Company of Iowa in 1989 and Chairman in 1993, and served in both roles until ING Group’s acquisition of Equitable in 1997. Mr. Hubbell was Chairman of Younkers, a retail department store business from 1985 to 1992. He was head of strategic planning of Equitable Life Insurance Company of Iowa from 1983 to 1985. Mr. Hubbell began his career as a lawyer in the United States at Dewey, Ballantine, Bushby, Palmer & Wood LLP from 1976 to 1978 and also practiced at Hughes Hubbard and Reed LLP from 1978 to 1981, and was a partner at Mumford, Schrage, Merriman and Zurek from 1981 to 1983. Mr. Hubbell received his B.A. from University of North Carolina, Chapel Hill in 1973 and his J.D. from University of Iowa in 1976. He serves on the Board of Directors of The Macerich Company, the Board of Directors of the Community Foundation of Greater Des Moines, and the Board of Trustees of Simpson College.

Qualifications

Mr. Hubbell has been selected as a Director Nominee in light of his deep understanding of the U.S. insurance business, his background in financial services and his experience serving as a director on the boards of U.S. public companies.

Rodney O. Martin, Jr.

Rodney O. Martin, Jr. has been our chief executive officer and a director of the Company since 2011. Mr. Martin was appointed Chairman of the board of directors upon completion of our initial public offering in May 2013, and also serves as chairman of the board’s Executive Committee. As Chief Executive Officer, Mr. Martin is responsible for the overall strategy and performance of the Company. Mr. Martin began his insurance career as an agent with Connecticut Mutual Life Insurance Company, where, from February 1975 to August 1995, he served in various marketing and management positions. Mr. Martin ultimately advanced to become president of Connecticut Mutual Insurance Services. In 1995, Mr. Martin joined the American General Life Companies as president and chief executive officer where he ran the U.S. life insurance businesses until they were acquired by American International Group, Inc. (“AIG”), in 2001. At AIG, Mr. Martin held positions of increasing responsibility, from chief operating officer of AIG Worldwide Life Insurance, chairman and chief executive officer of American Life Insurance Company, chairman of American International Assurance, and most recently, chairman of AIG’s International Life and Retirement Services businesses until November 2010. Mr. Martin received his bachelor’s degree in business administration from Alfred University in Alfred, N.Y., and is also a Life Underwriter Training Council Fellow. Mr. Martin has served on the Boards of Directors of American Council of Life Insurers and LIMRA.

Qualifications

Mr. Martin has been selected as a Director Nominee in light of his extensive leadership experience within the retirement and life insurance industries, his understanding of the Company’s business and the important role he has played in determining the Company’s strategy and vision as a public company.

Byron H. Pollitt, Jr.

Byron H. Pollitt, Jr. has been a director of the Company since July 2015. Mr. Pollitt was the Chief Financial Officer of Visa Inc. from 2007 to 2015. From 2003 to 2007, Mr. Pollitt served as Executive Vice President and Chief Financial Officer of Gap Inc. From 1990 to 2003, Mr. Pollitt held a number of senior leadership roles at The Walt Disney Company. In addition to serving as Executive Vice President and Chief Financial Officer for Walt Disney Parks and Resorts from 1999 to 2003, Mr. Pollitt also previously served as Senior Vice President and Chief Financial Officer for Disneyland Resort and Vice President of Corporate Planning. In December 2015, Mr. Pollitt was appointed to the Finance Commission of the International Federation of Red Cross and Red Crescent Societies. Mr. Pollitt served on the boards of American Red Cross Bay Area between 2005 and 2014, and Orange County between 1997 and 1999. Mr. Pollitt received a bachelor’s degree in business economics from the University of California-Riverside and an MBA from Harvard Business School.

Qualifications

Mr. Pollitt has been selected as a Director Nominee in light of his deep knowledge of finance and accounting and his extensive leadership experience with U.S. public companies.

Joseph V. Tripodi

Joseph V. Tripodi has been a director of the Company since April 2015. Mr. Tripodi has been the Chief Marketing Officer of The Subway Corporation since December 2015. Prior to that, Mr. Tripodi was the Executive Vice President and Chief Marketing & Commercial Officer of The Coca-Cola Company from 2007 to February 2015. Prior to joining The Coca-Cola Company in 2007, Mr. Tripodi was Senior Vice President and Chief Marketing Officer of Allstate Insurance Company from 2003 to 2007. Mr. Tripodi also previously served as Chief Marketing Officer for The Bank of New York in 2002 and Seagram Spirits & Wine from 1999 to 2002. Prior to joining Seagram, Mr. Tripodi held several marketing roles at MasterCard International, including serving as its Executive Vice President, Global Marketing, Products and Services from 1989 to 1998. Mr. Tripodi holds a B.A. from Harvard College and an M.S. from The London School of Economics.

Qualifications

Mr. Tripodi has been selected as a Director Nominee in light of his extensive experience in marketing, brand development, and customer experience of several large public and private companies.

Deborah C. Wright

Deborah C. Wright has been a director of the Company since May 2014 and serves as the Chairman of our Finance Committee. Ms. Wright is a Senior Fellow in the Economic Opportunity and Markets Program of the Ford Foundation. Ms. Wright is also currently the Chairman of the Board of Carver Bancorp, Inc. and Carver Federal Savings Bank, a position she has held since 2005. Ms. Wright served as Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank from 1999 to 2014 and as the President of Carver Bancorp, Inc. and Carver Federal Savings Bank from 1999 to 2005. From 1996 to 1999, Ms. Wright served as the President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation. Ms. Wright is a director and chairman of the audit and finance committee of Time Warner Inc., and was previously on the board of directors of Kraft Foods Inc. (now Mondelēz International, Inc. and Kraft Foods Group Inc.). Ms. Wright currently serves as director, chairman of the audit committee and member of the executive committee of Memorial Sloan-Kettering Cancer Center. Ms. Wright holds A.B., J.D. and M.B.A. degrees from Harvard University.

Qualifications

Ms. Wright has been selected as a Director Nominee in light of her extensive experience in the financial services industry and her experience on public company boards and audit committees.

David Zwiener

David Zwiener has been a director of the Company since May 2013, and serves as Chairman of our Audit Committee. Effective March 24, 2016, Mr. Zwiener has been engaged as an Operating Executive of The Carlyle Group. From January 25, 2015 to March 18, 2016, Mr. Zwiener was Interim CEO at PartnerRe Ltd. Since 2010, Mr. Zwiener has been a Principal in Dowling Capital Partners. Prior to joining Dowling Capital Partners, Mr. Zwiener was Chief Financial Officer of Wachovia Corporation. From 2007 to 2008, he was Managing Director and Co-Head of the Financial Institutions Group at The Carlyle Group. From 1995 to 2007, Mr. Zwiener served in increasingly responsible positions at The Hartford, rising to President and Chief Operating Officer—Property & Casualty. Mr. Zwiener was until March 18, 2016 a director of PartnerRe Ltd. and is currently a trustee of the New Britain Museum of American Art and a director of the Hartford Hospital. He previously served as a director of CNO Financial Group (2010-2011), The Hartford (1997-2007) and Sheridan Healthcare, Inc. (1998-2004). Mr. Zwiener received an A.B. degree from Duke University and an M.B.A. from the Kellogg School of Management at Northwestern University.

Qualifications

Mr. Zwiener has been selected as a Director Nominee in light of his extensive experience in the financial services and U.S. insurance industries, his knowledge of finance and accounting and his background as a director and officer of U.S. public companies.

BOARD LEADERSHIP

Our Nominating and Governance Committee has considered the leadership structure of our board, and has determined that it is in the best interest of the Company for the positions of Chief Executive Officer and Chairman to be held by a single individual, Mr. Martin. The Committee made this determination in light of Mr. Martin’s experience with the Company; the nature of the leadership he has demonstrated within our Company and on our board; and the role fulfilled by Mr. Hubbell, our Lead Director, as described below. The Committee believes that this structure is appropriate for us because it allows the individual with primary responsibility for managing the Company’s day-to-day operations, the Chief Executive Officer, to chair regular board meetings and focus the directors’ attention on the issues of greatest importance to the Company and its stockholders while also providing for effective oversight by the board through an independent lead director. It is the policy of our board that, during any period where the Chairman of the board is not “independent” for purposes of the NYSE listing rules, the board will appoint a Lead Director who will be an independent director. Mr. Hubbell is an independent director.

Board Leadership Structure

Under the leadership structure adopted by our board, the Chairman and CEO and the Lead Director have complementary roles. The following table outlines the respective responsibilities held by each:

Chairman and CEO	Lead Director

•    Responsible for managing the Company on a day-to-day basis.

•    Chairs board meetings.

•    Works with Lead Director to set agenda for board meetings.

•    Guides discussions at board meetings.

•    Communicates significant business developments and time-sensitive matters to the board.

•    Sets and leads the implementation of corporate policy and strategy.

•    Interacts daily with the senior leadership of our Company.

•    Meets frequently with clients and stockholders, providing an opportunity to understand and respond to concerns and feedback; and communicates feedback to our board.

•    Chairs annual stockholder meeting.

•    Consults on meeting agendas and schedules of our board of directors.

•    Presides over the executive sessions of our board held by non-management directors without any management director present.

•    Chairs regular board meetings held when the Chairman of our board is absent.

•    Together with the chair of the Compensation and Benefits Committee, coordinates the evaluation of the performance of the CEO by our non-management directors.

•    Serves as a liaison between the non-management members of our board of directors and the Chairman of the board, as a contact person to facilitate communications by our employees, stockholders and others with the non-management directors.

•    Reviews the quality, quantity, appropriateness and timeliness of information provided to our board.

•    Serves as a member and the chairperson of any independent committee designated to review and approve related party transactions.

•    Oversees the process on CEO succession planning.

BOARD ROLE IN RISK OVERSIGHT

Our board carries out its risk oversight function through its regularly scheduled meetings, through its committees (including the Audit Committee, which consistent with NYSE rules has a central role in risk oversight), and through informal interactions and discussions between our directors and our senior management. In particular, the committees of our board focus on overseeing the following risks:

In addition to the above, the board, through the Nominating and Governance Committee and the Compensation and Benefits Committee, oversees succession planning of our CEO and other senior management members.

The board receives regular reports from the management risk committee of the Company and the Company’s Chief Risk Officer on the Company’s ongoing adherence to the board’s risk-related policies and the status of the Company’s risk management programs.

2015 BOARD MEETINGS

In 2015, our board held nine meetings. Our independent directors also met four times in executive session during 2015, in meetings presided over by Mr. Hubbell, our Lead Director.

No directors attended fewer than 75% of the aggregate number of meetings of the board and of the board committees on which the director served during 2015, the threshold for disclosure under SEC rules.

We encourage our directors to attend each of our annual meetings. In 2015, seven of the eight then directors attended the Annual Meeting of Stockholders.

DIRECTOR INDEPENDENCE

As required by NYSE rules, our board of directors considers annually whether each of its members is “independent” for purposes of NYSE rules. Those rules provide that a director is “independent” if our board determines that the director does not have any direct or indirect material relationship with Voya Financial.

Our board has determined that each of Ms. Biggar, Ms. Chwick, Ms. Gillis and Ms. Wright, and Messrs. Griswell, Hubbell, Pollitt, Tripodi and Zwiener, are independent. This determination was based, in part, on detailed information that each director provided our board regarding his or her business and professional relationships, and those of his or her family members, with Voya Financial and those entities with which we have significant business or financial interactions.

In making its independence determinations, our board considered both the “bright line” independence criteria set forth in NYSE rules, as well as other relationships which, although not expressly inconsistent with independence under NYSE, may nevertheless have been determined to constitute a “material direct or indirect relationship” that would prevent a director from being independent. These included relationships and transactions in the following categories, which our board has deemed immaterial to the Director’s independence due to the nature of the relationship or transaction or the amount involved:

•	Ordinary course customer or client transactions. Ordinary-course transactions between the Company and another entity, where the other entity is our customer or client, or where we are the customer or client of the other entity, and where our director:
¡	is the non-executive Chairman of the other entity (Ms. Wright);
¡	is a non-executive director of the other entity (Ms. Chwick); or
¡	is a less-than-five percent shareholder of the other entity (Mr. Hubbell);

and where the annual payments made or received by the Company do not exceed the greater of $1 million or 2 percent of the other entity’s gross revenues.

•	Ordinary course charitable donations. Charitable donations made in the ordinary course (including through our matching gift program) to a charitable organization of which our director (Messrs. Griswell and Zwiener, and Ms. Biggar, Ms. Gillis and Ms. Wright) is a board member or trustee, or holds a similar position.

BOARD COMMITTEES

Our board of directors has the following standing committees: Audit, Compensation and Benefits, Nominating and Governance, Finance, Technology, Innovation and Operations, and Executive. The current members of the board and the committees of the board on which they currently serve are identified below.

	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee	Finance Committee	Technology, Innovation and Operations Committee	Executive Committee
Rodney O. Martin, Jr. (Chairman of the Board of Directors and CEO)
Frederick S. Hubbell (Lead Director)
Lynne Biggar
Jane P. Chwick
Ruth Ann M. Gillis
J. Barry Griswell
Byron H. Pollitt, Jr.
Joseph V. Tripodi
Deborah C. Wright
David Zwiener
Number of meetings in 2015	11	8	9	4	2*	1

= Member

= Chair

*	The Technology, Innovation and Operations Committee was formed in July 2015.

Audit Committee

The Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities of the financial reports and other financial information filed with the SEC or provided by us to regulators; our risk and capital profile and policies; our independent auditors’ qualifications and independence; and the performance of our independent auditors and our internal audit function.

See Part III—Audit-Related Matters of this proxy statement for additional information about our Audit Committee.

Compensation and Benefits Committee

The Compensation and Benefits Committee is responsible for annually reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluating his or her performance in light of these goals; determining the compensation of our executive officers and other appropriate officers, and administering our incentive and equity-based compensation plans.

The Compensation and Benefits Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the board of directors or management. With respect to compensation consultants retained to assist in the evaluation of director, chief executive officer or senior executive compensation, this authority is vested solely in the Compensation and Benefits Committee.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying and recommending candidates for election to our board of directors and each committee of our board of directors; reviewing and reporting to the board of directors on compensation of directors and board committee members; and developing, recommending and monitoring corporate governance principles applicable to the board of directors and the Company as a whole.

Finance Committee

The Finance Committee is responsible for reviewing our financial affairs based upon periodic reports and recommendations of our management; monitoring our financial structure and long-term financial plan and recommending appropriate action to our board of directors with respect to financial policies, allocation of capital to our businesses and methods of financing our businesses; monitoring our capital needs and financing arrangements, our ability to access capital markets and management’s financing plans; and reviewing and approving or recommending for approval certain issuances of securities, investments, dispositions and other transactions above certain amounts.

Technology, Innovation and Operations Committee

The Technology, Innovation and Operations Committee was formed in July 2015 and is responsible for reviewing technology and innovation strategies and associated budgets; reviewing measurements and tracking systems in place to achieve successful innovation; monitoring existing and future trends in technology and innovation; reviewing technology risk exposures and steps to monitor and control such exposures and reviewing risk management and risk assessment guidelines and policies regarding technology risks.

Executive Committee of the Board

The Executive Committee of the board is responsible for taking action where required in exigent circumstances, where it is impracticable to convene, or obtain the unanimous written consent of, the full board of directors.

STOCKHOLDER ENGAGEMENT

In an effort to continuously improve our corporate governance processes and communications, we have developed this year an annual engagement plan to systematically reach out to stockholders and to proactively address issues that are important to our stockholders. We value stockholders’ views and insights and believe that two-way dialogue builds informed relationships that promote transparency and accountability.

While our board, through the Nominating and Governance Committee, oversees stockholder matters, management has the principal responsibility for stockholder communications and engagement. Management provides regular updates to the board concerning stockholder feedback. The board considers stockholder perspectives as well as the interests of all stakeholders when overseeing Company strategy, formulating corporate governance practices and designing compensation programs.

Since our last annual stockholders’ meeting, we have reached out to our top investors representing approximately 25% of our outstanding shares. Topics discussed included our strategy, corporate governance matters such as board composition, diversity and leadership structure, executive compensation program and sustainability efforts. We solicited feedback from stockholders on these topics and provided the feedback to the Nominating and Governance Committee.

BOARD CONTINUING EDUCATION

In 2015, we revised our Corporate Governance Guidelines to encourage directors to attend director continuing education courses by providing reimbursement of such courses sponsored by recognized organizations for up to $15,000 per year. In addition to such reimbursement, we provide directly, and with the assistance of outside advisors, presentations to the board on current issues or topics relevant to the board, including corporate governance trends and practices, and external perspectives and views of analysts and investors. For new directors, we provide a half-day orientation where senior management provides detailed presentations on our strategies and operations.

OUR EXECUTIVE OFFICERS

Management of the Company is led by the Management Executive Committee, which comprise of all of the executive officers set forth below. The Management Executive Committee is tasked with setting corporate strategy, managing overall operating performance, building a cohesive culture and establishing our organizational structure. Each member of the Management Executive Committee is also a director of the board of directors of Voya Foundation and Mr. Martin is the chairman of the board of Voya Foundation. See “Corporate Responsibility—Community Investment” for a description of Voya Foundation. The following table presents information regarding our executive officers.

Name	Age	Position
Rodney O. Martin, Jr.	63	Chairman and Chief Executive Officer
Alain M. Karaoglan	53	Executive Vice President and Chief Operating Officer; Chief Executive Officer, Retirement and Investment Solutions
Ewout L. Steenbergen	46	Executive Vice President and Chief Financial Officer
Jeffrey T. Becker	50	Chief Executive Officer, Investment Management
Charles P. Nelson	54	Chief Executive Officer, Retirement
Chetlur S. Ragavan	61	Executive Vice President and Chief Risk Officer
Kevin D. Silva	62	Executive Vice President and Chief Human Resources Officer
Michael S. Smith	52	Chief Executive Officer, Insurance Solutions and Closed Block Variable Annuities
Patricia J. Walsh	50	Executive Vice President and Chief Legal Officer

Set forth below is biographical information about each of the executive officers named in the table above.

Rodney O. Martin, Jr. has served as chief executive officer and a member of the board of directors of Voya Financial, Inc. since April 2011. Additional biographical information regarding Mr. Martin is provided above, under “Our Director Nominees”.

Alain M. Karaoglan has served as executive vice president and chief operating officer since September 2012, and is the CEO of Retirement and Investment Solutions; from April 2011 to September 2012, Mr. Karaoglan served as executive vice president, finance and strategy. Mr. Karaoglan provides oversight to our Retirement, Investment Management and Annuities businesses, as well as Information Technology, Operations, Brand/Marketing, Digital and the Enterprise Project Management Office. Mr. Karaoglan also served as a member of the board of directors from April 2011 to April 2013. Prior to joining us, Mr. Karaoglan was senior vice president, Divestiture, for AIG from June of 2009 to April 2011. Prior to AIG, from September 2007 to April 2009, Mr. Karaoglan was managing director, Equity Research, for Banc of America Securities LLC. From October of 2000 to June 2007, he was managing director, North American Equity Research, at Deutsche Bank Securities Inc. Previously, from August 1997 to October 2000, he was an equity research analyst at Donaldson Lufkin & Jenrette after being in investment banking for approximately 10 years (1988-1997) at First Boston Corporation and, as a managing director at Bear Stearns, where he advised companies in corporate finance and merger and acquisitions transactions. Mr. Karaoglan received bachelor’s degrees, both magna cum laude, in business administration and economics from Pepperdine University and received his M.B.A. from Dartmouth College’s Tuck School of Business.

Ewout L. Steenbergen has served as executive vice president and chief financial officer of the Company since January 2010. Mr. Steenbergen also served as a member of the board of directors from January 2010 to April 2013. Mr. Steenbergen is responsible for strategic finance, capital management, treasury, actuarial, tax, insurance investments, controller functions, financial reporting, procurement and expense management for the Company. In 2015, Mr. Steenbergen also assumed oversight of the Company’s Corporate Development team, which is responsible for shaping the Company’s corporate strategy. Mr. Steenbergen has been employed by ING Group-affiliated companies since 1993. Immediately prior to his current position, he served as chief financial officer and chief risk officer for ING Asia Pacific. Mr. Steenbergen has held a number of management roles for ING Group including serving as regional general manager in Hong Kong, China, and as chief executive officer of RVS, an ING Group company based in the Netherlands that provides a broad range of life insurance, property and casualty insurance, and pension products. He has also served as head of corporate strategy for ING Group, chief executive officer of ING Insurance Czech Republic and Slovakia, and director of Retirement and Employee Benefits at Nationale-Nederlanden, ING Group’s life insurance company in the Netherlands. Prior to joining ING Group, Mr. Steenbergen was a consultant at the actuarial firm, Ten Pas (now part of Mercer) from 1990 to 1993. He holds a master’s degree in actuarial science from the University of Amsterdam (Netherlands) and a master’s degree in business administration from the University of Rochester. Mr. Steenbergen is a trustee of the Museum of American Finance.

Jeffrey T. Becker has served as chief executive officer of our Investment Management business since October 2009. In this role, Mr. Becker drives the strategic direction and operational performance of Investment Management, the asset management business of the Company. Mr. Becker has been employed by the Company and its predecessor since 1998, serving in increasingly responsible positions. From 2009 to 2013, Mr. Becker was chief executive officer of ING Investment Management Americas and prior to that, held various executive positions with the company including vice chairman, chief operating officer and chief financial officer. Before joining ING Investment Management Americas in 2000, Mr. Becker was chief financial and administrative officer of Aeltus Investment Management, responsible for its strategy, finance and business operations and support. Prior to joining the Company, Mr. Becker was chief credit officer for Aetna’s Real Estate Investment Group. Prior to joining Aetna in 1994, Mr. Becker was a senior manager in Arthur Andersen’s financial consulting practice. Mr. Becker earned a B.A. in economics from Colgate University and an M.B.A. in finance from New York University’s Stern School of Business. Mr. Becker is a board member of AmeriCares.

Charles P. Nelson has served as chief executive officer of our Retirement business since May 2015. In this role, Mr. Nelson oversees Tax-Exempt and Corporate Markets and Retail Wealth Management, which comprise the Company’s workplace and individual retirement businesses, including 401(k), 403(b) and 457 plans. Prior to joining the Company, Mr. Nelson was with Great-West from 1983, most recently led the legacy Great-West retirement business of Empower Retirement, a business unit of Great-West Life & Annuity Insurance Company, and prior to that, served as president of Retirement Services for Great-West Financial from 2008 through September 2014. Mr. Nelson served as the past president of the board of directors for The SPARK Institute, a trade institute that represents the entire spectrum of defined contribution service providers. Mr. Nelson has been a member of the National Association of Government Defined Contribution Administrators (NAGDCA) since 1985. Mr. Nelson is a graduate of Whitman College with a degree in chemistry and economics. He was appointed to the Whitman College Board of Overseers in 2008.

Chetlur S. Ragavan has served as executive vice president and chief risk officer of the Company since January 2014. Prior to assuming this role, Mr. Ragavan served as the chief risk officer of Investment Management since April 2008. In this role, Mr. Ragavan was responsible for an integrated, company-wide platform that covers investment, operational and business risk management. Prior to joining the Company, Mr. Ragavan served as Managing Director, co-head of the Portfolio Analytics Group for Blackrock Solutions following its merger with Merrill Lynch Investment Managers in October 2006. He began his career at Merrill Lynch in 1980 and has held a number of senior investment and risk management positions within its various subsidiaries. Mr. Ragavan has a B.B.A. in management science from Madurai University and an M.B.A. in finance from the University of Madras, both in India. He also holds an M.S. in computer science from the New Jersey Institute of Technology and holds the Chartered Financial Analyst® designation.

Kevin D. Silva has served as executive vice president and chief human resources officer of the Company since February 2012. Prior to his current position, from 2009 to 2012, he served as chief human resources officer at Argo Group International, a global, publicly traded specialty insurance company. Prior to joining Argo, Mr. Silva spent more than 13 years (1996-2009) at MBIA Insurance Corporation where he served as chief administrative officer responsible for the human resources, communications, corporate administration, governmental relations, information resources, facilities, telecommunications, and records-management functions. Mr. Silva has also served in senior human resources leadership roles with Merrill Lynch (1993-1995), MasterCard International (1989-1993), and Pepsi Cola Company (1979-1989). Mr. Silva earned a bachelor’s degree in Communications from St. John’s University and a master’s degree in Psychology from New York University.

Michael S. Smith has served as chief executive officer of our Insurance Solutions and Closed Block Variable Annuity business since January 2014. Prior to assuming this role, Mr. Smith served as the executive vice president and chief risk officer of the Company since May 2012. In this role, Mr. Smith was responsible for overseeing the enterprise-wide and business-level risk monitoring and management program for the Company. In addition to his risk management role, he provided management oversight of our CBVA segment. Mr. Smith joined the Company in May 2009 first as chief financial officer and chief insurance risk officer of the annuity business and subsequently as chief executive officer of Annuity Manufacturing. Prior to joining the Company, from 1988 to 2009, Mr. Smith was employed by Lincoln Financial Group (“LNC”) where he held several positions, including head of Profitability and Risk Management for Retirement Solutions at LNC, chief actuarial officer for Lincoln National Life, chief administrative officer and chief financial officer for Lincoln Financial Distributors, Inc., chief financial officer and chief risk officer for LNC’s Life and Annuity division and head of customer support for LNC’s Employer Markets division. Mr. Smith holds bachelor’s degrees in Economics and Russian Studies from the University of Michigan. He attained Fellowship in the Society of Actuaries in 1990 and is also a Member of the American Academy of Actuaries. He also attained his CFA Charter holder designation in 2003.

Patricia J. Walsh has served as executive vice president and chief legal officer of the Company since September 2015. Prior to joining the Company, Ms. Walsh was Deputy General Counsel and Global Chief Compliance Officer of Cigna Corporation. Ms. Walsh joined Cigna in 2011 as Chief Counsel for Cigna’s U.S. businesses. Prior to Cigna, Ms. Walsh held several leadership roles during her tenure at Massachusetts Mutual Life Insurance, serving as Senior Vice President and Deputy General Counsel for the company, and most recently, as Senior Vice President and Chief of Staff to the Chairman and CEO. Ms. Walsh holds a bachelor’s degree in economics from Mount Holyoke College, a master’s degree in public affairs from Princeton University and a J.D. from Yale Law School.

CORPORATE RESPONSIBILITY

Recognized as a 2015 World’s Most Ethical Company

In 2015, we were once again recognized by The Ethisphere Institute as one of the World’s Most Ethical Companies. The designation is awarded to organizations that demonstrate a commitment to raising the bar on ethical leadership and corporate behavior. In making its selection, Ethisphere considered our governance structures and policies, as well as our regulatory compliance, litigation and corporate responsibility track records. In addition, they reviewed documentation of our business policies and practice and the training we offer to our employees.

Political Contributions Oversight and Disclosure

Our Nominating and Governance Committee, a committee comprised solely of independent directors, provides oversight of the Company’s political contributions and lobbying expenses. As part of its oversight role, it reviews our political activity policy and monitors our ongoing political strategy as it relates to the overall public policy objectives for the Company. The Committee also reviews an annual report on our political contributions and lobbying expenses. This report is available at investors.voya.com/financial-reporting/annual-reports. Political contributions made by Voya Financial Political Action Committee (PAC) provide a voice for the Company and its employees so that they may participate in the American democratic process. The PAC supports candidates from both major political parties and Independents who understand the importance of helping people responsibly save for retirement and manage their financial assets. PAC disbursement decisions are made by the officers of the PAC consistent with the PAC’s bylaws and based upon a candidate’s state or Congressional district, candidates are vetted by the Company’s Corporate Communications for public statements inconsistent with the Company’s corporate values. The PAC relies on outside legal expertise to address new or emerging issues and an outside vendor for the administration of the PAC.

Community Investment

We conduct our community investment work through the Voya Foundation whose primary community investment work revolves around children’s education, financial education and employee-giving matched contributions. Since September 2015, which is the beginning of our annual employee giving cycle, we have donated to more than 5,000 nonprofit organizations in the U.S. through our employee giving campaign, including Voya Foundation’s match, resulting in gifts to nonprofits that have exceeded $5 million. In 2015, we increased our match contribution limits to charitable organizations. Through Voya Foundation, we provide matching contributions to eligible organizations, dollar for dollar, to a maximum one-year total of $5,000 for employees and $25,000 for our senior management and directors. In addition, full-time employees receive 40 hours of paid volunteer-time-away at eligible nonprofits per year and part-time employees receive 20 hours per year. We held our second annual National Day of Service in 2015, during which Voya employees volunteered nearly 12,000 hours of community service in just one day.

Environmental Sustainability

We have significantly minimized our impact on the planet since we began measuring and tracking our environmental performance in 2007. The Company has substantially reduced water, energy and paper use across our nine major sites. Our employees have flown and driven millions fewer business miles; and as an organization, we have purchased energy credits for 100 percent of our electricity use, increased recycling, reduced waste, and strengthened our employees’ abilities to be environmental stewards. The following lists our diverse environmental initiatives:

Environmental and Social Risk Policy

In 2015, we adopted a new Environmental and Social Risk Policy (the “ESR Policy”) which covers a broad spectrum of the Company’s activities, including investment decisions regarding assets in our general account, activities of asset managers of the general account in relation to the assets that they are mandated to manage, supply chain purchases and corporate responsibility initiatives and programs, to the extent that they do not conflict with our obligations to our clients or other legal and regulatory requirements. The policy ensures that we do not violate our own corporate values by engaging in business activities that may contradict our corporate values or policies with respect to environmental, social and governance issues. The policy sets forth that we abstain from activities with businesses or organizations or make investments in businesses which would violate our corporate key values. We evaluate businesses or organizations’ behaviors and activities against a range of business practice criteria, including but not limited to: substandard corporate responsibility or sustainability practices, human rights abuses, negative impact on human health and engagement in businesses deemed illegal, immoral or controversial. The policy requires our Chief Risk Officer to review the policy and report on compliance with the policy with the board at least annually.

We review our ESR appetite and the ESR related systems and processes on a regular basis to ensure that inherent ESR risks are effectively managed. Our risk governance and control in this area is conducted within our integrated risk management system and described in “Item 7A. Quantitative and Qualitative Disclosures about Market Risk—Risk Management” in our Annual Report on Form 10-K for the year ended December 31, 2015.

Part II: Compensation Matters

Agenda Item 2. An Advisory Vote to Approve Executive Compensation

Section 14A of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) requires that stockholders be given the opportunity to cast an advisory vote on the compensation of our named executive officers, or “NEOs”. Our NEO compensation for 2015 is disclosed and discussed in detail below.

We believe that the success of our business is based on our ability to attract, retain and motivate the executive officers who determine our strategy and provide the leadership necessary to ensure we execute our business plan and drive long-term value creation for our stockholders. To support the achievement of these objectives, we focus our executive compensation programs on the principle of pay-for-performance. Consistent with this principle, our programs condition a significant portion of compensation our executives receive on the achievement of business and individual performance results.

Accordingly, the following resolution will be presented at our Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

This vote is only advisory and will not be binding on the Compensation and Benefits Committee of the board of directors, which is responsible for determining the compensation of our NEOs. The results of the vote will be taken into account, however, by our Compensation and Benefits Committee when considering our compensation policies. We have determined that this vote will occur annually and so the next advisory vote will take place at our 2017 Annual Meeting of Stockholders.

Board Recommendation: Our board of directors unanimously recommends that stockholders vote FOR the resolution approving the compensation paid to the Named Executive Officers.

This Part II is organized as follows:

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

2015 Business Highlights

2015 was a significant year for us as ING Group sold its remaining common stock holding in Voya Financial and we became a fully independent company. Following the sale, we added three new independent directors to our board of directors, completing the formation of our board, which is fully independent other than Mr. Martin, our Chairman and CEO. We also announced in 2015 new Ongoing Business Adjusted Operating Return on Equity2 targets as we seek to pursue further profitable growth. We describe below some of our achievements in 2015.

Continued ROE improvement.

We achieved, at the end of 2014, Ongoing Business Adjusted Operating Return on Equity of 12.1%, marking the early achievement of our original 2016 Ongoing Business Adjusted Operating Return on Equity target of 12-13% that we set out in our IPO in 2013. In early 2015, we set out our new Ongoing Business Adjusted Operating Return on Equity target of 13% to 14% for 2018, which was subsequently increased to 13.5% to 14.5% at our Investor Day in June 2015. Our Ongoing Business Adjusted Operating Return on Equity in 2015 was 12.1%. To support our growth efforts and increase our competitiveness, we are making $350 million in strategic investments through 2018 to drive Ongoing Business Adjusted Operating Return on Equity improvement, reduce operating costs, simplify the Company’s operating model, increase speed to market and improve the customer experience. We are embracing a customer-centric model that will utilize technology and analytics to drive unique customer experiences integrated with a set of holistic solutions that help our customers get ready to retire better.

Effective use of excess capital.

In 2015, we continued to provide value to stockholders, in part through the use of $1.5 billion of excess capital to repurchase our common stock, including $600 million of our common stock purchased from ING Group in connection with the sale of all of its remaining ownership of our common stock in March 2015. Since our IPO and through year-end 2015, we had repurchased $2.3 billion of our common stock. In early 2016, we announced that the board of directors had approved an additional $700 million of share repurchases for 2016.

Strong capital position.

We maintained robust capital with a strong estimated combined risk-based capital ratio of 485% at December 31, 2015, well above our target of 425%. We maintained our debt to capital ratio at December 31, 2015 below our target of 25% at 22.5%, even as we repurchased a significant amount of stock during 2015. Our holding company liquidity was $674 million at December 31, 2015, above our 24-month liquidity target of $450 million. In addition, we enhanced our financial flexibility through a contingent capital transaction providing a $500 million source of liquidity to the Company through rights to issue senior debt in exchange for U.S. Treasury securities held by a trust.

Upgrades by rating agencies.

During 2015, each of S&P, Moody’s and Fitch upgraded our ratings. Some of the factors cited by the rating agencies in the upgrades included management’s progress on executing our strategic goals, continuing improvement in our financial profile, particularly profitability, financial flexibility, and significant improvement in our balance sheet strength, and improved debt servicing capacity. Below is a table that sets forth the details of the upgrades:

Compensation Highlights – What is New in 2015

Our pay-for-performance approach to compensation

In 2015, ING Group sold its remaining holding of our common stock. As a result of ING Group’s exit, we were no longer subject to European regulations that limited our ability to fully implement our intended performance-based compensation programs. Base salary for the named executive officers (NEOs) in 2015 stayed largely unchanged from 2014. Our 2015 annual incentive awards and the size of our long-term equity grants made to our NEOs for 2015 were determined based on the achievement of business and individual goals. In addition, 55% of the long-term equity award grants made to our NEOs in our ongoing compensation program were subject to the achievement of performance metrics. See “Part II: Compensation Matters—Compensation Discussion and Analysis—Overview—Elements of Compensation.” In December 2015, we granted one-time stock options that are performance-vested to our senior management, including our NEOs. The options vest upon the achievement of specified levels of Ongoing Business Adjusted Operating Return on Equity. These options were granted to further align the interest of senior management with business objectives that we have communicated to investors.

In 2016, a majority of the equity awards made to NEOs will continue to be subject to performance criteria, and all such performance awards will vest in equal amounts based on a three-year performance cycle. In addition, in 2016, we replaced distributable cash flow with relative total shareholder return versus our compensation peer group as a performance metric for long-term equity-based incentive compensation. Utilizing total shareholder return versus our compensation peer group provides a direct correlation between total shareholder return results and our compensation decisions; hence further aligning our compensation packages with stockholder interests.

We show below the components of 2015 compensation for our Chairman and Chief Executive Officer as well as for the other NEOs and the percentage of such compensation that is equity-based or at-risk.

New compensation-related policies

In 2015, we adopted a new compensation clawback policy whereby all performance-based compensation and equity-based compensation are subject to clawback by us upon restatement of our financial statements or upon an employee’s misconduct. The policy became effective as of January 1, 2016.

In addition, we adopted a 10b5-1 plans policy in 2015. Employees can only enter into 10b5-1 plans within certain parameters such as a plan can only be entered into during our open trading window and when an employee does not otherwise have material nonpublic information, and the plan must provide a “cooling-off” period of 45 days after entry into the plan before trading can occur.

Furthermore, in 2015, we adopted a new Human Resources Risk Policy which outlines the roles and responsibilities of the Compensation and Benefits Committee and management to monitor compensation and benefit risks as well as key talent risks.

OVERVIEW

Our Named Executive Officers (NEOs)

Name	Position
Rodney O. Martin, Jr.	Chairman and Chief Executive Officer
Alain M. Karaoglan	Executive Vice President and Chief Operating Officer; Chief Executive Officer, Retirement and Investment Solutions
Ewout L. Steenbergen	Executive Vice President and Chief Financial Officer
Jeffrey T. Becker	Chief Executive Officer, Investment Management
Charles P. Nelson	Chief Executive Officer, Retirement

Compensation Philosophy and Objectives

Before our IPO in May 2013, we were a wholly owned subsidiary of ING Group, and as a result the compensation packages of our NEOs, while guided by U.S. compensation surveys and practices, were governed primarily by the compensation philosophy and objectives of ING Group, including the requirements imposed by the European Commission and the Kingdom of the Netherlands on the compensation practices of financial institutions. See “—Other Compensation Practices and Considerations—Capital Requirements Directive”.

Since the IPO, we have been developing the compensation philosophy and objectives we intend to pursue as a standalone public company. Because, until March 2014, ING Group continued to hold a majority of our common stock, our initial approach had been similar in several respects to the principles historically followed by ING Group with respect to our management team. Starting in 2014 and more fully in 2015, we began to implement changes that we believe are more consistent with the compensation practices of the U.S. companies that we consider to be our peers. This includes an increasing emphasis on variable compensation elements, an effort to gradually move the level of our NEOs’ total compensation opportunities to approximate median levels when compared with our peers, and tying performance-based compensation more directly to business and individual performance results. Our 2015 annual incentive awards and the size of our long-term equity grants to our NEOs were determined based on the achievement of business and individual performance. In addition, 55% of the long-term equity award grants made to our NEOs in our ongoing compensation program in 2015 were performance stock units that are subject to the achievement of performance metrics. Furthermore, in December 2015, we granted one-time stock options that are performance-vested to our senior management, including our NEOs. The options vest upon the achievement of specified levels of Ongoing Business Adjusted Operating Return on Equity. These options were granted to align the interest of senior management with business objectives that we have communicated with investors.

Together with the board of directors, the Committee is responsible for determining our compensation philosophy in a manner consistent with applicable laws and regulations, and which we believe is appropriately reflective of best practices in the area of executive compensation.

Our executive compensation philosophy reflects the following principles:	Our executive compensation plans and policies are designed to:

•    Align compensation programs and decisions with stockholder interests.

•    Attract, retain and motivate executive talent to lead the Company to success and ensure that our investors receive an appropriate return on their investment in the Company.

•    Establish an appropriate approach to governance that reflects the needs of all stakeholders and includes the Company’s right to clawback compensation in certain circumstances.

•    Support a business culture based on the highest ethical standards.

•    Manage risk taking by executives by encouraging prudent decision making.

•    Facilitate long-term equity growth by aligning the interests of executives with the interests of our investors through emphasizing long-term equity-based compensation and by encouraging executive stock ownership over the long term.

•    Ensure that competitive levels of compensation are paid when business targets are met.

•    Establish focused performance metrics that will reward executives for the most critical business objectives that drive long-term sustainable growth.

•    Set target levels of compensation (base salary, annual incentives and long-term incentives) to be competitive with the compensation opportunities provided to similarly situated executives with comparable responsibilities at companies that compete with the Company for executive talent.

•    Reward corporate, business unit and individual performance within the boundaries of prudent risk management and all applicable regulatory considerations.

Elements of Compensation

The following table presents the principal elements of the compensation programs that applied to our NEOs for 2015 and the objective each element was designed to achieve. The elements of compensation (described below) were designed to provide a variety of fixed and at-risk compensation related to the achievement of the Company’s short-term and long-term objectives.

Incentive Type	Compensation Element	Form of Compensation	Performance Metric	Objective/Purpose
Fixed	Base salary	Cash		Compensates NEOs for the day-to-day services performed for the Company. Attracts and retains talented executives with competitive compensation levels.

Variable	Annual cash incentive compensation	Cash	Ongoing Business Adjusted Operating Earnings before Income Taxes (35%) Ongoing Business Adjusted Operating Return on Equity (35%) Distributable Cash Flow Before Holding Company Expense (30%)

Motivates executives to achieve performance goals selected for their potential based on the Company’s annual business plan.

Promotes differentiation of pay based on business and individual performance and rewards executives for attaining annual objectives.

	Long-term equity-based incentive compensation	Performance Stock Units (55%) Restricted Stock Units (45%)	Ongoing Business Adjusted Operating Return on Equity (50%) Distributable Cash Flow Before Holding Company Expense (50%)

Equity-based compensation helps to create a culture focused on long-term value creation and share ownership.

For grants made to NEOs in 2015, a majority of the equity awards were subject to performance criteria for vesting.

	Performance-vested options (one-time 2015 grant)	Stock options	Ongoing Business Adjusted Operating Return on Equity (100%)	Provide a special incentive focused on long-term return on equity goals communicated to investors and appreciation in stock price over the relevant period; the options will only vest upon achievement of specified levels of Ongoing Business Adjusted Operating Return on Equity.

Incentive Type	Compensation Element	Form of Compensation	Performance Metric	Objective/Purpose

Benefits and Perquisites	Retirement, deferral and health and welfare programs			Address retirement savings and health insurance needs of executives with competitive benefits programs. Aligns with philosophy of attracting and retaining talented individuals.

	Perquisites and other benefits			Aligns with our approach of attracting and retaining talented individuals by offering limited perquisites and other benefits similar to those provided by peer companies.

HOW WE MAKE COMPENSATION DECISIONS

Participants of the Process to Determine Compensation

Compensation and Benefits Committee

The Committee is responsible to our board for:

•	Evaluation of corporate goals and objectives relevant to the compensation of our NEOs as well as individual goals and objectives relevant to the compensation of our CEO;

•	Evaluation of the competitiveness of each NEO’s total compensation package based on market data;

•	Review and approval of the CEO’s compensation based on an evaluation of the CEO’s performance in light of goals and objectives that were approved by the Committee; and

•	Approval of any change to the total compensation package of NEOs, including base salary, annual incentive awards and long-term incentive awards.

Chief Executive Officer

Within the framework of the compensation programs approved by the Committee and based on management’s evaluation of individual performance and potential as well as review of market competitive positions, our CEO recommends the level of base salary, the annual incentive award and the long-term incentive award value for the other NEOs. The Committee reviews our CEO’s recommendations and approves any compensation changes affecting our NEOs as it determines in its sole discretion.

Compensation Consultant

The Committee has retained Pay Governance LLC to serve as its executive compensation consultant. The compensation consultant regularly attended Committee meetings and assisted and advised the Committee in connection with its review of executive compensation policies and practices. In particular, Pay Governance provides market data, trends and analysis regarding our executive compensation in comparison with its peers to assist the Committee in its decision-making process. The Committee reviews and confirms the independence of Pay Governance on an annual basis.

Evaluating Market Competitiveness

Comparison group

In late 2013 the Committee established a comparison group of peer companies, with the assistance and advice of the Company’s management and Pay Governance. The Committee used this comparison group, in part, to evaluate the Company’s compensation policies and practices, and as a means by which to measure the compensation packages of its executives. In establishing the comparison group, the Committee considered numerous factors, including whether potential member companies competed with us in the same competitive labor market or in similar lines of business, the potential member company’s market capitalization, and various other factors, including the revenues, workforce size and assets under management or assets under administration of potential member companies.

For 2015, the comparison group of companies considered by the Committee (which we refer to in this CD&A as the “Comparison Group”) included the following companies:

•	Ameriprise Financial, Inc.

•	Eaton Vance Corp.

•	Genworth Financial, Inc.

•	The Hartford Financial Services Group, Inc.

•	Invesco Ltd.

•	Legg Mason, Inc.

•	Lincoln National Corp.
•	Manulife Financial Corp.

•	Metlife, Inc.

•	T. Rowe Price Group, Inc.

•	Principal Financial Group, Inc.

•	Prudential Financial, Inc.

•	Sun Life Financial Inc.

•	Torchmark Corp.

•	Unum Group

Surveys and competitive data

As part of its 2015 compensation review, the Committee also considered compensation data provided by a number of surveys and sources to determine the relative competitiveness of compensation programs as well as competitive levels of pay. These surveys included a diversified study of executive compensation in the insurance industry prepared by Willis Towers Watson (which we refer to as the “Willis Towers Watson Survey”) and a survey of investment management companies prepared by McLagan, a consulting firm that provides market pay and performance information in the financial services industry. For purposes of the McLagan survey, we used the following group of investment and asset management companies (which we refer to in this CD&A as the “IM Comparison Group”):

•	AEGON USA, LLC

•	American Century Investments

•	Babson Capital Management LLC

•	Columbia Management Investment Advisers, LLC

•	Conning Holdings Corp.

•	Delaware Investments

•	Eaton Vance Investment Managers

•	Janus Capital Group

•	Jennison Associates, LLC

•	Loomis, Sayles & Company, L.P.
•	MFS Investment Management

•	Morgan Stanley Investment Management

•	New York Life Investment Management LLC

•	Nuveen Investments

•	Old Mutual Asset Management

•	Oppenheimer Funds, Inc.

•	Principal Global Investors

•	Putnam Investments

•	Trust Company of the West

The Committee takes into consideration the Willis Towers Watson Survey and the McLagan survey when making decisions on base salary, annual incentive and long-term incentive opportunities.

Determination of 2015 Compensation

In early 2015, the Committee met multiple times to consider the compensation opportunity that would be provided to the Company’s NEOs and other senior executives during 2015. These considerations included an assessment of the Company’s compensation practices and compensation packages against those of the Comparison Group (and for Mr. Becker, the IM Comparison Group), including in particular an assessment of the total target compensation opportunity for each NEO. In addition, in 2015, stockholders voted 96% in favor of the Company’s Say-on-Pay proposal on executive compensation (based on shares voted). The Committee considered the vote to be an endorsement of the Company’s executive compensation programs and policies, and took into account the outcome of the vote in reviewing those programs and policies.

Following the review, the Committee also established, for purposes of the annual cash incentive awards opportunities to the NEOs, performance measures and targets that would apply for the 2015 performance year.

Base salary

Base salary for the NEOs in 2015 stayed largely consistent with 2014 base salary. In the case of Mr. Martin, base salary for 2015 was set forth in his employment agreement and was unchanged from 2014. The base salary for our other NEOs was established after considering several factors, including the NEO’s experience, the NEO’s 2014 performance (where applicable), the NEO’s 2014 base salary (where applicable) and the competitiveness of that base salary as compared to internal peers and similarly situated executives at companies that compete with us for executive talent. In the case of Mr. Karaoglan, Mr. Steenbergen, and Mr. Nelson, this included consideration of executive compensation paid by certain companies included in the Comparison Group. In the case of Mr. Nelson, this also included consideration of Mr. Nelson’s compensation at his prior employment. In the case of Mr. Becker, this review included Mr. Becker’s total incentive opportunity as compared to similarly situated executives in the IM Comparison Group. Mr. Martin, Mr. Karaoglan and Mr. Steenbergen’s base salaries were unchanged from their respective 2014 salaries. Mr. Becker’s base salary increased from $575,000 in 2014 to $600,000 as of March 1, 2015 as a result of a review of the IM Comparison Group to reflect market competitiveness.

Annual cash incentive compensation

Our annual incentive plan is designed to reward participants based on critical financial results and for their annual contributions to those results. Individual incentive awards are based on an annual evaluation of business performance and each NEO’s individual performance.

The annual incentive compensation payment with respect to 2015 was paid in March 2016. In this CD&A, references to 2015 annual incentive compensation awards are to the annual incentive compensation amounts that were paid to NEOs in March 2016, which were designed to recognize individual, Company and business unit performance during 2015. As described in more detail below, an NEO’s annual incentive award is determined after taking into account the performance of the Company under several financial measures and based on a qualitative assessment of individual performance and other factors considered relevant by the Committee.

The Committee determined 2015 annual incentive compensation for our NEOs by applying a multi-step process:

Each of these steps is described in more detail below:

Step 1: Establishment of Annual Incentive Compensation Target Opportunity and Maximum Award. Each NEO’s 2015 target and maximum annual incentive opportunities were determined under the terms of their respective employment agreements and offer letters, and reviewed by the Committee in early 2015 with reference to the compensation amounts publicly disclosed by the Comparison Group (with respect to Messrs. Martin, Karaoglan, Steenbergen, and Nelson) or the IM Comparison Group (with respect to Mr. Becker) to assess competitiveness. The target and maximum annual incentive amounts were considered as one element of our NEOs’ overall total direct compensation opportunity, and, based in part on this review, total direct compensation opportunities were set with reference to median total target compensation as reflected in the comparative data.

Target annual incentive award opportunities for the NEOs in 2015, as a percentage of base salary, were as follows:

2015 Target Annual Incentive Awards
Mr. Martin	200%
Mr. Karaoglan	160%
Mr. Steenbergen	175%
Mr. Becker	250%
Mr. Nelson	125%

Unchanged from our 2014 approach, the maximum 2015 incentive opportunity was capped at two times the target award opportunity for all NEOs except for Mr. Becker, whose maximum incentive opportunity was capped at three times the target award opportunity, reflecting market practice among the IM Comparison Group, as reflected in the survey of such companies conducted by McLagan.

Step 2: Establishment of Preliminary Annual Incentive Compensation Amounts. Preliminary annual incentive amounts were determined based on Company performance in 2015 against target performance levels set by the Committee during the first quarter of 2015, based on business forecasts and projections. Achievement against these targets was assessed by the Committee during the first quarter of 2016, following the availability of Company financial information for 2015.

For 2015 annual incentive awards, preliminary annual compensation amounts were based on the target annual incentive compensation amounts for each of our NEOs, and on the Company financial performance under the following three financial measures:

Ongoing Business Adjusted Operating Earnings Before Income Taxes: Ongoing Business Adjusted Operating Earnings Before Income Taxes is a measure which indicates the financial performance of our ongoing business, without the effect of period-to-period volatility that can be caused by DAC/VOBA and other intangibles unlocking and certain other notable items that we do not believe are indicative of its continuing performance. Ongoing Business Adjusted Operating Earnings Before Income Taxes is a non-GAAP financial measure. See Exhibit A—Non-GAAP Financial Measures.

Ongoing Business Adjusted Operating Return on Equity: Ongoing Business Adjusted Operating Return on Equity is a measure of how effectively we use equity capital in our ongoing business. Ongoing Business Adjusted Operating Return on Equity is a non-GAAP financial measure. See Exhibit A—Non-GAAP Financial Measures.

Distributable Cash Flow Before Holding Company Expense: Distributable Cash Flow Before Holding Company Expense is an internal measure of how effectively we are generating capital and managing the capital structure of our business. As we disclosed last year, we adopted this measure which replaced Distributable Earnings Before Holding Company Expenses for annual incentive plan awards and long-term equity awards granted in 2015. It incorporates measures of liquidity available to our holding company and the amount of capital (above our targeted capital levels) held at our regulated insurance subsidiaries. See Exhibit A—Distributable Cash Flow.

Measure ($ in million)	Weight	Minimum Performance for Payment	Performance for Target Payout	Performance for Maximum Payout	Actual Performance, as Reported(1)	Performance, as Adjusted for Compensation Purposes(2)	Payout as Percentage of Target
Ongoing Business Adjusted Operating Earnings Before Income Taxes	35%	$1,068	$1,335	$1,602	$1,282	$1,272	88%
Ongoing Business Adjusted Operating Return on Equity	35%	9.6%	12.0%	14.4%	12.1%	12.0%	90%(3)
Distributable Cash Flow Before Holding Company Expense	30%	$376	$751	$1,127	$935	$928	124%

Total	100%						99%

(1)	Actual performance amounts as reported in the Company’s press release announcing 2015 financial results.
(2)	The Committee adjusted the performance amounts downward in order to be more reflective of the ongoing performance of our business.
(3)	The Committee exercised its discretion and approved payout at 90% instead of 100% of the target, due to the exclusion of expenses of our strategic investment program to support the growth of our return on equity results.

Step 3: Individual assessment and determination of individual annual incentive award. Following determination of the preliminary annual incentive amounts, the Committee qualitatively assessed each NEO’s performance based on performance objectives that included individualized qualitative performance goals and business line or functional area performance. In the case of NEOs other than Mr. Martin, the views of Mr. Martin with respect to such performance were considered by the Committee as part of this assessment. The results of this assessment were as follows:

NEO performance was reviewed by the Committee in the context of the Company’s business performance. Overall business performance results include:

•	Ongoing Business Adjusted Operating Earnings before taxes for the ongoing business were slightly below target (-5% or -$63 million on a full year target of $1.335 billion). The unfavorable variance was driven by below plan results in Retirement, Investment Management, and Individual Life, partially offset by above plan results in Annuities and Employee Benefits.

•	Ongoing Business Adjusted Operating Return on Equity for the ongoing business, when adjusted for the allocation of strategic investment expenses to the corporate segment, was slightly below target, principally due to the earnings variances discussed above.

•	Distributable Cash Flow was 24% (or +$177 million) above the full year target of $751 million.

•	The final secondary stock offering by ING Group was executed in March 2015, thereby achieving 100% divestment of Voya by ING Group.

•	During 2015, Voya Financial repurchased approximately $1.5 billion of our common stock.

Each of the NEOs contributed to the corporate and business results above. The information that follows is a summary of the notable accomplishments within each NEO’s portfolio of responsibility.

Under Mr. Martin’s leadership, the Company achieved significant business objectives in 2015. Notably:

•	Built momentum in our businesses – took actions to drive greater profitability and customer value in our businesses, as evidenced by:

•	Retirement generated record deposits in several market segments and expanded its suite of digital resources to both institutional and individual clients.

•	Annuities continued to grow distribution relationships and expand its portfolio of fixed indexed and investment-only products.

•	Investment Management continued to deliver strong investment performance, introduced new products and brought our asset management expertise to new markets.

•	Employee Benefits achieved profitable growth in part due to expanded distribution and market reach, as well as the implementation of our Continuous Improvement initiatives.

•	Individual Life generated higher returns by implementing several capital initiatives and continuing to shift sales to less capital-intensive products, such as universal life.

•	The Closed Block Variable Annuity hedge program continued to perform well, protecting regulatory and rating agency capital despite heightened equity market volatility, especially in the second half of the year.

•	Advanced our progress towards achieving our 2018 Ongoing Business Adjusted Operating Return on Equity target—we began to make the $350 million in strategic investments that we outlined at Investor Day in June 2015 and have transitioned from the planning and building phases into full execution mode. We made progress on consolidating our IT platforms, migrating to a cloud-based environment and further digitizing processes. We have made these investments to help us better serve our customers, grow our ongoing business and reduce costs.

•	Continued to transform our culture—our notable achievements ranged from our first-time appearance on the Fortune 500 to once again being named one of the World’s Most Ethical Companies™ and a Best Place to Work for LGBT Equality. These acknowledgements help us build our reputation and our standing in our communities, which play a vital role in establishing us as a company built on trust and integrity.

•	Moved from re-branding to branding—if 2014 was the year that we were reborn as Voya, then 2015 was the year when more people started to know our name. Through advertising and the continued promotion of our thought leadership, Voya moved closer to its vision to be America’s Retirement Company™.

Key highlights of Mr. Karaoglan’s performance, in his capacity as EVP, Chief Operating Officer, and CEO, Retirement and Investment Solutions, were as follows:

•	Mr. Karaoglan assumed the role of CEO of Retirement and Investment Solutions, in addition to continuing to serve as Voya’s Chief Operating Officer. In this expanded role, Mr. Karaoglan is responsible for and oversees Retirement, Investment Management, Annuities, Information Technology (IT), Operations, Brand/Marketing, Digital, and the Enterprise Planning Management Office (EPMO). Notable achievements included:

•	Mr. Karaoglan oversaw the delivery by the Investment Management team of strong overall investment performance, reaffirming the quality and stability of its investment platforms.

•	Mr. Karaoglan oversaw the delivery by the Retirement team of increased sales in our Tax-Exempt Market and increased net flows in our Small/Mid Corporate Market.

•	Mr. Karaoglan led the Operations team’s continued efforts to lead the way in transforming our culture through Continuous Improvement.

•	Mr. Karaoglan led the IT team’s improvement of its business solutions delivery and support capabilities to ensure that we can deliver on the technology and security requirements of our Retirement Readiness strategy.

•	Mr. Karaoglan led the Marketing and Brand team’s continued efforts to build and preserve the Voya Financial brand. Marketing completed operational rebranding on all systems and assets, including Company-wide email migration to Voya.com and executed on our advertising and communications strategy to build the brand awareness and understanding of Voya Financial in the market.

•	Mr. Karaoglan oversaw EPMO’s activities that increased its capabilities and delivered on its key projects for 2015.

Key highlights of Mr. Steenbergen’s performance, in his capacity as EVP, Chief Financial Officer, were as follows:

•	Mr. Steenbergen led the Company’s capital management efforts by accomplishing the following:

•	Achieved ratings upgrades for operating companies and holding companies from Moody’s, S&P and Fitch.

•	Executed $500 million contingent capital financing facility.

•	Eliminated a $2.3 billion redundant reserve financing with material savings.

•	Executed over $600 million in replacement redundant reserve facilities with significant fee reductions.

•	Obtained $508 million of extraordinary dividend approvals from regulators and led a share repurchase program of approximately $1.5 billion during 2015.

•	Mr. Steenbergen played a key role in communications with our investors and research analysts, and contributed to building further credibility for the Company among equity investors, including through his central role in the Company’s first Investor Day in June 2015.

•	Mr. Steenbergen provided extensive support to the Finance and Audit Committees of the Company’s board of directors.

•	Mr. Steenbergen assumed responsibility for the Company’s Corporate Strategy and Development function in 2015.

•	Mr. Steenbergen executed upon a comprehensive Finance Transformation program to improve the business support focus, control environment and efficiency of the Finance organization.

•	Mr. Steenbergen implemented the Continuous Improvement program within Finance, which was the first functional area within Voya to adopt the program.

Key highlights of Mr. Becker’s performance, in his capacity as Chief Executive Officer of our Investment Management (IM) business were as follows:

•	Mr. Becker led IM’s continued delivery of strong relative performance for clients in 2015:

•	The Multi-Asset Strategies and Solutions team continued to deliver excellent performance during 2015, as it has for the past three years, and now has strong short, medium and long-term performance, particularly in the target date suite of strategies.

•	The Fixed Income and Senior Loan investment platforms continue to generate exceptional investment performance with more than 90% of assets in each platform exceeding their 3-year and 5-year benchmarks and peer median returns.

•	Our Equity platform delivered results at or near the peer median in 2015, and the long-term track record of the platform remains strong with 73% of assets outperforming either benchmark or peer median returns on a 5-year basis.

•	Mr. Becker led the continued strong IM performance for the Company’s General Account in 2015, exceeding investment income targets and delivering competitive yields in a challenging interest rate environment.

•	Mr. Becker oversaw IM’s development of the media, marketing and communications strategies for its “Reliable Investing” value proposition, which highlighted Voya IM’s positioning as a “Reliable Partner committed to Reliable Investing”, and expanded its reach with added focus on Retirement and Defined Contribution markets.

•	Mr. Becker led IM’s sales results of over $13.5 billion which exceeded plan in a diverse array of strategies across retail, institutional and retirement channels and brought new unique strategies to market including to the newly launched outsourced insurance market.

Key highlights of Mr. Nelson’s performance, in his capacity as Chief Executive Officer of our Retirement business, were as follows:

•	Mr. Nelson joined the Company in May 2015 and successfully transitioned into his role as CEO of the Retirement business.

•	Mr. Nelson led the increase in sales of 14% in our Tax-Exempt Market over 2014 with new plan sales over $20 million, totaling $991 million versus $637 million in 2014.

•	Mr. Nelson led the efforts that drove net flows to $1.324 billion in our Small/Mid Corporate Market, which was 200% of plan and a 6% increase over 2014.

•	Mr. Nelson led the creation and expansion of relationships in the Large Corporate Markets and developed a new pipeline for large plans, including the transition of two Large and three Mega clients onto the Company’s platform as a result of sales agreements reached last year and in early 2015. These plans added approximately 88,000 new participants and $6.7 billion of transferred assets.

•	Mr. Nelson oversaw the launch of our Digital Experience capabilities, including myOrangemoney.

Following this assessment, the Committee considered the total 2015 compensation package being proposed for each NEO. Following this review and assessment, the Committee adjusted the annual compensation amount payable to each NEO to between 90% and 95% of the preliminary payout determined pursuant to Step 2, above.

Annual Incentive Compensation Outcomes

The following table presents, for each NEO, the results of the foregoing annual incentive award determination, the target annual incentive compensation for 2015 and the amount of the award paid in the form of cash in March 2016.

Name	2015 Target Annual Incentive	2015 Target Annual Incentive Adjusted For Financial Performance Measures Described Above	2015 Actual Annual Incentive Payment	% of Actual Payment to Adjusted Target
Rodney O. Martin, Jr.	$2,000,000	$1,980,000	$1,850,000	93%
Alain M. Karaoglan	$1,120,000	$1,108,800	$997,920	90%
Ewout L. Steenbergen	$1,092,500	$1,081,575	$1,027,496	95%
Jeffrey T. Becker	$1,500,000	$1,485,000	$1,336,500	90%
Charles Nelson	$875,000	$866,250	$779,625	90%

Long-term equity-based incentive compensation

Equity compensation is an important element of executive compensation, because it helps to align executive pay with the performance of our stock, and in turn the interests of our stockholders. In 2015, we granted equity awards that vest in equal amounts over a three year period. The performance metrics used to determine the 2015 grants are 50% Ongoing Business Adjusted Operating Return on Equity and 50% Distributable Cash Flow. Performance targets for these performance metrics are established annually at the beginning of each performance year, and the performance factor is determined at the end of the each year based on actual results versus the targets.

Measure ($ in million)	Weight	Minimum Performance for Payment	Performance for Target Payout	Performance for Maximum Payout	Actual Performance, as Reported(1)	Performance, as Adjusted for Compensation Purposes(2)	Payout as Percentage of Target
Ongoing Business Adjusted Operating Return on Equity	50%	9.6%	12.0%	14.4%	12.1%	12.0%	90	%(3)
Distributable Cash Flow Before Holding Company Expense	50%	$376	$751	$1,127	$935	$928	124%
Total	100%						107%

(1)	Actual performance amounts as reported in the Company’s press release announcing 2015 financial results.
(2)	The Committee adjusted the performance amounts downward in order to be more reflective of the ongoing performance of our business.
(3)	The Committee exercised its discretion and approved payout at 90% instead of 100% of the target, due to the exclusion of expenses of our strategic investment program to support the growth of our return on equity results.

The 2015 grants for the NEOs include 55% performance stock units and 45% restricted stock units. The size of each award is generally based on each NEO’s individual performance during the year preceding the grant date. We have historically made grants of equity-based awards in March, in respect of prior-year performance.

Grants made in 2015 for 2014 performance

The NEOs’ long-term equity awards granted in 2015 were considered for adjustment, either upwards or downwards, from 2014 levels, based on an assessment of individual performance during 2014.

The following table shows our NEO target long-term equity incentive amounts for 2014, expressed as a percentage of base salary, and based on the evaluations set forth above, the long-term incentive awards that our NEOs received in 2015:

	2015 Target Long-Term Equity Incentive		2015 Long-Term Incentive Awards
	% of base salary	$ amount
Mr. Martin	550%	$5,500,000	$6,400,000
Mr. Karaoglan	320%	$2,240,000	$2,688,000
Mr. Steenbergen	190%	$1,187,500	$1,425,000
Mr. Becker	250%	$1,437,500	$1,725,000
Mr. Nelson		N/A

Although these amounts were granted in respect of 2014 performance, because of the rules of the Securities and Exchange Commission governing the presentation of executive compensation in proxy statements, such amounts appear in the “—Summary Compensation Table” and other tables below under “—Compensation of Named Executive Officers” as compensation for 2015, because such awards were granted during 2015. Our equity-based awards granted under the Omnibus Plan are calculated and communicated to our NEOs based on various internal factors and qualifications, and are similar to award measurements used by companies that compete with us for executive talent. These internally communicated amounts do not necessarily reflect the “grant date fair value” of these awards (computed in accordance with FASB ASC Topic 718) which are required to be included in the “—Summary Compensation Table” below.

Grants made in 2016 for 2015 performance

For each of our NEOs other than Mr. Martin, target long-term equity awards with respect to 2015 performance were set or reviewed by the Committee during 2015, with reference to the survey and competitive data described above. The target long-term equity incentive amounts were considered as one element of our NEOs’ overall total direct compensation opportunity, and, based in part on this review, total direct compensation opportunities were set with reference to median total target compensation as reflected in the comparative data. We adjusted Mr. Becker’s target long-term equity incentive to 350% of base salary as a result of a review by the Committee in early 2015 of his total direct compensation opportunity against current market practice among the IM Comparison Group, as reflected in the survey of such companies conducted by McLagan, which reflected that his total direct compensation was below the median compensation opportunity. For equity awards granted in respect of 2015 performance, we made grants on March 7, 2016. In 2016, long-term incentive awards to our NEOs were made on the basis of an evaluation of individual performance during 2015, which evaluations are described above under “Step 3” of Annual Incentive Compensation determination process.

The following table shows our NEO target long-term equity incentive amounts for 2015, expressed as a percentage of base salary, and based on the evaluations set forth above, the long-term incentive awards that our NEOs received in 2016:

	2016 Target Long-Term Equity Incentive		2016 Long-Term Incentive Awards
	% of base salary	$ amount
Mr. Martin	550%	$5,500,000	$6,400,000
Mr. Karaoglan	320%	$2,240,000	$2,464,000
Mr. Steenbergen	210%	$1,312,500	$3,378,125	[1]
Mr. Becker	350%	$2,100,000	$2,205,000
Mr. Nelson	250%	$1,750,000	$1,750,000

[1]	Mr. Steenbergen’s 2016 long-term equity award includes an additional one-time award with a grant value of $2,000,000. This award is intended to better align Mr. Steenbergen’s unvested equity holdings with those of other senior executives.

Although these amounts were granted in respect of 2015 performance, because of the SEC rules governing the presentation of executive compensation in proxy statements, such amounts do not appear in the “—Summary Compensation Table” and other tables below under “—Executive Compensation Tables and Narratives” as compensation for 2015, because such awards were granted during 2016.

OTHER COMPENSATION PRACTICES AND CONSIDERATIONS

Performance-Vested Stock Option Awards

With 2015 being a significant year as the Company became a fully independent company and to encourage the achievement of the business objectives that the Company communicated with investors on Investor Day in June 2015, the Committee determined to grant equity compensation that is aligned with stock price appreciation and vest upon the achievement of return on equity targets. On December 16, 2015, the Committee granted one-time non-qualified performance-based stock options (the “Options”) to its senior management including the NEOs, at a strike price equal to $37.60, the closing price of Company common stock on the grant date, as reported by the New York Stock Exchange.

The Options are subject to vesting conditions based on the achievement over a four quarter period of specified levels of Ongoing Business Adjusted Operating Return on Equity, as defined and reported in the Company’s quarterly earnings releases, each of which is furnished to the SEC following the conclusion of the applicable quarter. The Options generally become exercisable one year following achievement of the relevant vesting condition. In the event of a change in control of the Company, the performance conditions on vesting will be waived and the Options will become vested and exercisable on the first anniversary of the change of control (with exceptions for certain terminations of employment). The Options have a term of ten years from the grant date, but to the extent that the relevant vesting condition has not been met by December 31, 2018, any unvested Options will expire without value. The Options have been issued under the Company’s 2014 Omnibus Employee Incentive Plan (“Omnibus Plan”), and are subject to the terms and conditions of the Omnibus Plan.

The following table shows the Options each NEO received and the grant values.

Name	Number of Options	Grant Value of Options
Rodney O. Martin, Jr.	158,900	$2,000,000
Alain M. Karaoglan	119,200	$1,500,000
Ewout L. Steenbergen	119,200	$1,500,000
Jeffrey T. Becker	111,200	$1,400,000
Charles P. Nelson	111,200	$1,400,000

Compensation Recoupment Policy

In 2015, we adopted a new compensation recoupment policy whereby all performance-based compensation and equity-based compensation are subject to recoupment by us upon restatement of our financial statements or upon an employee’s misconduct. The policy became effective as of January 1, 2016 and was applicable to compensation paid in 2016 for 2015 performance. Specifically, we are entitled to recover compensation under two scenarios:

1)	Restatement: with respect to executive officers, in the event of any material restatement (as defined under GAAP) of our financial statements filed with the SEC under the Securities Act or Exchange Act, compensation that exceeds the amount or value that the board determines would have been received by the executive officer had the restated financial statement been used to determine the amount of compensation or had the restated financial statement been disclosed publicly prior to payment of the compensation;

2)	Misconduct: With respect to all employees, in the event of willful misconduct or gross negligence that resulted in, or could reasonably be expected to result in, significant financial or reputational harm to us, an amount that the board determines to be appropriate in light of the nature of the misconduct or negligence.

The policy includes a three-year look-back period for both 1) and 2) clauses above.

10b5-1 Plans Policy

We adopted a 10b5-1 plans policy in 2015. Employees can enter into 10b5-1 plans to trade in Company stock within certain parameters. An employee can only enter into a plan during our open trading window and when he or she does not otherwise have material nonpublic information. The plan must provide a “cooling-off” period of 45 days after entry into the plan before trading can occur. Amendments to the plan are permitted but subject to the same requirements for entry into new plans. Termination of plans is permitted so long as it is made in good faith and not on the basis of material nonpublic information, and an employee may not enter into more than two 10b5-1 plans during any twelve consecutive months. Certain of our executive officers, including certain NEOs, have entered into 10b5-1 plans in 2015 and 2016.

ING Group Equity Awards in Prior Years

Prior to our IPO, all long-term equity-based awards granted to our NEOs and other U.S. employees were granted in plan shares of ING Group. In addition to pre-IPO grants that were made under the ING Group Long-Term Sustainable Performance Plan (“LSPP”), we previously granted performance shares and options under the ING Group Long-Term Equity Ownership Plan (the “LEO Plan”). Beginning in March 2011, we granted equity-based awards under the LSPP in the form of performance shares and deferred shares. The Company also granted restricted American Depositary Share (“ADS”) units of ING Group and restricted performance units under the ING America Insurance Holdings, Inc. Equity Compensation Plan (the “Equity Plan”). Some of the NEOs continue to have outstanding awards under the LEO Plan as set forth in the table entitled “—Outstanding Equity Awards Table at 2015 Year End”.

Capital Requirements Directive (CRD)

Until March 25, 2014 when ING Group no longer owned a majority of our outstanding common stock, we were subject to the European Commission’s CRD. The CRD affects compensation disclosures and practices in financial services companies, which all EU member states are required to implement and enforce. Under CRD as it applied for 2014 compensation, the compensation packages of NEOs were subject to specified parameters, including that (i) variable-to-fixed pay may not exceed certain ratios, and (ii) variable pay must be composed of at least 50% long-term incentives for Identified Staff (other than those in Investment Management) and must be composed of at least 30% long-term incentives for those Identified Staff in Investment Management.

Health and Insurance Plans

Our NEOs are currently eligible to participate in Company-sponsored benefit programs, offered on the same terms and conditions as those made generally available to all full-time and part-time employees. Basic health, life insurance, disability benefits and similar programs are provided to give employees access to healthcare and income protection for themselves and their family members. The NEOs also have access to a supplemental long-term disability program, facilitated by the Company, generally available to a broad group of highly paid Company employees on an elective basis. The cost of participating in the supplemental disability program is borne entirely by each NEO.

Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans

Our NEOs generally are eligible for the same retirement benefits as full-time and part-time employees under the Company’s broad-based, tax-qualified retirement plans. As described further in the narrative description preceding the table entitled “—Pension Benefits in 2015”, below, the Company sponsors the Voya Retirement Plan (the “Retirement Plan”), a tax-qualified, noncontributory, cash balance formula, defined benefit pension plan for eligible employees. See the narrative below under “Pension Benefits”.

The Company also sponsors the Voya 401(k) Savings Plan (the “401(k) Plan”), a tax-qualified defined contribution plan. Under the 401(k) Plan, the Company will match 100% of a participant’s contribution up to six percent of eligible compensation.

In addition to the tax-qualified retirement benefits described above, the Company also maintains the Voya Supplemental Executive Retirement Plan (the “SERP”) and the Voya 409A Deferred Compensation Savings Plan (the “DCSP”). The SERP and the DCSP permit our NEOs and certain other employees whose participation in our tax-qualified plans is limited due to compensation and contribution limits imposed under the Internal Revenue Code (the “Code”), to receive the benefits on a non-qualified basis that they otherwise would have been eligible to receive under the Retirement Plan and the 401(k) Plan if it were not for the Code’s compensation and contribution limits. For purposes of determining benefits under the SERP and the DCSP, eligible compensation is limited to three times the Code compensation limit, which was $265,000 for 2015.

See the narrative description preceding the table entitled “—Pension Benefits in 2015” for more detail of the Retirement Plan and the SERP. See the narrative description preceding the table entitled “—Nonqualified Deferred Compensation Plans Table for 2015” for more detail of the DCSP.

Perquisites and Other Benefits

During 2015, we provided the NEOs with Company-selected independent advisors to assist them with financial planning, tax and legal issues. In addition, certain of our NEOs have personal use of a company car and driver (principally for commuting purposes), and in certain cases the Company provided travel-related perquisites, including for spousal travel. In addition, our NEOs occasionally have personal use of tickets held by the Company at sporting or entertainment events, at no incremental cost to the Company. See “—All Other Compensation Table for 2015”, below, for additional information concerning perquisites.

Deal Incentive Awards

Prior to our IPO, we granted certain one-time incentive award opportunities (“Deal Incentive Awards”) to each of the NEOs and to certain other employees to encourage the achievement of ING Group’s and the Company’s goal of successfully executing an initial public offering of the Company’s common stock. The terms and conditions of the Deal Incentive Awards are set forth in award letters or, in the case of Messrs. Martin and Karaoglan, set forth in their respective employment agreement or offer letter. With the exception of the deal incentive awards of Messrs. Martin and Karaoglan, the Deal Incentive Awards were payable in the form of RSUs issued under the Omnibus Plan, one half of which vested during 2013, upon the closing of our IPO and the subsequent expiration of the associated underwriters’ lock-up period applicable to our common stock. The second half of the deal incentive RSUs vested in January 2014.

The Deal Incentive Awards of Mr. Martin and Mr. Karaoglan included a cash payment of $2,000,000 and $666,667, respectively, which became payable upon the completion of our IPO in May 2013, and an equity component consisting of RSUs which vest ratably as ING Group continues to sell its holdings of our common stock. The first such vesting occurred in October 2013 and additional vestings occurred in March, September and November 2014. See the narrative descriptions under “—Employment Agreements” for a description of the material terms of the Deal Incentive Awards.

Dividend Equivalent Rights

Equity-based awards granted to our employees, including to our NEOs, include dividend equivalent rights. These rights provide for the cash payment, in respect of each RSU granted in respect of deferred annual incentive awards, long-term incentive awards, and Deal Incentive Awards, of an amount equivalent to the dividends paid upon our common stock during the period between the grant date and the vesting date of the award. The amount is paid, without interest, only upon vesting of the award.

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, a public company generally may not deduct compensation in excess of $1 million paid to its chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer). Until the expiration of the post-IPO transition period provided by the rules and regulations of the Internal Revenue Code, compensation awarded under a pre-IPO plan or arrangement is generally exempt from the deduction limits of Section 162(m), unless such plan or arrangement is materially amended or certain other events occur.

For compensation that is not otherwise exempt from Section 162(m), amounts paid to the aforementioned officers will only be exempt from the deduction limit to the extent that it complies with the conditions set forth in Section 162(m) and the related Treasury regulations, including that such compensation be based on the satisfaction of performance conditions and be granted under a stockholder-approved plan. The Committee seeks to minimize the impact of Section 162(m), while maintaining overall NEO compensation packages that it deems to be in the interests of the Company. The Company reserves the right to pay compensation that is not exempt from the deduction limit, when it deems such compensation to be in the interests of the Company.

Under Section 162(m)(6) of the Internal Revenue Code, which was introduced as part of the 2010 Affordable Care Act, certain health insurance providers cannot deduct compensation for any employees in excess of $500,000. The Company has determined that it is not subject to Section 162(m)(6) for calendar years 2010 through 2014. The Department of the Treasury issued final regulations under Section 162(m)(6) in 2014. The regulations’ preamble notes that additional guidance could be issued with respect to matters left unaddressed. The Company is continuing to monitor this issue and will determine whether the Section 162(m)(6) limitations will apply in the future if and when any such guidance is provided. To the extent that the Company is subject to any of these limits on deductibility of compensation, the Company reserves the right to approve non-deductible compensation.

Stock Ownership Guidelines

We require our executives to own meaningful amounts of our stock to align their interests with the long-term interest of Voya stockholders. The following securities/investments qualify under the guidelines: (i) shares of our common stock, (ii) investments in our stock fund under our 401(k) plan, (iii) notional investments in our stock fund under the DCSP and (iv) unvested restricted stock units granted under our Omnibus Plan. The required amounts are set at multiples of base salary. Our executives are required to build their ownership of our stock to the following levels:

Chief Executive Officer:	5x base salary
Chief Operating Officer and Chief Financial Officer:	4x base salary
Other Management Executive Committee members:	3x base salary
Other specified leaders within the Company:	1x base salary

Prohibition on Hedging and Pledging Activities

We prohibit all of our employees (including officers) and directors from engaging in hedging or other transactions involving options (including exchange-traded options), puts, calls, forward contracts or other derivatives involving the Company’s securities (excluding stock awards granted under the Company’s equity plans) and from pledging our securities.

RELATIONSHIP OF COMPENSATION POLICIES AND PRACTICES TO RISK MANAGEMENT

The Company adheres to compensation policies and practices that are designed to support a strong risk management culture. In particular, in 2015, the Committee approved a new Human Resources Risk Policy which outlines the roles and responsibilities of the Committee and management to monitor compensation and benefit risks as well as key talent risks. The Policy is based on the following principles:

•	align compensation programs and decisions with stockholder interests,

•	attract, retain and motivate executive talent to lead the Company to success,

•	establish an appropriate approach to governance that reflects the needs of all stakeholders and includes the Company’s right to clawback compensation in certain circumstances,

•	support a business culture based on the highest ethical standards and

•	manage risk taking by executives by encouraging prudent decision making.

We have reviewed the Company’s compensation programs, policies and practices for employees to ensure that, in design and operation and taking into account all of the risk management processes in place, they do not encourage excessive risk taking. In particular, the following features of our compensation program guard against excessive risk-taking:

•	Determination of incentive awards based on a variety of performance metrics, thus diversifying the risk associated with any single indicator of performance;

•	Long-term compensation awards and vesting periods that encourage a focus on sustained, long-term results;

•	A mix of fixed and variable, annual and long-term, and cash and equity compensation designed to encourage actions that are in our long-term best interest;

•	Maximum incentive opportunities are capped and remained unchanged from 2014 to 2015; and

•	Our equity plans do not allow re-pricing of stock options and require double trigger vesting for awards upon a change of control.

We have determined that these programs, policies and practices are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION TABLES AND NARRATIVES

Summary Compensation Table

The following table presents the cash and other compensation for our NEOs for 2015, 2014 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)		Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value(6)	All Other Compensation(7)	Total
Rodney O. Martin, Jr., Chairman and CEO	2015	$1,000,000	$—	$6,400,005		$1,889,321	$1,850,000	$35,248	$69,868	$11,244,442
	2014	$1,000,000	$250,002	$5,010,636			$2,350,000	$35,546	$78,512	$8,724,696
	2013	$1,000,000	$—	$7,598,688	(8)		$3,185,711	$29,903	$67,868	$11,882,170
Alain M. Karaoglan, EVP & COO; CEO, Retirement and Investment Solutions	2015	$700,000	$—	$2,688,045		$1,417,288	$997,920	$27,576	$70,619	$5,901,448
	2014	$700,000	$—	$2,317,085			$1,667,000	$35,940	$66,392	$4,786,418
	2013	$700,000	$—	$2,961,939	(8)		$1,552,378	$23,828	$62,395	$5,300,540
Ewout L. Steenbergen, EVP & CFO	2015	$625,000	$—	$1,425,034		$1,417,288	$1,027,496	$23,952	$56,914	$4,575,684
	2014	$612,500	$199,998	$1,615,635			$1,514,000	$31,443	$538,933	$4,512,508
	2013	$605,768	$—	$1,081,229			$735,711	$94,001	$637,818	$3,154,527
Jeffrey T. Becker, CEO Investment Management	2015	$595,833	$—	$1,725,066		$1,322,168	$1,336,500	$0	$64,640	$5,044,207
	2014	$575,000	$—	$2,200,541			$2,139,000	$315,815	$63,295	$5,293,651
	2013	$422,538	$—	$1,596,793			$1,048,211	$0	$62,168	$3,129,710
Charles P. Nelson, CEO Retirement(9)	2015	$466,667	$200,000	$1,872,826		$1,322,168	$779,625	$16,689	$41,294	$4,699,269

(1)	Amounts in this column represent salary that was actually paid to each NEO during the listed calendar year. Mr. Steenbergen’s 2013 salary comprises three elements: (i) his net pay under the ING Group International Assignments Long-Term Assignment Policy (the “LTAP”) for periods prior to April 1, 2013, amounting to $84,837 in 2013; (ii) tax equalization payments for periods prior to April 1, 2013 (amounting to $54,739 in 2013); and (iii) regular base salary for periods after Mr. Steenbergen’s localization on April 1, 2013. Mr. Steenbergen’s 2014 salary is based on his receiving an annualized base salary of $550,000 from January 1, 2014 through February 28, 2014 and an annualized base salary of $625,000 from March 1, 2014 through December 31, 2014. Mr. Becker’s 2013 salary is based on his receiving an annualized base salary of $400,000 from January 1, 2013 through November 15, 2013 and an annualized base salary of $575,000 from November 16, 2013 through December 31, 2013. Mr. Becker’s 2015 salary is based on his annualized base salary of $575,000 from January 1, 2015 through February 28, 2015 and an annualized base salary of $600,000 from March 1, 2015 through December 31, 2015. Mr. Nelson’s 2015 annualized base salary of $700,000 is pro-rated from May 1, 2015, his date of hire, through December 31, 2015.

(2)	In March 2014, as a result of ING Group’s sale of shares of our common stock, it ceased to be our majority stockholder. Following this, we implemented changes to the compensation arrangements of Messrs. Martin and Steenbergen, including awarding each of them a one-time additional base salary supplement to reflect increased market competitiveness. The amount in this column for Mr. Nelson reflects a one-time sign-on cash award that was paid in May 2015.
(3)	Amounts in this column include the grant date fair value calculated in accordance with FASB ASC Topic 718 of: (i) for 2015, time-vested and performance-vested awards (at target) granted to the NEOs, in each case under the Omnibus Plan, and in each case in respect of 2014 performance, except for Mr. Nelson, who was hired in May 2015; maximum payout (150% of target) for PSUs would result in the following total grant date fair values: for Mr. Martin: $8,160,005; for Mr. Karaoglan: $3,427,271; for Mr. Steenbergen: $1,816,911; for Mr. Becker: $2,199,458; and for Mr. Nelson: $1,971,792, (ii) for 2014, time-vested awards granted to the NEOs, in each case under the Omnibus Plan, including a component representing the portion of each NEO’s annual incentive that was subject to automatic deferment, and in each case in respect of 2013 performance, and (iii) for 2013, time-vested awards granted to the NEOs under the LSPP and the Equity Plan and subsequently converted to RSUs under the Omnibus Plan at the time of our IPO, including a component representing the portion of each NEO’s annual incentive that was subject to automatic deferment, and in each case in respect of 2012 performance, and deal incentive awards that were awarded in the form of time-vested RSUs. For Mr. Nelson, represents two time-vested RSU awards granted in May 2015 and a PSU award granted in September 2015, in each case under the Omnibus Plan, in connection with his hire.
(4)	Amounts in this column include the grant date fair value calculated in accordance with FASB ASC Topic 718 of performance-vested options granted to the NEOs, in each case under the Omnibus Plan. See “—Performance-Vested Stock Option Awards.”
(5)	Amounts in this column for 2013 include, for Mr. Martin and Mr. Karaoglan, $2,000,000 and $666,667, respectively, reflecting the cash portion of their deal incentive awards that became payable upon the completion of our IPO in May 2013. Amounts in this column for 2013 and 2014 for all NEOs include the cash portion of the annual incentive awarded for prior-year performance. An additional portion of each award made for 2012 and 2013 performance (and granted in 2013 and 2014) has been deferred in the form of time-vested RSUs issued under the Omnibus Plan, which vest between 2015 and 2018.
(6)	Amounts in this column represent the net changes in actuarial present value under the Retirement Plan and the SERP (and, with respect to Mr. Steenbergen for 2013, the Directors’ Pension Plan). For Mr. Becker, the actual change in his pension value is a negative amount ($59,453).
(7)	Amounts in this column in 2013 and 2014 for Mr. Steenbergen include a market value payment of $400,000 pursuant to terms of Mr. Steenbergen’s localization in April 2013 and certain amounts payable prior to his localization in accordance with the LTAP, which provided executives on long-term international assignments with additional benefits to ensure they have approximately the same relative spending power in the host country as they would have had in their home country. Mr. Steenbergen’s expatriate benefits applied only until April 1, 2013, when Mr. Steenbergen was localized. Upon Mr. Steenbergen’s localization on April 1, 2013, his compensation and benefits were aligned with practices for local U.S. employees. See “—Employment Agreements—Employment Agreement of Mr. Steenbergen”. All amounts in this column for 2015 are described in more detail in the table below entitled “—All Other Compensation Table for 2015”.
(8)	This amount includes the effect of revaluing the Deal Incentive Awards granted to Messrs. Martin and Karaoglan in July 2013, upon the extension of the latest vesting date applicable to such awards, in order to reflect the terms of ING Group’s Restructuring Plan, under which they are divesting their interest in Voya Financial. Deal Incentive Awards for all other NEOs have been valued at the price to the public in our IPO, because no change was made to the terms of such awards. If valued at the date of the IPO, the grant date fair value of stock awards to Messrs. Martin and Karaoglan during 2013 would have been lower by $2,159,998 and $719,999, for aggregate grant date fair values of $5,438,690 and $2,241,940, respectively. As of December 31, 2014, 151,968 and 50,656 of the RSUs awarded to Mr. Martin and Mr. Karaoglan, respectively, in respect of Deal Incentive Awards, having a grant date fair value of $4,563,599 and $1,521,199, had vested.
(9)	Mr. Nelson became the CEO of Retirement effective May 1, 2015.

All Other Compensation

The table below presents the breakdown of the All Other Compensation column:

All Other Compensation Table for 2015

Name	401(k) Plan Employer Match(1)	DCSP Employer Match(2)	Financial Tax Services(3)	Gross- Ups(4)	Other(5)	Total
Rodney O. Martin, Jr.	$15,900	$31,800	$16,940	$—	$5,227	$69,868
Alain M. Karaoglan	$15,900	$31,800	$16,940	$—	$5,979	$70,619
Ewout L. Steenbergen	$15,900	$31,800	$7,472	$—	$1,742	$56,914
Jeffrey T. Becker	$15,728	$31,972	$16,940	$—	$—	$64,640
Charles P. Nelson	$—	$26,250	$—	$2,953	$12,091	$41,294

(1)	See the narrative under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans” for a description of the material terms of the 401(k) Plan.

(2)	See the narrative under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans” for a description of the material terms of the DCSP.
(3)	Amounts in this column represent the amounts actually paid by the Company, on behalf of each NEO, to the Company-selected financial advisor in 2015.
(4)	The Company provided tax gross-ups to Mr. Nelson with regard to moving expenses under the Company’s relocation policy.
(5)	Amounts in this column for Mr. Karaoglan and Mr. Nelson include incremental expenses associated with travel perquisites, including for spousal travel. Amounts in this column for Mr. Nelson include payments made in relation to the relocation under the Company’s relocation policy. Amounts in this column include for Messrs. Martin, Karaoglan and Steenbergen, the expense to the Company associated with the respective NEO’s personal use of a Company car and driver, the amount of which has been calculated based on an allocation of the total cost associated with the car and driver between business and personal usage, based on total miles driven. Personal usage of the car and driver was principally for commuting purposes. In addition, during 2015, several of our NEOs had personal use of tickets held by the Company to sporting and entertainment events, at no incremental expense to the Company.

Grants of Plan-Based Awards

The table below presents individual grants of awards made to each NEO during 2015.

Grants of Plan-Based Awards Table for 2015

Name	Grant Type	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Estimated Future Payouts Under Option Awards		Grant Date Fair Value of Stock Awards(1)
				Threshold	Target	Maximum	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares		Number of Securities Underlying Options	Exercise Price of Stock Options
Rodney O. Martin, Jr.	Omnibus Plan—Long-Term Incentive RSUs	3/6/2015								65,129			$2,880,004
	Omnibus Plan—Long-Term Incentive PSUs	3/6/2015					39,801	79,602	119,403				$3,520,000
	Omnibus Plan—Performance Options	12/16/2015					39,725		158,900			$37.60	$1,889,321
	Annual Incentive Plan				$2,000,000	$4,000,000
Alain M. Karaoglan	Omnibus Plan—Long-Term Incentive RSUs	3/6/2015								27,355			$1,209,638
	Omnibus Plan— Long-Term Incentive PSUs	3/6/2015					16,717	33,433	50,150				$1,478,407
	Omnibus Plan—Performance Options	12/16/2015					29,800		119,200			$37.60	$1,417,288
	Annual Incentive Plan				$1,120,000	$2,240,000
Ewout L. Steenbergen	Omnibus Plan—Long-Term Incentive RSUs	3/6/2015								14,502			$641,278
	Omnibus Plan— Long-Term Incentive PSUs	3/6/2015					8,862	17,724	26,586				$783,755
	Omnibus Plan—Performance Options	12/16/2015					29,800		119,200			$37.60	$1,417,288
	Annual Incentive Plan				$1,092,500	$2,185,000
Jeffery T. Becker	Omnibus Plan—Long-Term Incentive RSUs	3/6/2015								17,555			$776,282
	Omnibus Plan— Long-Term Incentive PSUs	3/6/2015					10,728	21,456	32,184				$948,784
	Omnibus Plan—Performance Options	12/16/2015					27,800		111,200			$37.60	$1,322,168
	Annual Incentive Plan				$1,500,000	$3,000,000
Charles P. Nelson	Omnibus Plan—Long-Term Incentive RSUs	5/1/2015								16,393			$699,981
	Omnibus Plan—Long-Term Incentive RSUs	5/1/2015								23,419			$999,991
	Omnibus Plan— Long-Term Incentive PSUs	9/8/2015	(2)				2,049	4,098	6,147				$172,854
	Omnibus Plan—Performance Options	12/16/2015					27,800		111,200			$37.60	$1,322,168
	Annual Incentive Plan				$875,000	$1,750,000

(1)	Amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718.
(2)	Based on the Company’s performance from July 1, 2015 to December 31, 2015, Mr. Nelson will receive 4,836 shares of common stock upon the vesting of the PSUs.

Outstanding Equity Awards at Year End

The table below provides information concerning unexercised options and stock-based awards that have not vested for each NEO outstanding as of December 31, 2015.

Outstanding Equity Awards Table at 2015 Year End

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Rodney O. Martin, Jr.
								28,241	(2)	$1,042,375
								10,507	(2)	$387,813
								112,486	(3)	$4,151,858
								22,900	(3)	$845,239
								65,129	(4)	$2,403,911
											79,602	(5)	$2,938,110
				158,900	(6)	$37.60	12/16/2025
Alain M. Karaoglan
								19,109	(2)	$705,313
								5,362	(2)	$197,911
								48,144	(3)	$1,776,995
								14,463	(3)	$533,829
								27,355	(4)	$1,009,673
											33,433	(5)	$1,234,012
				119,200	(6)	$37.60	12/16/2025
Ewout L. Steenbergen
	4,860	(8)				€25.16	3/23/2016
	8,339	(7)				€24.72	3/22/2017
	11,447	(7)				€16.66	3/13/2018
								7,135	(2)	$263,353
								439	(2)	$16,203
								33,409	(3)	$1,233,126
								10,245	(3)	$378,143
								14,502	(4)	$535,269
											17,724	(5)	$654,193
				119,200	(6)	$37.60	12/16/2025
Jeffrey T. Becker
	8,479	(7)(8)				€25.16	3/23/2016
	7,124	(7)				€24.72	3/22/2017
	13,829	(7)				€16.66	3/13/2018
								6,945	(2)	$256,340
								7,382	(2)	$272,470
								14,126	(9)	$521,391
								40,425	(3)	$1,492,087
								19,033	(3)	$702,508
								17,555	(4)	$647,955
											21,456	(5)	$791,941
				111,200	(6)	$37.60	12/16/2025
Charles P. Nelson
								16,393	(10)	$605,066
								23,419	(11)	$864,395
											4,098	(12)	$151,257
				111,200	(6)	$37.60	12/16/2025

(1)	The market value of the Company’s equity awards was determined by multiplying $36.91, the closing price of a share of the Company’s common stock, as reported by the NYSE, on December 31, 2015, by the number of units.
(2)	Represents RSUs of Voya Financial, Inc. One half of such shares vested on March 27, 2015, one quarter of such shares vested on March 27, 2016 and the remaining quarter are scheduled to vest on March 27, 2017.
(3)	Represents RSUs of Voya Financial, Inc. One half of such shares vested on March 7, 2016, and the remaining half are scheduled to vest in equal amounts on March 7, 2017 and March 7, 2018.
(4)	Represents RSUs of Voya Financial, Inc. One third of such shares vested on March 6, 2016, and the remaining two-thirds are scheduled to vest in equal amounts on March 6, 2017 and March 6, 2018.
(5)	Represents PSUs of Voya Financial, Inc. One third of such shares vested on March 6, 2016 (26,534 PSUs for Mr. Martin, 11,144 PSUs for Mr. Karaoglan, 5,908 PSUs for Mr. Steenbergen and 7,152 PSUs for Mr. Becker), and the remaining two-thirds are scheduled to vest in equal amounts on March 6, 2017 and March 6, 2018, subject to achievement of applicable performance factors.
(6)	Represents performance-vested non-qualified stock options of Voya Financial, Inc. granted on December 16, 2015.
(7)	Non-qualified stock options to acquire ordinary shares of ING Group issued under the LEO plan.
(8)	Option expired unexercised on March 23, 2016.
(9)	Represents RSUs of Voya Financial, Inc. that vested on January 1, 2016.
(10)	Represents RSUs of Voya Financial, Inc. One third of such units are scheduled to vest on May 1, 2016, May 1, 2017 and May 1, 2018.
(11)	Represents RSUs of Voya Financial, Inc. The units are scheduled to vest in equal amounts on May 1, 2019 and May 1, 2023
(12)	Represents PSUs of Voya Financial, Inc. The units are scheduled to vest in full on May 1, 2018, subject to achievement of applicable performance factors.

Option Exercises and Stock Vested in 2015

The following table provides information regarding all of the RSUs, PSUs and deferred shares held by the NEOs that vested during 2015 and options that were exercised by NEOs during 2015. This table includes vesting of both Company equity awards and ING Group equity awards.

Option Exercises and Stock Vested Table for 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Rodney O. Martin, Jr.			53,160	$2,282,159(1)
			28,241	$1,223,118(2)
			10,506	$455,015(3)
			37,505	$547,727(4)
			7,031	$102,681(5)
Alain M. Karaoglan			17,720	$760,720(1)
			19,109	$827,611(2)
			5,362	$232,228(3)
			37,504	$547,712(4)
			7,031	$102,681(5)
Ewout L. Steenbergen			7,135	$309,017(2)
			439	$19,013(3)
			14,425	$210,664(4)
			1,160	$16,941(5)
Jeffrey T. Becker			32,380	$423,369(6)
			6,944	$300,745(2)
			7,381	$319,671(3)
			14,425	$210,664(4)
			11,008	$160,762(5)

(1)	Represents vesting of a portion of a Deal Incentive Award granted under the Omnibus Plan.
(2)	Represents vesting of a portion of ING Group RSUs granted under the LSPP during 2013 and converted to Voya RSUs at the time of the IPO.

(3)	Represents vesting of a portion of an ING Group deferred share award granted under the LSPP during 2013 in respect of the deferred portion of annual incentive awards and converted to Voya RSUs at the time of the IPO.
(4)	Represents vesting of a portion of an ING Group performance share award granted under the LSPP during 2012.
(5)	Represents vesting of a portion of an ING Group deferred share award granted under the LSPP during 2012 in respect of the deferred portion of annual incentive awards.
(6)	Represents vesting of a portion of ING Group equity awards granted under the ING America Insurance Holdings, Inc. Plan during 2012.

Pension Benefits

As described above under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans,” the Company maintains tax-qualified and nonqualified defined benefit (pension) plans that provide retirement benefits for employees whose length of service allows them to vest in and receive these benefits. During 2015, regular full-time and part-time employees of the Company were covered by the Retirement Plan. Participants in the Retirement Plan whose benefits cannot be paid from the Retirement Plan as a result of IRS compensation or benefit limitations and who are designated by the Company are also eligible to participate in the SERP.

Beginning January 1, 2012, all Voya Financial employees transitioned to a new cash balance pension formula under the Retirement Plan. A similar change to the SERP was also made. The cash balance pension formula credits 4% of eligible compensation to a hypothetical account in the Retirement Plan and the SERP, as applicable, each month. Account balances receive a monthly interest credit based on a 30-year Treasury bond rate published by the IRS in the preceding August of each year (for 2015 that rate was 3.20%). Participants in the Retirement Plan and the SERP prior to January 1, 2012, including Mr. Becker, transitioned to the new cash balance pension formula during the two-year period ending December 31, 2013. Benefits that accrued during the transition period have been determined based on the prior final average pay pension formula or the new cash balance pension formula, whichever is greater. Pension benefits that accrue after the transition period are solely based on the new cash balance pension formula. The SERP benefit is equal to the difference between (a) the participant’s retirement benefit before taking into account the tax limitations on eligible compensation and other compensation deferrals and (b) the participant’s actual retirement benefit paid from the Retirement Plan. Because they began employment after December 31, 2008, the benefits of Messrs. Martin and Karaoglan, will be determined based solely on the new cash balance pension formula.

A participant’s retirement benefits under the Retirement Plan and the SERP vest in full upon completion of three years of vesting service, when the participant reaches age 65 or if the participant dies while in active service with the Company. Participants may begin receiving full retirement benefits at age 65 and may be eligible for reduced benefits if retiring at an earlier age with a minimum of three years of vesting service. As of December 31, 2014, Messrs. Martin and Karaoglan, were each eligible for early retirement under the Retirement Plan. Eligible compensation generally includes base salary, annual incentive award and commissions, if applicable. Cash balance pension benefits under the Retirement Plan are generally payable as a lump-sum but may be paid as a monthly annuity. Cash balance pension benefits under the SERP are payable as a lump sum only. Benefits that accrued under the Retirement Plan and SERP before the cash balance transition period are generally payable in the form of a monthly annuity, though certain benefits under the Retirement Plan may be received as a lump-sum or partial lump-sum payment. Benefits under the SERP may be forfeited at the discretion of the Company if the participant engages in unauthorized competition with the Company, is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company.

The following table presents the accumulated benefits under the Company pension plans in which each NEO participates.

Pension Benefits in 2015

Name	Plan Name	Number Years Credit Service	Present Value of Accumulated Benefit	Payments During 2015
Rodney O. Martin, Jr.	Retirement Plan	4	$43,715	$0
	SERP	4	$87,194	$0

Alain M. Karaoglan	Retirement Plan	4	$38,765	$0
	SERP	4	$77,388	$0

Ewout L. Steenbergen	Retirement Plan	3	$26,469	$0
	SERP	3	$50,879	$0

Jeffrey T. Becker	Retirement Plan	21.4	$402,009	$0
	SERP	21.4	$837,144	$0

Charles P. Nelson	Retirement Plan	1	$9,517	$0
	SERP	1	$7,172	$0

The present value of accumulated benefits under the Retirement Plan and the SERP shown in the “—Pension Benefits in 2015” table is calculated using the same actuarial assumptions used by the Company for GAAP financial reporting purposes, and assuming benefits commence as of age 65 under both plans. Those assumptions are:

•	The discount rate is 4.81%.

•	The post-retirement mortality assumption used annuity payments and to measure liabilities under ASC 175 is based on the RP2015 White Collar Mortality Table (gender specific) with generational projection using Scale MP-2015 after commencement at age 65. No mortality assumed before age 65.

•	The interest crediting rate on cash balance accounts is 3.5%, except AFS cash balance benefits have a minimum of 5.0%.

•	The cost of living adjustment under prior AFS benefits is 2.2%.

Nonqualified Deferred Compensation Plans

The Company maintains the DCSP, a nonqualified deferred compensation plan that allows employees to contribute to deferred compensation accounts amounts above the 401(k) annual limit and provides certain company matching contributions on the deferred amounts.

Voya 409A Deferred Compensation Savings Plan

Eligible employees who meet certain compensation thresholds may elect to participate in the DCSP. Participating employees may elect to defer up to 50% of their salary, up to 50% of their sales-based commission compensation, up to 100% of their short-term variable compensation (excluding sales-based commissions), or up to 100% of their long-term variable compensation. In addition, participants may also elect to defer compensation they would have contributed to their 401(k) Plan accounts were it not for the compensation and contribution limits under the Internal Revenue Code (a “spillover deferral” election). The Company provides a 100% matching contribution on spillover deferral amounts to enable company-matched contributions on deferrals that are in excess of the Internal Revenue Code’s 401(k) contribution limits. Compensation eligible for spillover deferral and matching benefits is limited to three times the Internal Revenue Code compensation limit, which was $265,000 for 2015. The aggregate company match under the 401(k) Plan and DCSP for 2015 was limited to $47,700 (6% of $795,000 maximum eligible compensation for 2015).

The table below presents, for each NEO, 2015 information with respect to nonqualified deferred compensation plans.

Nonqualified Deferred Compensation Plans Table for 2015

Name	Executive Contributions in 2015(1)	Registrant Contributions in 2015	Aggregate Earnings in 2015(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 2015 Year End
Rodney O. Martin, Jr.	$185,625	$31,800	$0	$0	$791,191
Alain M. Karaoglan	$127,645	$31,800	$17,733	$0	$542,203
Ewout L. Steenbergen	$112,440	$31,800	$8,148	$0	$270,251
Jeffrey T. Becker	$304,835	$31,972	$68,395	$0	$3,246,257
Charles P. Nelson	$26,250	$26,250	$568	$0	$53,068

(1)	Amounts reported in this column that are reported in the “Summary Compensation Table” for 2015 are: Mr. Martin—$185,625 base salary; Mr. Karaoglan—$127,645 base salary; Mr. Steenbergen—$112,440 base salary; Mr. Becker—$176,494 base salary and $128,340 annual incentive award; and Mr. Nelson—$26,250 base salary.
(2)	Amounts in this column reflect the interest earned on notional investments, which investments are elected by the participant. The participant has the ability to change his investment election only during open periods. For Mr. Martin, the aggregate earnings in 2015 were a negative amount ($40,779).

Employment Agreements

Employment Agreement of Mr. Martin

On December 11, 2014, we entered into an employment agreement (the “Agreement”) with Mr. Martin, our Chief Executive Officer and Chairman of the board of directors, which replaced and superseded Mr. Martin’s Amended and Restated Employment Agreement dated July 25, 2013 (the “Prior Agreement”), other than the provisions in the Prior Agreement that set forth the terms of the previously agreed transaction incentive awards pursuant to which Mr. Martin was entitled to receive shares of Company common stock in connection with the disposition of the Company’s common stock by ING Group. The term of the Agreement is December 11, 2014 to December 31, 2018 and can be extended by an additional year to December 31, 2019 by mutual agreement prior to July 1, 2018. The execution of the Agreement extended the provisions relating to the transaction incentive awards in the Prior Agreement through December 31, 2016.

Under the terms of this Agreement, Mr. Martin receives an annual base salary of an amount not less than $1 million and has the opportunity for certain incentive payments. Mr. Martin is eligible to participate in the Company’s annual ICP. Mr. Martin’s target bonus opportunity under the ICP will be equal to 200% of base salary, with any actual award (higher or lower) to be determined by the Committee based on the Company’s actual performance, subject to the terms and conditions of the ICP. Mr. Martin’s target bonus opportunity under the ICP has subsequently been increased to 220% of base salary beginning for 2016 performance.

In addition to his base salary and ICP opportunity, pursuant to the Prior Agreement, Mr. Martin received a Deal Incentive Award in the amount of $6 million upon completion of our IPO, consisting of $2 million in cash and $4 million in Company RSUs, issued under the Omnibus Plan, based on the IPO price. The cash component of the award was paid after the completion of the IPO and the RSUs vested following the additional public offerings of the Company’s common stock by ING Group.

During his employment, Mr. Martin is eligible to receive long-term equity-based incentive awards with a target value equal to $5.5 million per year, with any actual award (higher or lower) to be determined by the Committee based on the Company’s actual performance, subject to the terms and conditions of the applicable long-term incentive plan. The target value of Mr. Martin’s long-term equity-based incentive awards has subsequently been increased to $6.3 million per year, effective beginning for 2016 performance. Mr. Martin is entitled to participate in each of the Company’s employee benefit and welfare plans, including plans providing retirement benefits and medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other senior executives of the Company generally.

The Agreement contains various provisions governing termination under various scenarios:

Termination by the Company for Cause

If the Company terminates Mr. Martin’s employment for Cause, the Company will pay his unpaid salary through the date of termination, any amount due for any accrued but unused paid time off, any expense reimbursements due or other accrued vested cash entitlements and any earned but unpaid award under the ICP for a fiscal year ending before the date of termination (collectively, the “Accrued Compensation”). In addition, the Company will pay any benefits to which Mr. Martin is entitled under any plan, contract or arrangement other than those described in the Agreement (including any unpaid deferred compensation and other cash or in kind compensation accrued by him through the end of his employment) (collectively, the “Other Benefits”).

Cause means a) willful failure to perform substantially under the Agreement, after written demand has been given by the board of directors that specifically identifies how Mr. Martin has not substantially performed his responsibilities, b) engagement in illegal conduct or in gross negligence or willful misconduct, in any case, that is materially and demonstrably injurious to the Company, or c) material breach of non-compete, non-solicitation and other restrictive covenants in the Agreement.

Termination by Mr. Martin not for Good Reason

If Mr. Martin terminates his employment not for Good Reason, the Company will pay Mr. Martin the Accrued Compensation and the Other Benefits.

Good Reason includes a) a reduction in salary or incentive award opportunities or failure to pay compensation or other amounts due under the Agreement, b) failure to nominate Mr. Martin to serve on the Company’s board of directors and maintain Mr. Martin in the positions contemplated by the Agreement, or any material reduction or other materially adverse action related to his authority, responsibilities or duties, c) relocation of his principal office more than 50 miles from the New York City metropolitan area or, d) following a change in control (as defined in the Agreement) only, no longer being Chief Executive Officer and Chairman of a publicly-traded company.

In addition, if Mr. Martin terminates his employment not for Good Reason on or prior to December 31, 2016, during the two-year period immediately following the termination, each outstanding unvested restricted stock unit or performance share unit and any other equity awards (collectively, the “Equity Awards”) granted following December 11, 2014 and held by Mr. Martin will continue to vest and be settled on the scheduled dates set forth in the agreements evidencing such awards. Following such two-year period, any remaining unvested Equity Awards will expire. If Mr. Martin terminates his employment not for Good Reason on or after January 1, 2017, following the termination, each outstanding unvested Equity Award granted following December 11, 2014 and held by Mr. Martin will continue to vest and be settled on the scheduled dates set forth in the agreements evidencing such awards, provided, that the portion of each such award that will vest and be settled on such scheduled date will be equal to the product determined by multiplying (i) the shares that otherwise would have been vested on the original scheduled vesting date by (ii) a fraction the numerator of which is the sum of (x) the number of full and partial months which have elapsed from the grant date of the award to the termination date and (y) 24 months, and the denominator of which is the total number of months during the original vesting period under the award. Any unvested Equity Awards as of the date of termination that would not vest pursuant to the foregoing provisions will expire. The Company’s obligation with respect to the Equity Awards in the event of a termination by Mr. Martin not for Good Reason is conditioned upon Mr. Martin’s execution and delivery, without subsequent revocation, of an agreement releasing the Company and its affiliates from all other liability and his compliance with the non-compete, non-solicitation and other restrictive covenants in the Agreement.

Termination by the Company without Cause or by Mr. Martin for Good Reason

If the Company terminates Mr. Martin’s employment without Cause or if he terminates his employment for Good Reason before a change in control, the Company will pay 1) his Accrued Compensation and the Other Benefits, 2) a pro rata ICP award determined as described in the second paragraph of this “Employment Agreement of Mr. Martin” section, multiplied by a fraction the numerator of which is the number of days of employment before termination and the denominator is 365, 3) a lump-sum severance payment equal to his salary plus his ICP award opportunity, multiplied by two, 4) reimbursement for up to 18 months of group healthcare premiums and 5) any Equity Awards granted after December 11, 2014 will continue to be vested and settled on the scheduled dates set forth in the agreements evidencing such awards.

If the Company terminates Mr. Martin’s employment without Cause or if he terminates his employment for Good Reason within two years following a change in control, Mr. Martin will receive the payments set forth in clauses 1) through 4) described in the immediate prior paragraph, and 5) any Equity Awards granted after December 11, 2014 will continue to be vested and settled on the scheduled dates set forth in the agreements evidencing such awards, provided, however, to the extent such treatment would not cause a violation of Section 409A of the Internal Revenue Code, if the award agreement for any such award provides for any accelerated vesting or settlement, then such provision will apply.

The Company’s obligation to make the payments and benefits specified in the immediate prior two paragraphs in the event of a termination by the Company without Cause or by Mr. Martin for Good Reason is conditioned upon Mr. Martin’s execution and delivery, without subsequent revocation, of an agreement releasing the Company and its affiliates from all other liability and his compliance with the non-compete, non-solicitation and other restrictive covenants in the Agreement, except that payment of the Accrued Compensation and the Other Benefits is not subject to such a condition. If the termination occurs within two years following a change in control, however, the condition on Mr. Martin to deliver the release agreement will only apply if the Company will have also delivered an agreement to Mr. Martin releasing him from all liability (other than the post-employment obligations contemplated in the Agreement).

The Agreement does not affect the terms of Equity Awards granted to Mr. Martin prior to December 11, 2014, which shall continue to be subject to their existing terms.

In the event that an independent accounting firm designated by the Company with Mr. Martin’s written consent determines that any payment to or for Mr. Martin’s benefit made by the Company, any of its affiliates, any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets, or an affiliate of such person (collectively, the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the accounting firm will determine whether such payments will be reduced so that no portion of such payment will be subject to the excise tax. Such reduction will occur if and only to the extent that it would result in Mr. Martin retaining a higher amount, on an after-tax basis (taking into account all applicable taxes), than if he received all of the Total Payments.

Employment Agreement of Mr. Karaoglan

Mr. Karaoglan serves as the Executive Vice President and Chief Operating Officer of the Company, reporting to the CEO. Certain terms and conditions of his employment are set forth in an offer letter dated April 5, 2011, as amended as of July 25, 2013. Mr. Karaoglan is employed at will, and the Company may change the terms of or terminate his employment at any time.

Under the terms of his offer letter, Mr. Karaoglan received an annual base salary of $650,000 and has the opportunity for certain incentive payments. Mr. Karaoglan is eligible to receive an annual incentive award with a target bonus opportunity of 100% of his base salary with the opportunity to earn up to 200% of his base salary, a certain portion of which is subject to deferral. The offer letter also states that Mr. Karaoglan is eligible to participate in the LSPP, under which he may receive a long-term incentive award of ING Group restricted stock and/or performance shares with a target value of 100% of his salary (following our IPO, awards to employees of the Company are made in the form of Voya Financial, Inc. equity grants pursuant to the Omnibus Plan, rather than the LSPP). Mr. Karaoglan’s base salary has subsequently been increased to $740,000, his target annual incentive award has subsequently been increased to 160% of base salary, and his target long-term incentive award has subsequently been increased to 321% of base salary.

In addition to his base salary, annual incentive award opportunity and long-term incentive award opportunity, Mr. Karaoglan received a Deal Incentive Award in the amount of $2 million upon completion of our IPO, consisting of $666,667 in cash and $1,333,333 in RSUs based on the IPO price. The cash component of the award was paid after the completion of the IPO and the RSUs vested following the additional public offerings of the Company’s common stock by ING Group.

Employment Agreement of Mr. Steenbergen

Mr. Steenbergen serves as Executive Vice President and Chief Financial Officer of the Company. Prior to Mr. Steenbergen’s localization and the execution of his offer letter, dated March 28, 2013, Mr. Steenbergen was party to an employment agreement with ING Group, as Director of the Retail Division of ING Nederland. This agreement was originally entered into on May 19, 2004 and was amended effective January 1, 2006.

The terms of Mr. Steenbergen’s localization and his employment as a local employee of the Company are set forth in an offer letter dated March 28, 2013. Mr. Steenbergen is employed at will, and the Company may change the terms of or terminate his employment at any time. Under the terms of his offer letter, Mr. Steenbergen, beginning April 1, 2013, received a base salary of $550,000 and had a target annual incentive opportunity of 100% of his base salary, and a long-term incentive opportunity of 200% of his base salary. Mr. Steenbergen’s base salary has subsequently been increased to $625,000, his target annual incentive award has subsequently been increased to 163% of base salary, and his target long-term incentive award opportunity has been changed to 190% of base salary. To support his transition to a local, market competitive compensation package, Mr. Steenbergen received a market value allowance of $400,000 for each twelve-month period beginning April 15, 2013 and 2014, respectively.

Mr. Steenbergen was awarded a Deal Incentive Award with an original value of $650,000, which, in connection with his localization, was increased to $800,000.

Employment Agreement of Mr. Becker

Mr. Becker serves as the Chief Executive Officer of Investment Management. Certain terms and conditions of his employment are set forth in an offer letter from Aetna Life & Casualty, dated July 25, 1994. Under the terms of his offer letter, Mr. Becker is entitled to an annual base salary of $82,500, which may be reviewed and adjusted. Mr. Becker is employed at will, and the Company may change the terms of or terminate his employment at any time. Mr. Becker’s base salary has subsequently been increased to $600,000. Mr. Becker is party to a letter agreement pursuant to which he received a Deal Incentive Award of $800,000.

Employment Agreement of Mr. Nelson

Mr. Nelson serves as the Chief Executive Officer of Retirement. Certain terms and conditions of his employment are set forth in an offer letter dated April 8, 2015. Under the terms of his offer letter, Mr. Nelson is entitled to an annual base salary of $700,000, which may be reviewed and adjusted. Mr. Nelson is eligible to receive an annual incentive award with a target bonus opportunity of 125% of his base salary. The offer letter also states that Mr. Nelson is eligible to receive long-term incentive awards of the Company’s restricted stock and/or performance shares with a target value of 250% of his base salary. In addition, Mr. Nelson received the following one-time awards upon joining the Company: a) $200,000 cash award, b) $700,000 deferred cash award payable in three installments in May 2016, May 2017 and May 2018, c) restricted stock units with an initial grant value of $1.7 million, of which $500,000 will vest four years after the grant date and $500,000 will vest eight years after the grant date, and for the remaining $700,000, 1/3 of which will vest each year starting a year after the grant date, and d) performance stock units with an initial grant value of $700,000 that will vest three years after the date of grant, the number of shares of the Company’s common stock to be delivered will depend on the achievement of certain performance factors and could range from 0% to 150% of the number of performance stock units granted. Mr. Nelson is employed at will, and the Company may change the terms of or terminate his employment at any time.

Potential Payments upon a Termination or Change in Control

The Voya Severance Pay Plan (the “Severance Plan”) provides for the payment of severance benefits to eligible employees in the event of a qualifying termination of employment. Examples of qualifying termination events include an employee’s job elimination as a result of a reduction in workforce, an acquisition, a merger, divestiture or restructuring, outsourcing or position elimination. Other examples of qualifying termination events are significant pay reductions due to an employer-requested job change, the transfer of an employee’s job function more than 50 miles from the employee’s current work location, an employee’s job being filled while the employee is on an approved leave and the expiration of an employee’s expatriation assignment. Employees whose employment terminates for reasons other than a qualifying termination, including those who resign or are terminated for unsatisfactory performance, violation of laws or Company policies or similar reasons are not eligible for payments under the Severance Plan. Under the Severance Plan, eligible employees who do not sign a waiver and release agreement in connection with their employment termination receive two weeks of eligible pay. Employees who sign a waiver and release receive a benefit equal to the greatest of six weeks of eligible pay, two weeks of eligible pay per year of service (up to 52 weeks of eligible pay), or two weeks of eligible pay per $10,000 of eligible pay (up to 52 weeks of eligible pay). Outplacement and support services may be provided to eligible employees at the discretion of the Company.

Mr. Martin’s employment agreement sets forth the payments that he will receive in the event of an involuntary separation without “Cause” or for “Good Reason,” as defined in the employment agreement. See “—Employment Agreement of Mr. Martin” above. Currently, there are no other employment agreements that provide payments due to termination of employment. Mr. Karaoglan, Mr. Steenbergen, Mr. Becker and Mr. Nelson are eligible to participate in the Severance Plan that is generally available to all full-time and part-time employees.

Potential Payments upon Termination or Change of Control Table(1)

The following table sets forth, for each NEO, an estimate of potential payments the NEO would have received at, following, or in connection with a termination of employment under the circumstances enumerated below on December 31, 2015. The table does not reflect the new severance plan that the Company adopted in 2016. A description of the new severance plan is included following the table.

Name	Termination Trigger	Severance(2)	Annual Incentive	Health & Welfare Continuation	Equity Vesting	Other Benefits(3)	Total
Rodney O. Martin, Jr	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case Prior to Change in Control)(4)	$6,000,000	$1,980,000(7)	$17,622	$11,837,886	$35,000	$19,870,508
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)(4)(5)	$6,000,000	$1,980,000(7)	$17,622	$11,837,886	$35,000	$19,870,508
	Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement or Voluntary Termination Other Than Good Reason(6)	$—	$—	$—	$10,407,697	$—	$10,407,697
	Death(6)	$—	$1,980,000(7)	$—	$11,769,307	$—	$13,749,307
	Disability(6)	$—	$1,980,000(7)	$—	$11,769,307	$—	$13,749,307
Alain M. Karaoglan	Involuntary Termination without Cause (Prior to Change in Control)(4)	$700,000	$—	$7,832	$3,990,709	$35,000	$4,733,541
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)(4)(5)	$700,000	$—	$7,832	$5,486,527	$35,000	$6,229,359
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement(6)	$—	$—	$—	$—	$—	$—
	Death(6)	$—	$—	$—	$5,457,734	$—	$5,457,734
	Disability(6)	$—	$—	$—	$5,457,734	$—	$5,457,734
Ewout L. Steenbergen	Involuntary Termination without Cause (Prior to Change in Control)(4)	$625,000	$—	$11,146	$2,302,557	$35,000	$2,973,702
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)(4)(5)	$625,000	$—	$11,146	$3,095,552	$35,000	$3,766,697
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement(6)	$—	$—	$—	$—	$—	$—
	Death(6)	$—	$—	$—	$3,080,287	$—	$3,080,287
	Disability(6)	$—	$—	$—	$3,080,287	$—	$3,080,287

Name	Termination Trigger	Severance(2)	Annual Incentive	Health & Welfare Continuation	Equity Vesting	Other Benefits(3)	Total
Jeffrey T. Becker	Involuntary Termination without Cause (Prior to Change in Control)(4)	$600,000	$—	$11,202	$3,685,242	$35,000	$4,331,444
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)(4)(5)	$600,000	$—	$11,202	$4,645,221	$35,000	$5,291,422
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement(6)	$—	$—	$—	$—	$—	$—
	Death(6)	$—	$—	$—	$4,684,691	$—	$4,684,691
	Disability(6)	$—	$—	$—	$4,684,691	$—	$4,684,691
Charles P. Nelson	Involuntary Termination without Cause (Prior to Change in Control)(4)	$700,000	$—	$9,112	$314,326	$35,000	$1,058,438
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)(4)(5)	$700,000	$—	$9,112	$1,631,306	$35,000	$2,375,418
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement(6)	$—	$—	$—	$—	$—	$—
	Death(6)	$—	$—	$—	$1,620,718	$—	$1,620,718
	Disability(6)	$—	$—	$—	$1,620,718	$—	$1,620,718

(1)	All amounts assume that the triggering event took place on December 31, 2015 and the price per share of ING Group ordinary shares was $12.45 and Voya common stock was $36.91. As of December 31, 2015, only one NEO (Mr. Martin) was retirement eligible (only with respect to the long-term incentive awards granted in 2014 and 2015). There are no change in control provisions that would affect the level of benefits payable from the pension plans.
(2)	Under the terms of his employment agreement, cash severance payments to Mr. Martin would be made in a lump sum by the Company. Under the terms of the Voya Severance Plan and subject to the executive’s execution of a release, cash severance payments to Mr. Karaoglan, Mr. Steenbergen, Mr. Becker and Mr. Nelson would be made by the Company in substantially equal, semi-monthly payments as the same time as the regular payroll, for the duration of the severance period. The Voya Severance Plan determines benefits under a formula that takes into account service and salary. The Plan’s maximum severance benefit is equal to 52 weeks of eligible pay.
(3)	All NEOs are eligible for the Company’s executive outplacement services program which provides services for up to 12 months at a fixed cost of $35,000 per participant.
(4)	Treatment and valuation of various equity awards upon involuntary termination (and for Mr. Martin upon Voluntary Termination for Good Reason) are as follows: (1) Voya RSUs, PSUs and performance-vested stock options are treated in accordance with individual award agreements; and (2) American Depositary Share units of ING Group originally granted under the Equity Plan and converted to Voya RSUs vest on a pro-rated basis based on the number of months of employment from grant date to termination date. The severance and equity vesting amounts presented above are maximum estimated amounts, actual payment may differ depending on the circumstances of termination.
(5)	Performance vested stock options granted under the 2014 Omnibus Plan continue to be exercisable for 1 year after a change in control, if in the money. As of December 31, 2015, these awards were not in the money and are reflected with a value of zero.
(6)	Treatment and valuation of the RSUs, PSUs and performance-vested stock options upon termination due to retirement, death or disability are in accordance with individual award agreements.
(7)	Annual Incentive amount equals target award multiplied by Company performance for 2015.

On February 22, 2016, we adopted the Voya Financial, Inc. Severance Plan for Senior Managers (the “New Severance Plan”), which provides severance benefits for designated senior managers (“Plan Participants”) of the Company and its subsidiaries in the event of specified “Qualified Terminations”, generally involving terminations not for Cause (as such term is defined in the New Severance Plan), or, following certain change of control events, voluntary terminations for Good Reason (as such term is defined in the New Severance Plan). The provisions of the New Severance Plan do not apply to Mr. Martin, whose employment agreement provides for specific severance benefits and contains non-compete, non-solicitation and other restrictive covenants.

Under the New Severance Plan, in the event of a Qualified Termination, Plan Participants would be entitled to specified severance benefits, including (i) a lump sum cash payment equal to the Plan Participant’s eligible base salary and annual cash bonus, multiplied by a specified factor (ranging from one to two (two for NEOs)); (ii) twelve months of continued participation in the Company’s health care plan on the terms and conditions available to active employees, which period of participation shall be considered part of the period of continued coverage required to be offered by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985; and (iii) a pro-rated cash bonus with respect to the period of employment prior to the Qualified Termination.

In consideration for receipt of severance benefits, Plan Participants are required to execute a release of claims in favor of the Company, as well as abide by a set of restrictive covenants, which include (i) non-competition with the Company for a period ranging from six months to one year (one year for NEOs); (ii) non-solicitation of the Company’s employees and agents for a period of one year; (iii) non-solicitation of the Company’s customers and prospective customers for a period of one year; and (iv) certain confidentiality and cooperation provisions.

The provisions of the New Severance Plan do not apply to certain employees of the Company or its subsidiaries who have entered into a written employment agreement with the Company providing for specific severance benefits.

REPORT OF OUR COMPENSATION AND BENEFITS COMMITTEE

Our Compensation and Benefits Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by the management of Voya Financial, Inc., and discussed the CD&A with the management of Voya Financial, Inc. Based on the Committee’s review and discussions, the Committee recommended to the board that the CD&A be included in this proxy statement.

Compensation and Benefits Committee:

J. Barry Griswell (Chair)

Jane P. Chwick

Ruth Ann M. Gillis

Frederick S. Hubbell

Joseph V. Tripodi

NON-EMPLOYEE DIRECTOR COMPENSATION

Each of our directors who is not our employee (each, a “non-employee director”) currently receives the following compensation for their service on our board of directors and its committees. For service periods of less than one year, amounts are prorated.

Element of Compensation	Annual Compensation Amount
Annual Cash Fees	$105,000 cash payment
Annual Equity Grant	$115,000, in the form of time-vested RSUs
Committee Membership Fees	$10,000 cash payment, per committee, for all committee members, excluding committee chairs
Committee Chair Fees	$25,000 cash payment (Audit Committee) $20,000 cash payment (Compensation and Benefits Committee) $15,000 cash payment (all other committees)
Lead Director Fees	$25,000 cash payment

Director Summary Compensation Table

The chart below indicates the elements and total value of cash compensation and of RSUs granted to each non-employee director for services performed in 2015. Pursuant to SEC rules, this table includes equity awards granted during 2015, and excludes equity awards granted in 2016 in respect of 2015 service. Cash amounts, however, reflect amounts paid in respect of 2015 service, even if paid during 2016.

Director	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
Lynne Biggar	$134,861	$115,017	$9,660	$259,538
Jane P. Chwick	$132,500	$115,017	$—	$247,517
Ruth Ann M. Gillis	$52,657	$47,938	$25,000	$125,595
J. Barry Griswell	$155,000	$115,017	$25,000	$295,017
Frederick S. Hubbell	$165,000	$115,017	$—	$280,017
Byron H. Pollitt, Jr.	$52,657	$47,938	$—	$100,595
Joseph V. Tripodi	$94,625	$82,875	$15,000	$192,500
Deborah C. Wright	$129,930	$115,017	$25,000	$269,947
David Zwiener	$150,000	$115,017	$10,000	$275,017

(1)	Represents the grant date fair value of the award based on the fair market value of a share of Company common stock on the date of grant.
(2)	Consists of matching charitable contributions for Ms. Biggar, Ms. Gillis, Mr. Griswell, Mr. Tripodi, Ms. Wright and Mr. Zwiener.

Director Compensation Deferral Plan

In 2015, we adopted a deferred cash fee plan pursuant to which non-employee directors may elect to defer all or a portion of their cash director fees either into a cash account or into an account in the form of our common stock and receive amounts deferred upon the earlier of the in-service distribution date designated by the director and the date on which the director first ceases to be a director of the Company. Any designated in-service distribution date for deferred fees can be no earlier than March 31, 2018 and no later than December 31, 2025. Directors may elect to receive their distributions either in a single lump sum or in quarterly or annual installments over a period of five or ten years.

Director Equity Awards

The following table sets forth outstanding equity awards held by each non-employee director as of December 31, 2015. All director equity awards are in the form of RSUs and settle in shares of our common stock only after the director’s service on the board of directors has come to an end. For RSUs granted in 2013 and 2014, 50% of the RSUs vest on the second anniversary of the grant date, and 25% on each of the third and fourth such anniversaries. For RSUs granted in 2015, 1/3 of the RSUs vest on each of the first, second and third anniversaries of the grant date.

Director	Number of RSUs Outstanding
Lynne Biggar	3,184
Jane P. Chwick	4,471
Ruth Ann M. Gillis	1,015
J. Barry Griswell	8,495
Frederick S. Hubbell	8,495
Byron H. Pollitt, Jr.	1,015
Joseph V. Tripodi	1,875
Deborah C. Wright	4,471
David Zwiener	8,495

Under our Corporate Governance Guidelines, our directors are required to own Voya stock in an amount that is five times the annual board cash fees by the later of March 2020 or the fifth anniversary from the director’s initial election or appointment to the board. Voya stock includes shares of our common stock beneficially owned by the director and vested or unvested restricted stock units in respect of our common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no interlocking relationships between any member of our Compensation and Benefits Committee and any of our executive officers that require disclosure under the applicable rules promulgated under the federal securities laws.

Agenda Item 3.	Approval of the Adoption of the Voya Financial, Inc. 2017 Annual Cash Incentive Plan.

The stockholders are being asked to approve the adoption of the Voya Financial, Inc. 2017 Annual Cash Incentive Plan (the “2017 Incentive Plan”), which will serve to replace the Company’s existing annual cash incentive plan as the principal plan through which we provide cash-based incentive compensation to our employees. The 2017 Incentive Plan is also being adopted and submitted to the vote of stockholders to provide the opportunity for the Company’s performance-based cash incentive awards to comply with the criteria for tax deductibility set forth in Section 162(m) of the Internal Revenue Code.

The 2017 Incentive Plan is attached to this proxy statement as Exhibit B and has also been filed with the SEC along with this proxy statement.

Our Board of Directors adopted the 2017 Incentive Plan on February 4, 2016, subject to stockholder approval. If approved by the stockholders, the 2017 Incentive Plan will be effective as of January 1, 2017.

Accordingly, the following resolution will be presented at our Annual Meeting:

RESOLVED, that the adoption of the Voya Financial, Inc. 2017 Incentive Plan, as presented and included in the Definitive Proxy Statement on Schedule 14A of the Company filed with the Securities and Exchange Commission, is hereby APPROVED.

Board Recommendation: Our board of directors unanimously recommends that stockholders vote FOR the adoption of the 2017 Incentive Plan.

New Plan Benefits: As of the date of this proxy statement, no awards have been granted under the 2017 Incentive Plan and no awards will be granted until 2017.

Summary of Plan

The following description of the 2017 Incentive Plan, as proposed to be adopted by the foregoing resolution, is a summary, does not purport to be complete and is qualified in its entirety by the full text of the proposed 2017 Incentive Plan. A copy of the 2017 Incentive Plan is attached to this proxy statement as Exhibit B.

Voya Financial, Inc. 2017 Annual Cash Incentive Plan

Purpose; Types of Awards. The purposes of the 2017 Incentive Plan are to align the financial interests of eligible participants of the Company with those of our stockholders, to attract and retain those individuals by providing compensation opportunities that are consistent with our compensation philosophy, and to provide incentives to those individuals who contribute significantly to our performance and growth.

To accomplish these purposes, the 2017 Incentive Plan provides for grants of cash-based performance awards, including awards that are subject to the satisfaction of prescribed performance objectives. With respect to awards made to our executive officers that are intended to qualify as performance-based compensation for purposes of Section 162(m) under the Internal Revenue Code, awards may only be made to the extent that the Company achieves specified levels of Operating Earnings Before Income Taxes (as defined in the 2017 Incentive Plan).

Administration of the 2017 Incentive Plan. The 2017 Incentive Plan is administered by the Compensation and Benefits Committee (the “Committee”) of the Company’s Board of Directors. Subject to the terms of the 2017 Incentive Plan, the Compensation and Benefits Committee will, subject to Board authorization, determine which employees and prospective employees will receive grants under the 2017 Incentive Plan, the dates of grant, the numbers and types of awards to be granted, and the terms and conditions of the awards. In addition, the

Compensation and Benefits Committee will interpret the 2017 Incentive Plan and may adopt any administrative rules, regulations, procedures and guidelines governing the 2017 Incentive Plan or any awards granted under the 2017 Incentive Plan as it deems to be appropriate. The Compensation and Benefits Committee may also delegate any of its powers, responsibilities or duties to any person who is not a member of the Compensation and Benefits Committee or any administrative group within the company. Our board of directors may also grant awards or administer the 2017 Incentive Plan directly.

Eligibility. Any employee of Voya Financial, Inc. is eligible for selection by the Compensation and Benefits Committee to receive an award under the 2017 Incentive Plan. As of March 31, 2016, Voya Financial, Inc. had approximately 7,000 employees.

Awards. Awards under the 2017 Incentive Plan may be paid to an eligible employee in any amount and, in the absolute discretion of the Committee, regardless of the achievement of any performance goals. However, the Committee may, at its discretion, (i) specify an individual target award for a Participant and (ii) establish the performance and the maximum, target and/or threshold (as applicable) Award payable upon attainment thereof. Each Award may be expressed in any manner at the Committee’s discretion, including as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under the 2017 Incentive Plan) or an amount determined pursuant to an objective formula or standard.

Awards may be made singly or in combination, as part of compensation awards or performance awards, or both. All of the Awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the Committee, in its sole discretion subject to certain limitations provided in the 2017 Incentive Plan.

Awards earned in respect of a Performance Period shall be made in a lump sum cash payment as soon as practicable following the end of such Performance Period, and in no event later than the fifteenth (15th) day of the third month following the end of the Performance Period. All Awards shall be subject to the terms of the Voya Financial, Inc. Compensation Recoupment Policy (as it may be amended from time to time).

Performance Goals. The Committee may grant awards that are subject to performance goals. Performance goals may include goals based on either the total return to shareholders (whether in absolute terms or relative to performance at other companies or a published index) or upon the attainment of one or more of the following goals: stock price, operating earnings (before or after tax), adjusted operating earnings (before or after tax), net income, return on equity, return on capital, adjusted return on equity, adjusted return on capital, market share, distributable earnings (before or after holding company expense), distributable cash flow (before or after holding company expense), level of expenses, growth in revenue, earnings before interest, taxes, depreciation and amortization, cash flow, earnings per share, book value per share, return on invested capital, return on assets, economic value added, and improvements in or attainment of working capital levels, in each case either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement on a whole Company basis or with respect to one or more businesses, business units, segments or Subsidiaries, or on the basis of individual performance. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured in absolute terms or relative to comparative companies and may be subject to adjustment as determined by the Committee in its discretion. The Committee may provide, in connection with the setting of the Performance Goals, that any evaluation of performance may include or exclude certain items that may occur during any fiscal year of the Company, including, without limitation, the following: (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) DAC/VOBA unlocking, as described in the Company’s periodic financial disclosures; (vi) extraordinary or nonrecurring items, or other notable items; (vii) acquisitions or divestitures; and (viii) foreign exchange gains and losses.

Qualified Awards. Executive Officers of the Company shall be eligible to receive “Qualified Awards” under the 2017 Incentive Plan, which are Awards intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Not later than the 90th day after the start of a Performance Period, the Committee shall designate the executive officers eligible to receive Qualified Awards for such Performance Period and establish, in writing, for each such executive officer a maximum Qualified Award, expressed as a percentage of the Bonus Pool (as defined below) for that Performance Period; provided that the total of all such maximum percentages for all such executive officers shall not exceed 100% (except to the extent permitted by Section 162(m) of the Internal Revenue Code).

Following the conclusion of each Performance Period, the Committee shall determine and certify, in writing, the amount of Operating Earnings Before Income Taxes (based upon the Company’s audited financial statements relating to such Performance Period) for the Performance Period and determine the Bonus Pool and the maximum Qualified Bonus Award payable to each executive officer in respect of such Performance Period; provided, however, that the Committee may, in its sole and absolute discretion, elect to reduce the amount payable to an executive officer pursuant to a Qualified Award to less (including to zero) than the maximum amount determined for the Performance Period based upon such Company or individual performance or such other criteria as it may determine, including without limitation, the achievement of Performance Goals. No Qualified Award may be paid until the Committee has certified the level of attainment of Operating Earnings Before Income Taxes other than, in the discretion of the Committee, following a change in control of the Company. Qualified Awards earned in respect of a Performance Period shall be made in a lump sum cash payment as soon as practicable following such Committee certification but in no event later than the fifteenth (15th) day of the third month following the end of the Performance Period.

Any Qualified Award paid to an executive officer with respect to a Performance Period shall not exceed the lesser of (i) the product of three (3) times the annual base salary of such executive officer for such Performance Period and (ii) $10,000,000.00. The Committee shall not have the authority to increase any Qualified Award payable to a Covered Participant beyond the maximum amount calculated as set forth above.

For purposes of Qualified Awards, “Bonus Pool” means 2% of the Operating Earnings Before Income Taxes of the Company for the relevant Performance Period.

Amendment and Termination. The Committee may from time to time suspend, discontinue, revise or amend the 2017 Incentive Plan.

Agenda Item 4. Approval of the Adoption of the Voya Financial, Inc. Employee Stock Purchase Plan.

The stockholders are being asked to approve the adoption of the Voya Financial, Inc. Employee Stock Purchase Plan (the “ESPP”), under which eligible employees of Voya Financial, Inc. and its qualified subsidiaries may acquire shares of common stock of Voya Financial, Inc., at a price per share that is between 85% and 100% of the Fair Market Value (as defined below) of the shares. The ESPP is intended to be a plan qualified under Section 423 of the Internal Revenue Code, which provides certain tax benefits to plan participants and imposes certain limitations on the amount and price of the stock that may be sold under the ESPP, and on sales of stock acquired under the ESPP. A copy of the ESPP is attached as Exhibit C to this proxy statement and has also been filed with the SEC along with this proxy statement.

Our Board of Directors adopted the ESPP on October 29, 2015, subject to stockholder approval.

Accordingly, the following resolution will be presented at our Annual Meeting:

RESOLVED, that the adoption of the Voya Financial, Inc. Employee Stock Purchase Plan, as presented and included in the Definitive Proxy Statement on Schedule 14A of the Company filed with the Securities and Exchange Commission, is hereby APPROVED.

Board Recommendation: Our board of directors unanimously recommends that stockholders vote FOR the adoption of the ESPP.

The following is a summary of certain provisions of the ESPP and does not purport to be a complete description of such provisions or of the ESPP or its operation. The following is qualified in its entirety by reference to the terms and provisions of the ESPP, which is attached hereto as Exhibit C. All capitalized terms used herein but not defined have the same meaning as those capitalized terms in the ESPP.

Eligible Participants

The ESPP is generally available to employees of the Company or any of its Designated Subsidiaries who (1) customarily work more than twenty (20) hours per week (or such lesser period of time as may be determined by the ESPP Administrator in its discretion), and (2) customarily work more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion).

“Highly compensated employees” of the Company or a Designated Subsidiary (as that term is defined in Section 414(q) of the Code) or a subset thereof may be excluded from participation in an Offering under the ESPP in the Administrator’s discretion. Additionally, employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the ESPP or an Offering if the participation of such employees is prohibited under the laws of the applicable jurisdiction, or if complying with the laws of the applicable jurisdiction would cause the ESPP or an Offering to violate Section 423 of the Code. In the case of an employee on a leave of absence, the employment relationship will be treated as continuing intact while the individual is on an approved leave of absence for up to eighty-nine (89) days; provided, that the employment relationship will be deemed to have terminated on the ninetieth (90th) day unless the individual’s right to reemployment is guaranteed either by statute or by contract.

No employee who would otherwise be eligible will be entitled to participate in an Offering if such employee owns or has the right to acquire (or as a result of participation in the ESPP would own or have the right to acquire) 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or any of its Subsidiaries.

As of March 31, 2016, the Company and its Designated Subsidiaries had approximately 7,000 employees.

Administrator

The Compensation and Benefits Committee of the Company’s Board of Directors, or its delegate, acts as Administrator of the ESPP.

Offering Periods

Each employee of the Company or any of its Designated Subsidiaries may elect to participate in an Offering under the ESPP for any Offering Period which commences after the date on which such employee first becomes eligible to participate in the ESPP. Eligible employees who elect to participate in an Offering Period are referred to herein as a “Participant”. Each Participant may elect to have deductions made from his or her base salary for each pay period of between one percent (1%) and twenty percent (20%) (in increments of one percent).

A Participant’s payroll deductions will commence as of the first day of the Offering Period, and will end on the last day in the Offering Period to which such authorization is applicable, unless sooner terminated. All payroll deductions made for a Participant will be credited to an account established in the name of such Participant and maintained by the Company. Each “Offering Period” will be a six-month period commencing on or about February 15 and August 15 of each calendar year, beginning in calendar year 2016; provided that the first Offering Period under the ESPP commenced on April 1, 2016 and will end on September 30, 2016. The beginning and end dates of each Offering Period under the ESPP and the duration and timing of the Offering Periods may be changed by the Administrator. Although an Offering Period may commence prior to shareholder approval of the ESPP, no shares of Company stock may be sold under the ESPP until such approval is obtained. If the stockholders do not approve the ESPP, the Offering that commenced on April 1, 2016 will be terminated and payroll deductions will be returned in full to all Participants.

Interest will not accrue on amounts deducted from payroll pursuant to the ESPP. If a Participant’s participation in an Offering Period or the ESPP terminates for any reason, all of the Participant’s payroll deductions credited to his or her account will be paid to such Participant without interest.

Purchase of Shares under the ESPP

Amounts accumulated in a Participant’s account as a result of payroll deductions are used on the last day of each Offering Period or, if such day is not a day on which the principal exchange on which the Shares are listed is open for trading, then the next such trading day (the “Purchase Date”) to purchase the maximum possible number of whole Shares for each Participant at the applicable Purchase Price (as defined below). No fractional Shares shall be purchased. Any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full Share will be retained in the Participant’s account for the subsequent Offering Period. Any other funds left over in a Participant’s account after the Purchase Date will be returned to the Participant, without interest.

For purposes of the first Offering Period, the purchase price to be paid by a Participant for a Share purchased under the ESPP is 95% of the Fair Market Value of a Share on the Purchase Date (the “Purchase Price”). The Purchase Price may be adjusted by the Administrator for subsequent Offering Periods to any price between 85% and 100% of the Fair Market Value of a Share. The Administrator may further determine that for subsequent Offering Periods the Purchase Price will relate to the lower of the Fair Market Value on the Purchase Date and on the first day of such Offering Period.

“Fair Market Value” on a specified date means the closing price of the Shares on the principal exchange on which the Shares are then listed or admitted to trading on the trading day immediately preceding such date. In the event that such price is not available, then the Fair Market Value of the Shares will be determined by the Administrator in good faith, taking into account the most recent trading price of the Shares on the principal exchange on which the Shares are then listed or admitted to trading, and such determination will be conclusive.

Limitation on Acquisition of Shares under the ESPP

Participants may not purchase more than 1,500 Shares in any one Offering Period. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Shares a Participant may purchase during each Offering Period.

If the Administrator determines that, on a given Purchase Date, the number of Shares to be purchased with all Participants’ contributions may exceed the number of Shares available for sale under the ESPP on such Purchase Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the Shares available for purchase on such Purchase Date in as uniform and equitable a manner as will be practicable among all Participants electing to purchase Shares on such Purchase Date.

In addition, no Participant may participate in an Offering Period to the extent that he or she would accrue the right to purchase stock under the ESPP and any other plans of the Company and its Subsidiaries which constitute “employee stock purchase plans” within the meaning of Section 423 of the Code at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the Shares on the first day of the Offering Period) for any calendar year in which the right to purchase Shares under the ESPP is outstanding.

Withdrawal from the ESPP

A Participant may withdraw from the ESPP at any time by providing fifteen (15) days’ notice to the Administrator. Withdrawal must become effective before the last trading day of the Offering Period, or else such payroll deductions will be used to purchase Shares on the Purchase Date. Upon a Participant’s withdrawal, all of the Participant’s payroll deductions credited to his or her Account will be paid to such Participant without interest and his or her participation in the Offering Period from which he or she withdrew will be terminated and no further payroll deductions will be made for him or her during the remainder of that Offering Period. A Participant cannot withdraw from the ESPP in part. Shares held in the Participant’s Account as of the date of withdrawal will remain in the Account until the Participant directs the sale of such Shares.

Rights of ESPP Participants

Prior to the Purchase Date on which Shares are purchased on behalf of a Participant under the ESPP, the Participant will not have any rights as a shareholder of the Company with respect to the Shares.

From and after the Purchase Date on which Shares are purchased on behalf of a Participant under the ESPP, the Participant has all of the rights and privileges of a shareholder of the Company with respect to such Shares, except that Shares held in the Participant’s Account under the ESPP must remain in the Account until the Participant directs the sale of such Shares in accordance with the ESPP. From and after the Purchase Date, the Participant will be entitled, upon payment of a customary brokerage fee, to direct the Custodian at any time to sell all or any portion of the Shares held in the Participant’s account. The sale of Shares purchased under the ESPP is subject to all policies of the Company (including without limitation its insider trading and trading window policies) then in effect. Additionally, prior to any Offering Period, the Administrator may provide that no Participant may sell Shares purchased pursuant to such Offering Period until the earliest of (i) the later of the day after the first anniversary of the Purchase Date on which the Shares were purchased and the day after the second anniversary of the first day of such Offering Period, (ii) the Participant’s death, and (iii) the date on which the Participant presents proof satisfactory to the Company that he or she has either become disabled within the meaning of Section 22(e)(3) of the Code or needs the Shares on account of Hardship, and the Company may take certain actions to so restrict the potential sale of the Shares, including holding such Shares in escrow pending their release to the Participant. Each Participant must promptly give the Company notice of any disposition of Shares purchased under the ESPP where such disposition occurs within two years of the first day of the Offering Period pursuant to which such Shares were purchased, or within one year after the Purchase Date on which such Shares were purchased.

“Hardship” means the occurrence of one or more of the following events as determined by the Administrator in its discretion: (a) a death within the Participant’s immediate family; (b) extraordinary medical expenses for one or more members of the Participant’s immediate family which are not covered by insurance programs sponsored by the Company; (c) the education costs of one or more of the Participant’s immediate family; (d) the purchase or renovation of a principal place of residence of the Participant; or (e) such other financing emergency needs as may be approved by the Company on a uniform and nondiscriminatory basis.

A Participant is at all times the owner of any amounts deducted from the Participant’s compensation and credited to the relevant subaccount under the ESPP, though prior to the Purchase Date, the Company may use such amounts for any corporate purpose.

Participants may not transfer payroll deductions credited to a Participant’s account, rights with respect to participation in the ESPP or rights to receive Shares under the ESPP, and if any such action is taken by a Participant, or any claim is asserted by any other person in respect of such right and interest, such action or claim will be treated as an election to withdraw from the ESPP.

Neither the ESPP nor participation in it confers any right on any Participant to remain in the employ of the Company or any Designated Subsidiary, or restricts the right of the Company or any Designated Subsidiary to terminate such Participant’s employment.

Termination of Employment

Upon a Participant’s termination of employment for any reason including retirement or death, or the failure of a Participant to remain an eligible employee of the Company or of a Designated Subsidiary (including if such Participant’s employment is transferred to a Subsidiary of the Company that is not a Designated Subsidiary, or if the Designated Subsidiary by which such Participant is employed ceases to be a Designated Subsidiary), he or she will be treated in the same manner as if he or she had elected to withdraw from the ESPP unless otherwise determined by the Administrator. For the avoidance of doubt, a Participant will not be eligible to participate in any Offering Periods that commence after the date of the Participant’s termination of employment. Shares held in the Participant’s Account under the ESPP will remain in the account until the Participant directs the Custodian to sell the Shares and pays the applicable brokerage fee.

Merger or Sale

In the event of a proposed sale of all or substantially all of the assets of the Company, the proposed merger of the Company with or into another corporation, or any other corporate event described in Section 424 of the Code, arrangements will be made for each outstanding right to purchase Shares under the ESPP to be assumed or an equivalent right to purchase shares substituted by the successor corporation or an affiliate of the successor corporation. In the event that such a successor corporation refuses to assume or substitute for the rights to purchase Shares under the ESPP, or in the event of the proposed dissolution or liquidation of the Company, in each case unless provided otherwise by the Administrator, the Offering Period then in progress will be shortened by setting a new Purchase Date (the “New Purchase Date”), which will be before the date of consummation of the proposed merger, asset sale, dissolution or liquidation. The Administrator will generally notify each Participant in writing at least ten (10) days prior to the New Purchase Date that the Purchase Date for the Participant’s right to purchase Shares under the ESPP has been changed to the New Purchase Date and that the Participant’s right to purchase Shares under the ESPP will be exercised automatically on the New Purchase Date unless prior to such date the Participant has withdrawn from the Offering Period.

Shares Available for Issuance under the ESPP

7,000,000 shares are authorized for issuance under the ESPP. In the event any change in the number of Shares outstanding is effected without receipt of consideration by the Company, subject to any required action by the shareholders of the Company, the maximum aggregate number of Shares available for sale under the ESPP, the maximum aggregate number of Shares each Participant may purchase each Offering Period, as well as the price per Share and the number of Shares covered by each outstanding option will be proportionately adjusted.

Shares purchased by Participants pursuant to the ESPP will be purchased either (i) by the Company on the open market or (ii) from the Company (either treasury or newly issued Shares). The ESPP does not provide for any person to receive any fees, commissions or other charges in connection with purchases of Shares under the ESPP.

As of March 31, 2016, the closing price of a Share on the NYSE was $29.77.

Adoption of the ESPP

The ESPP was adopted by the Company’s Board of Directors on October 26, 2015 subject to approval by the Company’s shareholders.

Termination of the ESPP

The Administrator may at any time and for any reason terminate the ESPP. Unless earlier terminated, the ESPP will terminate automatically on the Purchase Date with respect to the final Offering Period which commences in 2026. Upon termination of the ESPP, each Participant’s participation in the ESPP will immediately terminate, and each Participant will be treated in the same manner as if he or she had elected to withdraw from the ESPP. Shares held in the Participant’s account as of the date of termination of the ESPP will remain in the account until the Participant directs the Custodian to sell the Shares and pays the applicable brokerage fee.

Amendment of the ESPP

The Administrator may amend the ESPP at any time; provided that no amendment will be effective unless approved by the stockholders of the Company if such approval is required to comply with Section 423 of the Code. No amendment may adversely affect the rights of any Participant with respect to any then-current Offering Period.

Principal U.S. Federal Income Tax Consequences of the ESPP

The following is only a general description of the federal income tax consequences of participation in the ESPP; it does not describe state and local income tax consequences or taxes of any jurisdiction outside of the United States or special rules applicable to United States citizens residing outside the United States or estate tax consequences.

Federal Income Tax Consequences to Participants

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the following discussion is based on the assumption that it is so qualified.

A Participant will not realize income in connection with his or her participation in the ESPP (other than upon the payment of dividends with respect to Shares purchased under the ESPP, if any) prior to the date that the Participant disposes of Shares acquired by him or her under the ESPP.

Upon the sale by a Participant of Shares acquired under the ESPP and held by or on behalf of a Participant until at least the later of (i) the day following the second anniversary of the first day of the Offering Period pursuant to which such Shares were purchased (the “Grant Date”) and (ii) the day following the first anniversary of the Purchase Date on which such Shares were purchased, the Participant is required to realize ordinary income equal to the lesser of (a) the percentage discount of the Fair Market Value of the Shares on the Purchase Date at which the Shares were purchased and (b) the excess of the Fair Market Value of the Shares on the date of sale by the Participant over the Purchase Price for such Shares. In addition, the Participant is required to realize a long-term capital gain equal to the excess, if any, of the Fair Market Value of the Shares on the date of sale over the amount equal to the Purchase Price the Participant paid for the Shares plus the amount includable in the Participant’s income in accordance with the previous sentence. If the Fair Market Value on the date of sale of the Shares is less than the Purchase Price the Participant paid for such Shares, the Participant is entitled to a long-term capital loss in the amount of such difference.

Upon the sale by a Participant of Shares acquired under the ESPP and disposed of by or on behalf of a Participant prior to the later of (i) the day following the second anniversary of the Grant Date and (ii) the day following the first anniversary of the Purchase Date on which such Shares were purchased (a “disqualifying disposition”), the Participant is required to realize ordinary income equal to the excess, if any, of the Fair Market Value of the Shares on the date the Participant purchased the Shares over the Purchase Price paid for such Shares. In addition, the Participant is required to realize a capital gain equal to the excess, if any, of the Fair Market Value of the Shares on the date of sale over the Fair Market Value of the Shares on the date on which the Participant purchased the Shares. If the Fair Market Value of the Shares on the date of sale is less than the Fair Market Value of the Shares on the date on which the Participant purchased the Shares, the Participant is also entitled to a capital loss equal to the amount of such difference. A capital gain or loss described in this paragraph will be characterized as long-term if the applicable Shares are sold more than one year after they were acquired and short-term if the applicable Shares are sold one year or less after they were acquired.

The Company has the right (but not the obligation) to withhold from the Participant’s compensation the amount necessary to satisfy any applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or disqualifying disposition of Common Stock by the Participant, if permitted.

For federal income tax purposes, when a Participant directs the sale of Shares purchased under the ESPP, the Shares will be sold in the order in which they were purchased unless otherwise directed by the Participant.

Federal Income Tax Consequences to the Company

The Company is not entitled to any deduction in connection with the purchase or sale of Shares under the ESPP, other than in connection with a disqualifying disposition. Upon a disqualifying disposition, the Company is entitled to a deduction equal to the amount of ordinary income required to be realized by the Participant.

New Plan Benefits: As of the date of this proxy statement, although an Offering has commenced, it is not possible to determine the benefits that may accrue to Participants under the ESPP as the number of Shares that will be purchased and the dollar amount of the discount provided by the Company will both be determined by the Fair Market Value of the Shares on the Purchase Date for the Offering (September 30, 2016) and the amount of payroll deductions withheld by such date.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2015, regarding securities authorized for issuance under our equity compensation plans. All outstanding awards relate to our common stock. For additional information about our equity compensation plans, see the Share-based Incentive Compensation Plans Note in our Consolidated Financial Statements in Part II, Item 8. of our Annual Report on Form 10-K for the year ended December 31, 2015.

(shares in millions)	2014 Omnibus Plan	2013 Omnibus Plan
Authorized for issuance	17.8	7.7
Issued and reserved for issuance of outstanding:
RSUs	1.3	3.2
RSUs - Deal incentive awards	—	1.9
PSU awards (1)	0.8	2.3
Stock options	3.8	—
Shares available for issuance	11.9	0.3

(1)	PSUs awarded under the omnibus plans entitle recipients to receive, upon vesting, a number of shares of common stock that ranges from 0% to 150% of the number of PSUs awarded, depending on the level of achievement of the specified performance conditions.

Part III:  Audit-Related Matters

Agenda Item 5:	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the board of directors is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, which is retained to audit the Company’s financial statements.

•	The Audit Committee is responsible for determining and approving the audit fees paid to Ernst & Young LLP. Further, our Audit Committee approves in advance all services rendered by Ernst & Young LLP to us and our consolidated subsidiaries, either on an individual basis or pursuant to our pre-approval policy. These services include audit, audit-related services (including attestation reports, employee benefit plan audits, accounting and technical assistance, and risk and control services) and tax services.

•	In order to assure continuing auditor independence, the Audit Committee periodically evaluates the qualifications, performance, and independence of the Company’s independent registered public accounting firm before determining to renew its engagement. Further, in connection with the rotation of our independent registered public accounting firm’s lead engagement partner mandated by the rules of the SEC and the U.S. Public Company Accounting Oversight Board (PCAOB), our Audit Committee is directly involved in the selection of Ernst & Young LLP’s new lead engagement partner. In particular, our Audit Committee considered the following factors in evaluating Ernst & Young LLP and its lead engagement partner:

➢	Knowledge, technical skills of the firm, the lead engagement partner and the audit team, including local engagement teams;

➢	Communication with management and the Audit Committee regarding: a) the audit plan and the engagement team, b) potential and emerging issues and risks, c) consultations with the national practice office, if any, d) internal control matters, e) required communications and f) rotation plan for the lead engagement partner;

➢	Responsiveness/services related to the Company’s business requirements such as quality and timeliness, responsiveness to changes in business and/or risks, assignment of appropriate resources to meet transaction timeliness and competitiveness of fees/value for services rendered; and

➢	Demonstration of independence, objectivity and professional skepticism by maintaining respectful but questioning approach, demonstrating independence in fact and in appearance, dealing with issues in a forthright manner and communicating potential independence issues with the Company and the Audit Committee, if any.

In addition, the Audit Committee reviews and approves our policy on external auditor independence on an annual basis. The policy sets forth appointment, independence and responsibilities of the external auditor, as well as permitted services and the procedure for pre-approval of services.

Based on the foregoing, the members of our Audit Committee and our board believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of our firm and its stockholders.

In light of this, our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2016. We are asking stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, although such ratification is not a legal requirement of, or condition to, such appointment. If our stockholders do not ratify the appointment, our Audit Committee will reconsider its retention of Ernst & Young LLP, but will not necessarily revoke their appointment as the Company’s independent registered public accounting firm. Similarly, even if ratified by our stockholders, our

Audit Committee may determine to appoint a different firm at any time during the year if it determines that such a change would be in the interests of our Company and its stockholders.

A representative of Ernst & Young LLP is expected to participate in our Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Accordingly, the following resolution will be presented at our Annual Meeting:

RESOLVED, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the purposes of the audit of the Company’s financial statements for the year ending December 31, 2016, is hereby APPROVED.

Board Recommendation:  Our board of directors unanimously recommends that the stockholders vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

MEMBERSHIP OF OUR AUDIT COMMITTEE

The Audit Committee of our board of directors consists of David Zwiener, who serves as chairman, Lynne Biggar, J. Barry Griswell, Frederick S. Hubbell, and Byron H. Pollitt, Jr., each of whom is an independent director. Our board of directors has determined that each member of our Audit Committee is financially literate, as such term is defined under the rules of the NYSE, and that, in addition to other members, Mr. Zwiener qualifies as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K of the SEC.

REPORT OF OUR AUDIT COMMITTEE

Responsibility for the preparation, presentation and integrity of the Company’s financial statements, for its accounting policies and procedures, and for the establishment and effectiveness of internal controls and procedures lies with the Company’s management. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual financial statements and of its internal control over financial reporting in accordance with the standards of the PCAOB, and for expressing an opinion as to the conformity of the Company’s financial statements with generally accepted accounting principles and the effectiveness of its internal control over financial reporting. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters it deems appropriate.

In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with each of management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB. The Audit Committee has received the written disclosures from the independent registered public accounting firm in accordance with the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee approves in advance all audit and any non-audit services rendered by Ernst & Young LLP to us and our consolidated subsidiaries.

Based on the reports and discussions discussed above, the Audit Committee recommended to the board of directors that the audited financial statements of the Company for the year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Additional information about the Audit Committee and its responsibilities may be found beginning on page 16 of this proxy statement and the Audit Committee Charter is available on the Company’s website in the Investor Relations section.

Audit Committee:

David Zwiener, Chairman

Lynne Biggar

J. Barry Griswell

Frederick S. Hubbell

Byron H. Pollitt, Jr.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table provides information about fees payable by us to Ernst & Young LLP for each of 2015 and 2014.

	2015 fees (in millions)	2014 fees (in millions)
Audit fees	$16.2	$15.2
Audit-related fees(1)	$1.5	$2.4
Tax fees(2)	$0.5	$0.4
All other fees	$0	$0

(1)	Includes the audit of the financial statements of employee benefit plans, service organization control reports, and accounting consultations.
(2)	Includes tax compliance services provided to the Company and to consolidated investment funds, and routine tax advisory services.

All services were approved by the Audit Committee. The charter of our Audit Committee provides that the Audit Committee pre-approves all audit and any non-audit services rendered to us by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy pursuant to which certain categories of engagements have been pre-approved without specific prior identification to the Audit Committee.

Part IV:	Certain Relationships and Related Party Transactions

RELATIONSHIPS WITH ING GROUP

Prior to the completion of our initial public offering in May 2013, we were an indirect wholly owned subsidiary of ING Group. From May 2013 until March 2014, we were part of ING Group’s consolidated business operations. Between January 1 and March 9, 2015, ING Group held approximately 19% of our common stock. On March 9, 2015, ING Group sold all of its remaining 19% of our common stock. We describe below certain arrangements and transactions we have with ING Group.

Direct Share Buyback

On March 3, 2015, we entered into a repurchase transaction with ING Group for an aggregate purchase price of $600 million for 13,599,274 shares of our common stock. The Company’s purchase price per share of common stock in the transaction was $44.12 while the per-share proceeds, before expenses, that ING Group received in a concurrent registered secondary offering of our common stock was $44.20.

Financing Arrangements

Guarantees

Voya Financial Products Company, a wholly owned subsidiary of Voya Financial, Inc., has sold protection under certain credit default swap derivative contracts that were previously supported by a guarantee provided by ING V and now NN Group. During 2013, the guarantee provided by NN Group on the sold protection was replaced with guarantees provided by Voya Financial, Inc. The Company purchased protection under one credit default swap derivative contract that is supported by the NN Group guarantee with potential exposure limited to swap premiums to be paid. As of December 31, 2015, the maximum potential future exposure to the Company on credit default swaps supported by the NN Group guarantee was $24.3 million. The swap guaranteed by NN Group is scheduled to terminate in or prior to 2018. No fees have been or are paid with respect to these guarantees.

Aetna Notes

ING Group guarantees approximately $474.9 million outstanding principal of various debentures of Voya Holdings Inc. that were assumed by Voya Holdings Inc. in connection with the Company’s acquisition of Aetna’s life insurance and related businesses in 2000 (the “Aetna Notes”). The Aetna Notes mature between 2023 and 2036.

The Company agreed in a shareholder agreement with ING Group that it will reduce the aggregate outstanding principal amount of Aetna Notes to:

•	no more than $300.0 million as of December 31, 2016;

•	no more than $200.0 million as of December 31, 2017;

•	no more than $100.0 million as of December 31, 2018; and

•	zero as of December 31, 2019.

The reduction in principal amount of Aetna Notes may be accomplished, at the Company’s option, through redemptions, repurchases or other means, but will also be deemed to have been reduced to the extent the Company shall have posted collateral with a third-party collateral agent, for the benefit of ING Group, which may consist of:

•	cash collateral;

•	certain investment-grade debt instruments;

•	a letter of credit meeting certain requirements; or

•	senior debt obligations of ING Group or a wholly owned subsidiary of ING Group (other than the Company or its subsidiaries).

If collateral is posted in lieu of reducing the outstanding principal amount of Aetna Notes, the amount of such collateral shall be deemed to reduce the outstanding principal amount of Aetna Notes dollar-for-dollar, except that collateral consisting of certain investment grade debt instruments shall be subject to a “haircut”, calculated based on the applicable collateral margin that would be applied from time to time by the U.S. Federal Reserve System to such collateral if it were to be pledged as security for discount window advances.

If the Company fails to reduce the outstanding principal amount of the Aetna Notes as set forth above, the Company will pay a fee to ING Group, payable each quarter, equal to the Quarterly Fee Rate multiplied by the amount by which, as of the end of the immediately preceding fiscal quarter of the Company, the outstanding principal amount of Aetna Notes exceeded the limits set forth above. The “Quarterly Fee Rate” (i) for 2016, is 0.5% per quarter; (ii) for 2017, is 0.75% per quarter; (iii) for 2018, is 1.0% per quarter; and (iv) for 2019 and subsequent years, is 1.25% per quarter.

On December 30, 2015, the Company exercised its option to establish a control account with a third-party collateral agent for the benefit of ING Group. On December 31, 2015, the Company deposited $77 million of cash collateral into the control account. The cash collateral may be exchanged at any time at the election of the Company.

Letter of Credit Facilities

From time to time, we have entered into LOC facilities with ING Bank to provide collateral for statutory reserve credit under certain affiliated and third party reinsurance agreements involving our captive reinsurance subsidiaries. The terms of these LOC facilities, including fee provisions, are consistent with terms that would be entered into between arm’s-length unaffiliated parties.

On April 20, 2012, the Company entered into a Senior Unsecured Credit Facility, comprised of a Revolving Credit Agreement and a Term Loan Agreement, with a syndicate of banks, including ING Bank, which replaced financing that was either internally funded or guaranteed by ING V. ING Bank committed up to $250.0 million in financing as a member of the syndicate which entered into the Senior Unsecured Credit Facility. The Revolving Credit Agreement was amended and restated as of February 14, 2014 and ING Bank remains a lender under the amended and restated Revolving Credit Agreement and has committed up to $150 million as a syndicate member.

Effective October 30, 2013, SLDI entered into a $1.125 billion LOC facility with ING Bank that is used to support credit for reinsurance collateral under certain reinsurance agreements involving SLDI as the reinsurer. The facility was to mature on October 29, 2021. Effective October 7, 2015, SLDI reduced its LOC facility with ING Bank to $300 million and the maturity date was extended to October 29, 2022.

Derivative and Swap Agreements

The Company is or has been party to several derivative contracts with ING Bank and one or more of ING Bank’s subsidiaries. Each of the transactions entered into pursuant to these contracts was entered into as a result of a competitive bid, which included unaffiliated counterparties. The Company is exposed to various risks relating to its ongoing business operations, including but not limited to interest rate risk, foreign currency risk, and equity market risk. To manage these risks, the Company uses various strategies, including derivatives contracts, certain of which are with related parties, including interest rate swaps, equity options and currency forwards. For the year ended December 31, 2015, the Company recorded net realized capital gains (losses) of $18.2 million in respect of derivative contracts with ING Bank and one or more of ING Bank’s subsidiaries.

Advisory Transactions

Several of our asset management subsidiaries have served as investment managers or sub-managers, investment advisors or sub-advisors, and portfolio managers or sub-managers for various funds pertaining to the asset management subsidiaries of ING Group or the general and separate accounts of non-U.S. insurance company subsidiaries of ING Group. The amount of fees we receive depends, in part, on the performance of the funds or the returns earned on the accounts which our subsidiaries are advising.

Fee and Revenue Sharing

Some of our asset management subsidiaries serve as co-managers or co-advisors for funds alongside other non-U.S. asset management subsidiaries of ING Group. For the services rendered as co-managers, we have agreed to share fees or revenues with our related party co-manager or co-advisor. Similarly, when asset management subsidiaries of ING Group serve as sub-advisors for our funds, we have entered into revenue sharing agreements, in which we receive a portion of the fees earned by the sub-advisor in return for hiring them as sub-advisor.

Distribution and Solicitation Agreements

Several of our asset management subsidiaries are parties to distribution and/or solicitation agreements with non-U.S. asset management subsidiaries of ING Group through which these non-U.S. asset management subsidiaries of ING Group may distribute or sell our asset management products or strategies outside of the United States. Likewise, our U.S. asset management subsidiaries may distribute or sell products or strategies of ING Group’s non-U.S. asset management subsidiaries to U.S.-based clients and investors.

Reinsurance Agreements

Three of our insurance subsidiaries, RLI, ReliaStar Life Insurance Company of New York, and SLD, are parties to life reinsurance treaties with NN Re (Netherlands) N.V. (“NN Re”), a reinsurance subsidiary of NN Group N.V., which is an affiliate of ING Group. These reinsurance treaties are all either yearly or monthly renewable term reinsurance treaties, and all of these treaties were closed for new business as of December 31, 2010. Although there are no new additional risks ceded under these agreements, the reinsurance of the risks already ceded will continue until the underlying policies terminate. In connection with these reinsurance treaties, our subsidiaries together paid premiums to NN Re of $12.6 million during the year ended December 31, 2015.

Compensation Arrangements Concerning Employees

When our employees or retirees receive payments through any of the long-term incentive plans managed by ING Group, ING Group reimburses the Company for amounts paid to employees. This reimbursement was approximately $10 million for 2015.

Insurance Coverage

For 2015, the Company continued to benefit from the Risk Management Program (“RMP”) of ING Group (a self-insured insurance program) with respect to professional liability and employment practices-related claims alleging wrongful acts that occurred prior to May 2, 2013. This coverage ceased as of December 31, 2014. The RMP insurance policies and certain endorsements related to the Company were issued directly by a third-party insurer to the Company, which had paid premiums directly to a non-affiliated broker which, in turn, had remitted such premiums directly to the insurer. The insurer, in turn, ceded 100% of the RMP risks, along with 100% of the remitted premiums, to ING Re. The annual premiums paid by the Company include taxes, fees and premiums. The RMP coverage applied to (i) any claims reported under the RMP prior to May 2, 2013 and (ii) claims alleging wrongful acts occurring prior to May 2, 2013 and reported under the professional liability and employment practices liability coverages of the RMP reported on or before December 31, 2014. On January 1, 2015, reporting periods for claims made under the professional liability and employment practices liability RMP policies terminated, though any previously reported claims will remain covered by the RMP.

Simultaneously with our departure from participation in the RMP, the Company purchased stand-alone coverages insuring professional liability, employment practices liability and network security/cyber liability claims arising from wrongful acts that occur on or after May 2, 2013. As part of this stand-alone coverage, as of January 1, 2015, claims alleging wrongful acts occurring prior to May 2, 2013 are covered. The Company has also taken out a stand-alone fidelity/crime program that covers all claims discovered on or after May 2, 2013. The Company maintains a separate, stand-alone directors and officers liability insurance program and a separate, stand-alone fiduciary liability insurance program, each of which is issued by non-affiliated providers. Additionally, past directors and officers of the Company designated by ING Group are eligible for excess coverage under the “Side A” directors and officers and fiduciary liability insurance policy issued to ING Group by non-affiliated providers.

Revenues and Expenses Associated with Related Party Transactions

The approximate net fees and costs received or (paid), or intercompany charges, for our various arrangements with ING Group and its affiliates, including NN Group, are presented in the table below.

($ in millions)	Year Ended December 31, 2015
Types of Related Party Transactions
Financing arrangements	$(5.7)
Advisory, sub-advisory, distribution solicitation and portfolio management agreements fees	0.8
Reinsurance Transactions	(2.8)
Insurance policies	(0.1)

Total	$(7.8)

RELATED PARTY TRANSACTION APPROVAL POLICY

Our board of directors has adopted a written related party transaction approval policy pursuant to which an Independent Committee of our board of directors reviews and approves or takes such other action as it may deem appropriate with respect to the following transactions:

•	a transaction in which we or one or more of our subsidiaries is a participant and which involves an amount exceeding $120,000 and in which any of our directors, executive officers, or 5% stockholders or any other “related person” as defined in Item 404 of Regulation S-K (“Item 404”), has or will have a direct or indirect material interest; and

•	any other transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404.

The policy provides that an investment by a director or executive officer in a fund or other investment vehicle sponsored or managed by the Company or by one or more of its subsidiaries shall not be deemed to be a related party transaction if:

•	such investment is made pursuant to the Company’s 401(k) plan, Deferred Compensation Savings Plan or any other similar type of Company-sponsored employee or director plan; or

•

such investment is made on terms and conditions that are (i) in all material respects not more favorable to such director or executive officer than are available to investors that are not employed by or affiliated with the Company or any of its subsidiaries or (ii) subject to certain exceptions, are consistent in all material respects with those offered to one or more classes of employees of the Company or any of its subsidiaries who are not executive officers of the Company.

Certain of our executive officers may from time to time invest their personal funds in funds or other investment vehicles that we or one or more of our subsidiaries manage or sponsor. These investments are made on substantially the same terms and conditions as other similarly-situated investors in these funds or investment vehicles who are not employees.

This policy sets forth factors to be considered by the Independent Committee in determining whether to approve any such transaction, including the nature of our and our subsidiaries’ involvement in the transaction, whether we or our subsidiaries have demonstrable business reasons to enter into the transaction, whether the transaction would impair the independence of a director and whether the proposed transaction involves any potential reputational or other risk issues.

To simplify the administration of the approval process under this policy, the Independent Committee may, where appropriate, establish guidelines for certain types of related party transactions or designate certain types of such transactions that will be deemed pre-approved. This policy also provides that the following transactions are deemed pre-approved:

•	decisions on compensation or benefits or the hiring or retention of our or any of our subsidiaries’ directors or executive officers, if approved by the applicable board committee;

•	the indemnification and advancement of expenses pursuant to our amended and restated certificate of incorporation, by-laws or an indemnification agreement; and

•	transactions where the related person’s interest or benefit arises solely from such person’s ownership of our securities and holders of such securities receive the same benefit on a pro rata basis.

The Independent Committee is currently comprised of Mr. Hubbell, Ms. Chwick, and Messrs. Griswell and Zwiener. Mr. Hubbell, as “lead director,” is the chairperson of the Independent Committee. A director on the Independent Committee who has an interest in a related party transaction being considered by the Independent Committee, will not participate in the consideration of that transaction unless requested by the chairperson of the Independent Committee.

BENEFICIAL OWNERSHIP OF CERTAIN HOLDERS

The following table presents information as of April 1, 2016 regarding the beneficial ownership of our common stock by:

•	all persons known by us to own beneficially more than 5% of our common stock;

•	each of our named executive officers and directors as of such date; and

•	all current executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner presented in the table below is c/o Voya Financial, Inc., 230 Park Avenue, New York, New York 10169.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owners	Number of Shares	Percentage of Class
BlackRock, Inc.(1)	13,581,245	6.3%
The Vanguard Group.(2)	16,545,417	7.68%
Named executive officers and directors (14 persons)
Rodney O. Martin, Jr.	161,311	*
Alain M. Karaoglan	33,999	*
Ewout L. Steenbergen	5,097	*
Jeffrey T. Becker	18,761	*
Charles P. Nelson(3)	5,464	*
Lynne Biggar(4)	1,147	*
Jane P. Chwick(4)	1,790	*
Ruth Ann M. Gillis(4)	2,338	*
J. Barry Griswell(4)	7,386	*
Frederick S. Hubbell(4)	12,150	*
Byron Pollitt, Jr. (4)	2,338	*
Joseph V. Tripodi(4)	2,625	*
Deborah C. Wright(4)	1,790	*
David Zwiener(4)	9,586	*
All current executive officers and directors (18 persons)	348,028	*

*	Less than 1%
(1)	Based on information as of December 31, 2015 contained in a Schedule 13G filed with the SEC on January 28, 2016 by BlackRock, Inc. The Schedule 13G indicates that BlackRock, Inc. has sole voting power with respect to 11,160,714 of these shares and sole dispositive power with respect to all 13,581,245 shares.
(2)	Based on information as of December 31, 2015 contained in a Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group. The Schedule 13G/A indicates that The Vanguard Group has sole dispositive power with respect to 16,302,666 of these shares, shared dispositive power with respect to 242,751 of these shares, sole voting power with respect to 208,351 of these shares and shared voting power with respect to 21,800 of these shares.
(3)	Reflects RSUs awarded as compensation that will vest within 60 days.
(4)	Include vested RSUs awarded as compensation. See “Part II: Compensation Matters—Non-Employee Director Compensation—Director Equity Awards.”

Part V:  Shareholder Proposal

Agenda Item 6:	Proposal to report on investments in companies tied to genocide

Mr. William L. Rosenfeld, 3404 Main Campus Drive, Lexington MA 02421, the holder of 500 shares of common stock, has advised us that he intends to introduce the following resolution:

WHEREAS

We believe that Voya should reconcile its investment practices with its values because:

1.	In 2015, Voya opposed the “genocide-free investing” proposal asking it to avoid investment in companies that, in management’s judgment, substantially contribute to genocide or crimes against humanity.

2.	Voya’s resistance to “genocide-free investing” is inconsistent with its corporate values because the company claims to:

a)	conduct “business in a way that is socially, environmentally, economically and ethically responsible” and that its “business practices already reflect our recognition and support for the protection of fundamental human rights and the prevention of crimes against humanity,” yet continues to hold companies tied to genocide.

b)	“uphold both the letter and the spirit of the law,” yet makes investments that, while legal, are inconsistent with U.S. sanctions prohibiting transactions relating to Sudan and Syria’s petroleum industries.

c)	maintain the “highest level of standards” as one of the “World’s Most Ethical Companies,” yet invests in companies that help fund mass atrocities in well publicized conflict zones.

d)	emphasize the importance of “listening to our customers and responding with a sense of urgency” yet Voya chose to ignore the overwhelming vote in favor of genocide-free investing at its own Emerging Countries Fund in 2012, with 85% of the yes/no votes in favor. With no policy against investing in companies tied to genocide, the renamed fund, in the years since 2012, has continued to hold shares in two oil companies helping fund genocide in Sudan.

e)	“foster a culture or ethics and transparency,” yet individuals, through ownership of shares of Voya and its funds, may inadvertently invest in companies that support genocide. Voya may increase holdings in problem companies without notice. Should Voya’s duties as an advisor require holding these investments, prominent disclosure would help shareholders avoid unintentional ownership.

3.	Examples demonstrate that Voya inadequately protects shareholders from investments in companies funding genocide because Voya and funds it manages:

a)	hold significant shares in PetroChina. CNPC, PetroChina’s controlling parent and Sudan’s largest oil partner, helps fund ongoing government-sponsored genocide and crimes against humanity. CNPC is also Syria’s largest oil partner, thereby helping fund that government’s mass atrocities.

b)	hold significant shares in Sinopec. Sinopec also operates in Sudan and Syria.

4.	While reasonable people may disagree about socially responsible investing, few want their investments to help fund genocide. KRC Research’s 2010 study showed 88% of respondents want their mutual funds to be genocide-free. Details on genocide-free investing are available in Investors Against Genocide’s white paper (http://bit.ly/1Yhnrly).

5.	Other large financial firms (including T. Rowe Price and TIAA-CREF) have policies to avoid such investments.

RESOLVED

Shareholders request that the board of directors report to shareholders, at reasonable expense and excluding confidential information, an analysis of how Voya’s published corporate values align with its policies regarding investments in companies tied to genocide or crimes against humanity, and specifically explain how its investments in CNPC/PetroChina and Sinopec are consistent with its published corporate values.

BOARD RESPONSE TO SHAREHOLDER PROPOSAL

Board Recommendation: Our board of directors unanimously recommends that the stockholders vote AGAINST this proposal for the following reasons:

Our investment adviser subsidiaries are required to act in the best interests of their clients. Our subsidiaries that advise mutual funds and other client accounts have responsibilities to the fund shareholders and clients to make investment decisions that are consistent with fiduciary obligations and the fund’s or account’s applicable investment guidelines. The mutual funds’ boards of directors that provide oversight of these responsibilities are independent from Voya Financial’s board of directors and management, and are required to carry out their oversight responsibilities in the best interest of the funds’ shareholders independently. In keeping with these obligations, our investment advisers consider a broad array of material factors in assessing the merits of an investment and seek to achieve the best investment results for the funds and accounts they advise, consistent with the stated investment goals, policies and applicable fiduciary duties. We do not believe that requiring additional disclosure on otherwise lawful investments would be in the best interests of our stockholders or the investors in the funds and accounts our subsidiaries advise. We are concerned that the stockholder proposal, if implemented, would create a conflict of interest for our investment advisor subsidiaries in having to choose between their fiduciary duty to their clients to exercise investment discretion independently of the Company and the social responsibility objectives of an individual stockholder in the Company.

We and our subsidiaries comply with all applicable legal and regulatory restrictions and sanctions on investments. All United States persons are prohibited by law from investing in certain companies. In particular, due to the presence of human rights violations in Sudan, including acts of genocide in the Darfur region, the United States generally prohibits U.S. persons from investing in any company located in Sudan. In addition, the United States maintains comprehensive sanctions against Syria for human rights abuses. We are committed to observe and comply fully with these sanctions and any additional sanctions that the U.S. government might enact with respect to companies doing business in Sudan and Syria. We recognize and respect the fact that investors have other investment opportunities open to them should they wish to avoid investments in certain companies or countries. However, we do not believe that adopting additional disclosure on otherwise lawful investments, or restricting our investment advisers’ ability to select what may be the most suitable investments for our clients, would be in the best interests of the Company’s stockholders.

The proposal is unnecessary because our business practices already reflect our recognition and support for the protection of fundamental human rights and the prevention of crimes against humanity. We support efforts toward positive and meaningful reform in Sudan and Syria. Our business practices are conducted in a socially responsible manner and our concern for the protection of human rights is reflected in our Business Practices and Principles and implemented through our Code of Business Conduct and Ethics. We are committed to fostering a culture that openly demonstrates our corporate values and applies the Code of Business Conduct and Ethics to every individual and team decision or relationship. In 2015 and 2016, we were proud to be recognized by The Ethisphere Institute as a World’s Most Ethical Company. The designation is awarded to organizations that demonstrate a commitment to raising the bar on ethical leadership and corporate behavior.

Our disclosure in this proxy statement and on our website already disclose how our policies align with our corporate values. As we disclosed on p. 22 of this proxy statement, we adopted a new Environmental and Social Risk Policy (the “ESR Policy”) in 2015 which covers a broad spectrum of the Company’s activities, including investment decisions regarding assets in our general account, activities of asset managers of the general account in relation to the assets that they are mandated to manage, supply chain purchases and corporate responsibility initiatives and programs, to the extent that they do not conflict with our obligations to our clients or other legal and regulatory requirements. The policy sets forth that we abstain from activities with businesses or organizations or make investments in businesses which would violate our corporate key values. Our Nominating & Governance Committee receives a report annually from our Chief Risk Officer on our compliance with the ESR Policy.

We have incorporated environmental and social considerations, including human rights considerations, in our management process. We have a robust risk management framework, as described in our Annual Report on Form 10-K, and management routinely reviews specific business clients and transactions, including for considerations of human rights, environmental and social issues. In accordance with our ESR Policy, in conducting activities for the Company, we evaluate businesses or organizations’ behaviors and activities against a range of business practice criteria, including but not limited to: substandard corporate responsibility or sustainability practices, human rights abuses, negative impact on human health and engagement in businesses deemed illegal, immoral or controversial. Similarly, our investment approach considers many of these factors as part of the overall investment management process.

Accordingly, the board of directors recommends a vote AGAINST this proposal.

Part VI:  Other Information

Frequently asked questions about our Annual Meeting

When and where is our Annual Meeting?

We will hold our Annual Meeting on Thursday, May 26, 2016, at 11:00 a.m., Eastern Daylight Time. The Annual Meeting will be conducted entirely over an internet website, at the following address: www.virtualshareholdermeeting.com/VOYA2016, thus facilitating maximum participation by our stockholders.

Who can participate in our Annual Meeting?

You are entitled to participate in our Annual Meeting if you were a stockholder of record of Voya Financial, Inc. as of the close of business on March 28, 2016, which we refer to in this proxy statement as the “Record Date”, or if you hold a valid proxy for the Annual Meeting. You may attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VOYA2016 and using your 16-digit control number to enter the meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you must request a legal proxy from your broker or nominee to participate and vote at the Annual Meeting.

Why did I receive this proxy statement?

The board of directors is soliciting proxies to be voted at the Annual Meeting. Under the NYSE rules, the stock exchange on which our common stock is listed, we are required to solicit proxies from our stockholders in connection with any meeting of our stockholders, including the Annual Meeting. Under the rules of the SEC, when our board asks you for your proxy, it must provide you with a proxy statement and certain other materials (including an annual report to stockholders), containing certain required information. These materials will be first made available, sent or given to stockholders on April 11, 2016.

What is included in our proxy materials?

Our proxy materials include:

•	This proxy statement;

•	A notice of our 2016 Annual Meeting of Stockholders (which is attached to this proxy statement); and

•	Our Annual Report to Stockholders for 2015.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a proxy card or voting instruction form. If you received or accessed these materials through the Internet, your proxy card or voting instruction form are available to be filled out and executed electronically.

Why didn’t I receive a paper copy of these materials?

SEC rules allow companies to deliver a notice of Internet availability of proxy materials to stockholders and provide Internet access to those proxy materials, in lieu of providing paper materials. Stockholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the notice of Internet availability of proxy materials.

What is “householding?”

We send stockholders of record at the same address one copy of the proxy materials unless we receive instructions from a stockholder requesting receipt of separate copies of these materials.

If you share the same address as multiple stockholders and would like the Company to send only one copy of future proxy materials, please contact Computershare Trust Company, N.A. at 118 Fernwood Avenue, Edison, NJ 08837. You can also contact Computershare to receive individual copies of all documents. You may also contact the Corporate Secretary at Voya Financial, Inc., 230 Park Avenue, New York, New York 10169, Attention: Law Department, Office of the Corporate Secretary or at 212-309-8200.

What is a proxy?

It is your legal designation of another person to vote the stock you own. The other person is called a proxy. When you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. The Company has designated four of the Company’s officers to act as proxies at the Annual Meeting.

Who can vote by proxy at the Annual Meeting?

Persons who held stock as of the close of business on the Record Date, March 28, 2016, can vote their stock at the annual meeting, either by participating in the online meeting or by executing (manually, telephonically, or electronically) a proxy card or voting instruction form.

What will stockholders vote on at the Annual Meeting?

At the Annual Meeting, our stockholders will be asked to cast votes on the following items of business:

•	The election of the ten Directors who make up our board of directors;

•	An advisory vote on the approval of executive compensation;

•	A vote to approve the adoption of the Voya Financial, Inc. 2017 Annual Cash Incentive Plan;

•	A vote to approve the adoption of the Voya Financial, Inc. Employee Stock Purchase Plan;

•	A vote to ratify the appointment of Ernst & Young LLP as the Company’s auditors for 2016; and

•	A vote on a shareholder proposal to report on investments in companies tied to genocide.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline in our by-laws for stockholder director nominations and other proposals has passed. However, if any other matter should properly come before the meeting, the officers we have designated to act as proxies will vote the stock for which they have received a valid proxy according to their best judgment.

How many votes do I have?

You will have one vote for every share of common stock of Voya Financial, Inc. that you owned at the close of business on the Record Date.

What constitutes a quorum for the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. On the Record Date, there were 203,255,466 shares of common stock outstanding. A quorum must be present before any action can be taken at the Annual Meeting, except an action to adjourn the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of common stock held in “street name”?

•	Stockholder of Record: If your shares of common stock are registered directly in your name with our transfer agent, Computershare, you are considered a “stockholder of record” of those shares.

•	Shares Held in “Street Name”. If your shares of common stock are held in an account at a brokerage firm, bank, broker-dealer or other similar organization (which we refer to in this proxy statement as a “financial intermediary”), then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the financial intermediary holding your account and, as a beneficial owner, you have the right to direct your financial intermediary as to how to vote the shares held in your account.

How do I vote?

The manner in which you cast your vote depends on whether you are a stockholder of record or you are a beneficial owner of shares held in “street name”. In order to vote your shares, you may vote:

	If you are a stockholder of record	If you hold your shares in “street name”

By Internet –Advance Voting:	www.proxyvote.com	www.proxyvote.com

By Internet at our Annual Meeting:	www.virtualshareholdermeeting.com/VOYA2016	www.virtualshareholdermeeting.com/VOYA2016

By Telephone:	1-800-690-6903	1-800-690-6903
By Mail:	Return a properly executed and dated proxy card in the pre-paid envelope we have provided.	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your financial intermediary makes available.

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

How do I revoke my proxy?

If you hold your shares in street name, you must follow the instructions of your broker or bank to revoke your voting instructions. Otherwise, you can revoke your proxy by voting a new proxy or by voting at the meeting.

How do I vote my shares held in the Company’s 401(k) plans?

The trustee of the plans will vote your shares in accordance with the directions you provide by voting on the voting instruction card or the instructions in the email message that notified you of the availability of the proxy materials. If your proxy is not returned or is returned unsigned, the trustee will vote your shares in the same proportion as are all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received.

How will my shares be voted if I do not give specific voting instructions?

The voting of shares for which a proxy has been executed and delivered, but for which no specific voting instructions have been provided, depends on whether the shares are held by a stockholder of record or are held beneficially in “street name”, and if shares are held in “street name”, on the financial intermediary through which beneficial ownership is held.

•

Stockholder of Record: If you are a stockholder of record and you indicate that you wish to vote as recommended by our board or if you sign, date and return a proxy card but do not give specific voting instructions, then your shares will be voted in the manner recommended by our board on all matters presented in this proxy statement, and the proxy holders may vote in their discretion with respect to any other matters properly presented for a vote at our Annual Meeting. While our board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Nominating and Governance Committee and nominated by our board.

•	Beneficial Owners of Shares Held in “Street Name”. If you are a beneficial owner of shares and your brokerage firm, bank, broker-dealer or other similar organization does not receive voting instructions from you, the manner in which your shares may be voted differs, depending on the specific resolution being voted upon.
¡	Ratification of Auditors. For the resolution to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, NYSE rules provide that brokers that have not received voting instructions from their customers at least ten days before the meeting date may vote their customers’ shares in the brokers’ discretion. This is called broker-discretionary voting. The foregoing rule does not apply, however, if your broker is an affiliate of our Company. In such a case, NYSE policy specifies that, in the absence of your specific voting instructions, your shares may be voted only in the same proportion as are the other shares voted with respect to the resolution.
¡	All other matters. All other resolutions to be presented at our Annual Meeting are considered “non-discretionary matters” under NYSE rules, and your brokerage firm, bank, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must provide voting instructions in order for your vote to be counted.

What vote is required for adoption or approval of each matter to be voted on?

The chart below sets forth each item of business that we expect to be put before our stockholders at the Annual Meeting, and for each such item: the voting options available, the vote required to adopt or approve, the voting recommendation of our board, the effect of abstaining from the vote, whether such item is a “discretionary matter” for which brokers may cast discretionary votes, and the effect of broker non-votes.

Proposal	Voting Options	Vote Required	Directors’ Recommendation	Effect of Abstentions	Broker Discretionary Votes Allowed?	Effect of Broker Non-Votes
Election of Directors	You may vote FOR, AGAINST, or ABSTAIN for each nominee for director.	For each nominee, election requires a number of FOR votes that represents a majority of the votes cast FOR or AGAINST each nominee for director.	FOR all Director Nominees. Unless a contrary choice is specified, proxies solicited by our board will be voted FOR the election of our director nominees.	Abstentions are not counted as a vote cast and will therefore have no effect on the vote.	No	No effect
Advisory Vote to Approve Executive Compensation	You may vote FOR, AGAINST, or ABSTAIN on the resolution to approve the executive compensation of our NEOs.	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the matter.	FOR the resolution. Unless a contrary choice is specified, proxies solicited by our board will be voted FOR the resolution.	Abstentions will have the same effect as a vote AGAINST the resolution.	No	No effect
Approval of Adoption of the Voya Financial, Inc. 2017 Annual Cash Incentive Plan	You may vote FOR, AGAINST, or ABSTAIN on the resolution to approve the adoption of the plan.	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the matter.	FOR the resolution approving the adoption. Unless a contrary choice is specified, proxies solicited by our board will be voted FOR the resolution.	Abstentions will have the same effect as a vote AGAINST the resolution.	No	No effect
Approval of Adoption of the Voya Financial, Inc. Employee Stock Purchase Plan	You may vote FOR, AGAINST, or ABSTAIN on the resolution to approve the adoption of the plan.	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the matter.	FOR the resolution approving the adoption. Unless a contrary choice is specified, proxies solicited by our board will be voted FOR the resolution.	Abstentions will have the same effect as a vote AGAINST the resolution.	No	No effect
Ratification of Appointment of Independent Registered Public Accounting Firm	You may vote FOR, AGAINST, or ABSTAIN on the resolution to ratify the appointment.	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the matter.	FOR the ratification of the appointment. Unless a contrary choice is specified, proxies solicited by our board will be voted FOR the ratification of the appointment.	Abstentions will have the same effect as a vote AGAINST the resolution.	Yes	N/A
Shareholder Proposal to Report on Investments in Companies Tied to Genocide	You may vote FOR, AGAINST, or ABSTAIN on the proposal.	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the matter.	AGAINST the shareholder proposal. Unless a contrary choice is specified, proxies solicited by our board will be voted AGAINST the shareholder proposal.	Abstentions will have the same effect as a vote AGAINST the resolution.	No	No effect

Who counts the votes?

Votes will be counted by Computershare Trust Company, N.A.

How will the results of the votes taken at our Annual Meeting be reported?

We expect to announce the preliminary voting results at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be filed with the SEC, and will be available at www.sec.gov and on our website at www.voya.com.

How do I inspect the list of stockholders of record?

A list of the stockholders of record as of March 28, 2016 will be available for inspection during ordinary business hours at our headquarters at 230 Park Avenue, New York, New York 10169, from May 16, 2016 to May 26, 2016. This list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/VOYA2016.

How do I submit a stockholder proposal for the 2017 Annual Meeting?

Stockholders who wish to present proposals pursuant to SEC Rule 14a-8 for inclusion in the proxy materials to be distributed by us in connection with our 2017 Annual Meeting of Stockholders must submit their proposals to the Law Department, Office of the Corporate Secretary, at Voya Financial, Inc., 230 Park Avenue, New York, NY 10169. Proposals must be received on or before December 12, 2016, unless our 2017 Annual Meeting of Stockholders is held more than 30 days before or after the anniversary date of the 2016 Annual Meeting, in which case proposals must be received a reasonable time before we begin to print and send proxy materials for the 2017 Annual Meeting of Stockholders. Submitting a proposal does not guarantee its inclusion, which is governed by SEC rules and other applicable limitations.

In accordance with our by-laws, for a matter not included in our proxy materials to be properly brought before the 2017 Annual Meeting of Stockholders, a notice of the matter that the stockholder wishes to present must be delivered to the Law Department, Office of the Corporate Secretary, at Voya Financial, Inc., 230 Park Avenue, New York, NY 10169, not less than 90 nor more than 120 days prior to the first anniversary of the 2016 Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 26, 2017 and no later than February 25, 2017. If, however, our 2017 Annual Meeting of Stockholders is held before the date that is 30 days before the anniversary date of the 2016 Annual Meeting, or after the date that is 60 days after the anniversary date of the 2016 Annual Meeting, then our by-laws provide that the deadline for such a notice will be the later of the close of business on (i) the date that is 90 days before the date of our 2017 Annual Meeting of Stockholders and (ii) the tenth day following the date on which the date of our 2017 Annual Meeting of Stockholders is first publicly announced or disclosed.

Who pays the expenses of this proxy solicitation?

Expenses for the preparation of these proxy materials and the solicitation of proxies for our Annual Meeting are paid by the Company. In addition to the solicitation of proxies over the Internet or by mail, certain of our directors, officers or employees may solicit proxies in person, by telephone, or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We will reimburse brokers, including our affiliated brokers, and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

Where can I receive more information about the Company?

We file reports and other information with the SEC. This information is available on the Company’s website at www.voya.com and at the Internet site maintained by the SEC at www.sec.gov. You may also contact the SEC at 1-800-SEC-0330. The charters of our Audit, Compensation and Benefits, Nominating and

Governance, Finance and Technology, Innovation and Operations Committees, the Company’s Corporate Governance Guidelines, and the Corporate Code of Business Conduct and Ethics are also available on the Company’s investor relations website, investors.voya.com.

Communications with our Board

Any person who wishes to communicate with any of our directors, our Lead Director, our committee chairs or with our independent directors as a group should address communications to the board of directors or the particular director or directors, as the case may be, and mailed to Voya Financial, Inc., 230 Park Avenue, New York, NY 10169, Attention: Law Department, Office of the Corporate Secretary or sent by electronic mail to VoyaBoard@voya.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports filed by our directors, executive officers and 10% stockholder during 2015, and on written representations such reporting persons have provided to us, we believe that all filing requirements under Section 16(a) of the Exchange Act applicable to our directors, executive officers and 10% stockholders were complied with during 2015.

Code of Ethics and Conduct

Our board of directors has adopted a code of ethics and a code of conduct as such terms are used in Item 406 of Regulation S-K and the NYSE listing rules. A copy of our Code of Business Conduct and Ethics is available from our investor relations website at investors.voya.com. The Company intends to satisfy any disclosure requirement under Item 5.05 of Form 8-K with respect to its code of ethics through a notice posted at investors.voya.com.

Glossary

401(k) Plan	Voya 401(k) Savings Plan

ADS	American Depositary Share

DCSP	Voya 409A Deferred Compensation Savings Plan

Equity Plan	Voya America Insurance Holdings, Inc. Equity Compensation Plan

ICP	Annual incentive payment program

LEO Plan	ING Group Long-Term Equity Ownership Plan

LSPP	ING Group Long-Term Sustainable Performance Plan

LTAP	International Assignments Long-Term Assignment Policy

NEO	Named Executive Officer

Omnibus Plan	2014 Omnibus Employee Incentive Plan

PSUs	Performance stock units

RSUs	Restricted stock units

SERP	Voya Supplemental Executive Retirement Plan

Exhibit A

Non-GAAP Financial Measures

In this proxy statement, we present Ongoing Business Adjusted Operating Earnings Before Income Taxes and Ongoing Business Adjusted Operating Return on Equity, each of which is a non-GAAP financial measure.

Ongoing Business Adjusted Operating Earnings Before Income Taxes

Ongoing Business Adjusted Operating Earnings consists of aggregate operating earnings before income taxes for each segment of our business constituting our Ongoing Business (Retirement, Annuities, Investment Management, Individual Life and Employee Benefits), in each case adjusted as described below. Ongoing Business Adjusted Operating Earnings Before Income Taxes does not replace net income (loss) as a measure of our results of operations.

We use operating earnings before income taxes, which consists of operating revenues minus operating benefits and expenses, to evaluate segment performance. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•	Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;
•	Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. All other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;
•	Income (loss) related to business exited through reinsurance or divestment;
•	Income (loss) attributable to noncontrolling interests;
•	Income (loss) related to early extinguishment of debt;
•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;
•	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and
•	Other items, including restructuring expenses (severance, lease write-offs, etc.), integration expenses related to our acquisition of CitiStreet and certain third-party expenses and deal incentives related to the divestment of Voya Financial by ING Group.

To calculate adjusted operating earnings before income taxes, we exclude from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) a gain, in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the Company, and (3) losses recognized as a result of a decision to dispose of low income housing tax credit partnerships. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The gain from the Lehman Brothers bankruptcy settlement and loss from the disposition of low-income housing tax credit partnerships affected the run-rate level of investment income and we believe that this effect is not reflective of our ongoing performance.

We report Ongoing Business adjusted operating earnings before income taxes because we believe this measure is a useful indicator of the business performance for our Ongoing Business segments, excluding the effect of our Closed Block segments.

Our Closed Block Variable Annuity (CBVA) segment is managed to focus on protecting regulatory and rating agency capital rather than GAAP earnings and, therefore, we do not include its results of operations within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the portions attributable to our CBVA segment.

The most directly comparable GAAP measure to Ongoing Business adjusted operating earnings before income taxes, is income (loss) before income taxes. For a reconciliation, see the table below.

Ongoing Business Adjusted Operating Return on Equity (ROE) and Return on Capital (ROC)

We report Ongoing Business adjusted operating ROE and adjusted operating ROC because we believe these measures are useful indicators of how effectively we use capital resources allocated to our Ongoing Business. When making these calculations, we use an assumed income tax rate of 35%. The most directly comparable GAAP measure to adjusted operating ROE and adjusted operating ROC is return on equity. For a reconciliation of these non-GAAP measures to return on equity, see the tables below.

Voya Financial

Calculation and Reconciliation of Return on Equity and Return on Capital

($ in millions, unless otherwise indicated)	Year ended December 31, 2015	Year ended December 31, 2014
GAAP Return on Equity
Net income (loss) available to Voya Financial, Inc.’s common shareholders	$408.3	$2,295.0

Voya Financial, Inc. shareholders’ equity: beginning of period	$16,146	$13,315
Voya Financial, Inc. shareholders’ equity: end of period	$13,436	$16,146
Voya Financial, Inc. shareholders’ equity: average for period	$15,019	$14,571

GAAP Return on Equity	2.7%	15.8%

Ongoing Business Adjusted Operating Return on Capital and Adjusted Operating Return on Equity

Ongoing Business adjusted operating earnings before income taxes	$1,281.8	$1,377.9

Income taxes on adjusted operating earnings (based on an assumed tax rate of 35% for 2014 and 32% for 2015)	(410.3)	(482.2)

Ongoing Business adjusted operating earnings after income taxes	871.5	895.7
Interest expense after-tax[1]	(82.1)	(77.3)

Ongoing Business adjusted operating earnings after income taxes and interest expense	$789.4	$818.4

Beginning of period capital for Ongoing Business	$8,777	$9,216
End of period capital for Ongoing Business	8,377	8,777
Average capital for Ongoing Business	8,697	9,028
Average debt (based on 25% debt-to-capital ratio)	(2,175)	(2,257)

Average equity for Ongoing Business	$6,522	$6,771

Adjusted Operating Return on Capital for Ongoing Business[2]	10.0%	9.9%
Adjusted Operating Return on Equity for Ongoing Business[1,2]	12.1%	12.1%

Voya Financial

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss)

($ in millions)	Year ended December 31, 2015	Year ended December 31, 2014
Ongoing Business adjusted operating earnings before income taxes	$1,281.8	$1,377.9
DAC/VOBA and other intangibles unlocking	(67.5)	(21.6)
Gain on reinsurance recapture	—	20.0

Operating earnings before income taxes for Ongoing Business	1,214.3	1,376.3
Corporate	(259.2)	(170.4)
Closed Blocks Institutional Spread Products and Other	22.4	24.7

Total operating earnings before income taxes	977.5	1,230.6
Income taxes (based on an assumed tax rate of 35% for 2014 and 32% for 2015)	(312.8)	(430.7)

Operating earnings, after-tax3	664.7	799.9
Closed Block Variable Annuity, after-tax[3]	(112.6)	(155.5)
Net investment gains (losses) and related charges and adjustments, after-tax[3]	(54.1)	139.8
Other, after-tax[4]	(89.7)	1,510.8

Net income (loss) available to Voya Financial, Inc.’s common shareholders	408.3	2,295.0
Net income (loss) attributable to noncontrolling interest	130.3	237.7

Net income (loss)	$538.6	$2,532.7

Voya Financial

Reconciliation of End of Period Capital for Ongoing Business to Shareholders’ Equity

($ in millions)	As of December 31, 2015	As of December 31, 2014
End of Period Capital for Ongoing Business	$8,377	$8,777
Closed Block Variable Annuity, Corporate, and Other Closed Blocks	7,120	7,781

End of Period Capital	15,497	16,558
Long-Term Debt	(3,486)	(3,515)

Voya Financial, Inc. shareholders’ equity excluding AOCI end of period	12,011	13,043
AOCI	1,425	3,103

Voya Financial, Inc. shareholders’ equity: end of period	$13,436	$16,146

[1]	Assumes debt-to-capital ratio of approximately 25% and the actual weighted average pre-tax interest rate for all time periods presented.
[2]	Average capital and equity are calculated by taking the average of the quarterly capital and equity averages for the trailing four quarters.
[3]	Assumes 32% tax rate for 2015 and 35% tax rate for 2014 on all operating earnings and 35% on all non-operating items for both 2014 and 2015. These tax rates do not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets.
[4]	The twelve months ended 12/31/15 include $13.7 million of decrease in tax valuation allowance.

Distributable Cash Flow

In this proxy statement, we present distributable cash flow as a performance measure upon which compensation decisions are subject to.

Distributable Cash Flow is the sum of the following amounts:

•	The change (positive or negative) during the period in “excess capital over 425% RBC”, where “excess capital over 425% RBC” is calculated as:

–	Combined statutory Total Adjusted Capital of the Applicable Insurance Subsidiaries, where “Applicable Insurance Subsidiaries” means the Company’s insurance subsidiaries that (i) are direct subsidiaries of Voya Financial, Inc. or Voya Holdings Inc. and (ii) prepare financial statements on a statutory accounting basis; MINUS

–	4.25 times the combined Company Action Level Risk-Based Capital for the Applicable Insurance Subsidiaries.

Plus

•	The change (positive or negative) during the period of the cash balance held at the holding company, where “holding company” means Voya Financial, Inc. and Voya Holdings Inc. consolidated together but excluding any other subsidiary, and “cash balance” means cash, cash equivalents, and other general working capital investments (as defined for balance sheet purposes)

Excluded from Distributable Cash Flow is the effect of the following items during the period:

–	payments of principal, interest, or premium made on financial debt or hybrid instruments issued by Voya Financial, Inc., Voya Holdings Inc. or their subsidiaries (including option premiums payable on contingent instruments and similar amounts), and payments on interest rate swap contracts used to hedge interest payable on such debt or hybrid instruments;

–	proceeds received from the issuance of financial debt or holding company equity securities, including warrants;

–	dividends paid on equity capital of the holding company;

–	net amounts used for acquisitions;

–	Impacts of any changes in RBC instructions;

–	amounts used to redeem or repurchase holding company equity securities, including warrants; and,

–	amounts borrowed from or repaid to subsidiaries pursuant to intercompany loans.

Voya Financial

Calculation of Distributable Cash Flow

($ in millions, unless otherwise indicated)	Year ended December 31, 2015
Change in Excess Capital over 425% RBC
Change in Total Adjusted Capital	$(599)
Less Change in 425% Risk-Based Capital	$(114)

Change in Excess Capital over 425% RBC	$(713)
Change in Holding Company Cash	$(76)

Total Before Exclusions	$(789)
Exclusions
Payments of principal, interest, or premium made on financial debt or hybrid instruments	$229
Proceeds received from issuance of financial debt or holding company equity securities, including warrants	$—
Dividends paid on equity capital of the holding company	$9
Net amounts used for acquisitions	$—
Impacts of any changes in RBC instructions	$(19)
Amounts used to redeem or repurchase holding company equity securities, including warrants	$1,487
Amounts borrowed from or repaid to subsidiaries pursuant to intercompany loans	$19

Subtotal of Exclusions	$1,724

Total Distributable Cash Flow	$935

Exhibit B

VOYA FINANCIAL, INC.

2017 ANNUAL CASH INCENTIVE PLAN

1. Purpose

The purpose of the Plan is to establish a program of incentive compensation for designated employees of the Company and its Subsidiaries.

2. Definitions

For purposes of the Plan, the following terms are defined as set forth below:

“Award” means an award granted to a Participant under the Plan, the payment of which shall be subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Bonus Award” means an Award that is not a Qualified Bonus Award.

“Bonus Pool” means two percent (2%) of Operating Earnings Before Income Taxes.

“Cause” means (x) with respect to a Participant employed pursuant to a written employment agreement which agreement includes a definition of “Cause”, “Cause” as defined in that agreement or (y) with respect to any other Participant, the occurrence of any of the following:

(a)	such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof or under the laws of any other jurisdiction;

(b)	such Participant’s commission of, or participation in, a fraud or act of dishonesty against the Company or any Subsidiary or any client of the Company or of any Subsidiary;

(c)	such Participant’s material violation of any material contract or agreement between the Participant and the Company or any Subsidiary;

(d)	any act or omission by Participant involving malfeasance or gross negligence in the performance of Participant’s duties and responsibilities to the material detriment of the Company or any Subsidiary; or

(e)	such Participant’s material violation of the applicable rules or regulations of any governmental or self-regulatory authority that causes material harm to the Company or any Subsidiary, such Participant’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by his or her job description or such Participant’s loss of any governmental or self-regulatory license that is reasonably necessary for such Participant to perform his or her duties or responsibilities, in each case as an employee of the Company or any Subsidiary.

The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of employment was for Cause).

“Change in Control” means the occurrence of any of the following events:

(a)

Individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b)	Any person (as defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of the Board (the “Voya Financial Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of the ownership of, or an acquisition of, Voya Financial Voting Securities: (1) by the Company or any Subsidiary, (2) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (3) by any underwriter temporarily holding securities pursuant to an offering of such securities or (4) pursuant to a Non-Qualifying Transaction (as defined in Section (d) of this definition);

(c)	The approval by the stockholders of the Company of any dissolution or liquidation of the Company or the consummation of a sale of all or substantially all of the Company’s assets; or

(d)	The consummation of any merger, consolidation or statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the stockholders of the Company, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”) unless immediately following such Business Combination: (1) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Entity”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Voya Financial Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Voya Financial Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Voya Financial Voting Securities among the holders thereof immediately prior to the Business Combination), (2) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent) is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (3) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (1), (2) and (3) described in this Section (d) shall be deemed a “Non-Qualifying Transaction”).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Voya Financial Voting Securities as a result of the acquisition of Voya Financial Voting Securities by the Company which reduces the number of Voya Financial Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Voya Financial Voting Securities that increases the percentage of outstanding Voya Financial Voting Securities beneficially owned by such person, a Change in Control shall then occur.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

“Committee” means the Compensation and Benefits Committee of the Board (as constituted from time to time, and including any successor committee) or its designee, which may include an officer or other employee of the Company; provided, that with respect to any Qualified Bonus Award, the Committee shall at all times consist of two or more persons, each of whom shall be an “outside director” within the meaning of Treasury Regulation section 1.162-27(e)(3) promulgated under Section 162(m) of the Code.

“Company” means Voya Financial, Inc., a Delaware corporation.

“Covered Participant” means an Executive Officer of the Company.

“Designated Beneficiary” means the person(s) or trust(s) designated by a Participant in the Participant’s most recent written beneficiary designation filed with the Company or its agent to receive any amounts payable under the Participant’s Awards after the Participant’s death.

“Disability” means, as determined by the Committee in its sole discretion, an injury or sickness (i) that began during the Participant’s employment with the Company and has caused the Participant to be unable to perform the Participant’s occupation on a full-time or part-time basis for a continuous period of 26 weeks and (ii) for which the Participant has been under a physician’s regular care.

“Effective Date” has the meaning set forth in Section 18 below.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

“Executive Officer” means an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company at any time during the Performance Period.

“Individual Target Award” means a Participant’s targeted performance award for a Performance Period specified by the Committee.

“Operating Earnings Before Income Taxes” is calculated with respect to the relevant Performance Period by adjusting the Company’s Income (loss) before income taxes (calculated in accordance with U.S. generally accepted accounting principles) to exclude the following items:

(a)	Net investment gains (losses), net of related amortization of deferred policy acquisition costs (“DAC”), value of business acquired (“VOBA”), sales inducements and unearned revenue. (Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option (“FVO”) unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest);

(b)	Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. (The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in the Company’s nonperformance spread);

(c)	Income (loss) related to businesses exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions);

(d)	Income (loss) attributable to noncontrolling interest;

(e)	Income (loss) related to early extinguishment of debt;

(f)	Impairment of goodwill, value of management contract rights and value of customer relationships acquired; and

(g)	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments.

(h)	Results of operations of the Company’s Closed Block Variable Annuity segment.

“Participant” means any employee of the Company or any Subsidiary designated by the Committee to participate in the Plan.

“Performance Goals” means the goals determined by the Committee, in its discretion, to be applicable to a Participant with respect to an Award, which may relate to one or more of the following criteria: stock price, operating earnings (before or after tax), adjusted operating earnings (before or after tax), net income, return on equity, return on capital, adjusted return on equity, adjusted return on capital, market share, distributable earnings (before or after holding company expense), distributable cash flow (before or after holding company expense), level of expenses, growth in revenue, earnings before interest, taxes, depreciation and amortization, cash flow, earnings per share, book value per share, return on invested capital, return on assets, economic value added, and improvements in or attainment of working capital levels, in each case either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement on a whole Company basis or with respect to one or more businesses, business units, segments or Subsidiaries, or on the basis of individual performance. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured in absolute terms or relative to comparative companies and may be subject to adjustment as determined by the Committee in its discretion. The Committee may provide, in connection with the setting of the Performance Goals, that any evaluation of performance may include or exclude certain items that may occur during any fiscal year of the Company, including, without limitation, the following: (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) DAC/VOBA unlocking, as described in the Company’s periodic financial disclosures; (vi) extraordinary or nonrecurring items, or other notable items; (vii) acquisitions or divestitures; and (viii) foreign exchange gains and losses.

“Performance Period” means a fiscal year of the Company; provided however that with respect to a Participant who becomes employed by the Company or through promotion or otherwise becomes eligible to participate in the Plan following the first day of a Performance Period, the Committee may establish a Performance Period that begins on the date of such Participant’s commencement of employment with the Company or participation in the Plan and ends on the same date as that of the Performance Period applicable to all other Participants at such time.

“Plan” means this Voya Financial, Inc. 2017 Annual Cash Incentive Plan, as set forth herein and as hereafter amended from time to time.

“Qualified Bonus Award” means an Award granted to a Covered Participant under Section 6 of the Plan.

“Retirement-Eligible” means that: (i) each of the following criteria are met: (A) the Participant is at least 58 years old and (B) the sum of the Participant’s years of service with the Company and the Participant’s age (in years) is at least 63; or (ii) the Committee has agreed to deem the Participant to be Retirement-Eligible, notwithstanding that the criteria set forth in clause (i) of this definition have not been satisfied.

“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or managing partners.

3. Eligibility

Participants in the Plan shall be selected by the Committee for each Performance Period from those employees of the Company whose efforts contribute to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

4. Administration

The Plan shall be administered by the Committee. The Committee shall have full authority to administer the Plan, including authority to grant Qualified Bonus Awards, establish Performance Periods, determine eligibility for participation, and grant Bonus Awards for each Performance Period, subject to such terms and conditions as it shall prescribe. Following the conclusion of each Performance Period, the Committee shall determine and certify whether any applicable Performance Goals have been met for each Participant for the Performance Period.

Except as otherwise herein expressly provided, full power and authority to construe, interpret and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as set forth in Section 12 hereof. The Committee may at any time adopt such rules, regulations, policies or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend or terminate such rules, regulations, policies or practices. Decisions of the Committee shall be final and binding on all parties. Neither the Committee nor any member of the Committee shall be liable to any Participant for any action, omission, or determination relating to the Plan. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee in its absolute discretion.

5. Bonus Awards

The Committee shall designate the Participants who shall be eligible to receive Bonus Awards for a Performance Period. Bonus Awards may be paid to a Participant in any amount and, in the Committee’s absolute discretion, regardless of the achievement of any Performance Goals. However, the Committee may, at its discretion, (i) specify an Individual Target Award for a Participant and (ii) establish the performance and the maximum, target and/or threshold (as applicable) Bonus Award payable upon attainment thereof. The Individual Target Award may be expressed in any manner at the Committee’s discretion, including as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under this Plan) or an amount determined pursuant to an objective formula or standard. Establishment of an Individual Target Award for an employee for a Performance Period shall not imply or require that the same level Individual Target Award (if any such award is established by the Committee for the relevant Participant) be set for any subsequent Performance Period. Notwithstanding any other provision to the contrary herein, the Committee may, in its sole and absolute discretion, elect to pay a Participant an amount that is less than the Participant’s Individual Target Award regardless of the degree of attainment of the Performance Goals.

Bonus Awards earned in respect of a Performance Period shall be made in a lump sum cash payment as soon as practicable following the end of such Performance Period, and in no event later than the fifteenth (15th) day of the third month following the end of the Performance Period.

6. Qualified Bonus Awards

(a)	Not later than the 90th day after the start of a Performance Period, the Committee shall designate the Covered Participants who shall be eligible to receive Qualified Bonus Awards for such Performance Period and establish, in writing, for each such Covered Participant a maximum Qualified Bonus Award, expressed as a percentage of the Bonus Pool for that Performance Period; provided that the total of all such maximum percentages for all such Covered Participants shall not exceed 100% (except to the extent permitted by Section 162(m) of the Code).

(b)	Following the conclusion of each Performance Period, the Committee shall determine and certify, in writing, the amount of Operating Earnings Before Income Taxes (based upon the Company’s audited financial statements relating to such Performance Period) for the Performance Period and determine the Bonus Pool and the maximum Qualified Bonus Award payable to each Covered Participant in respect of such Performance Period; provided, however, that the Committee may, in its sole and absolute discretion, elect to reduce the amount payable to a Covered Participant pursuant to a Qualified Bonus Award to less (including to zero) than the maximum amount determined for the Performance Period based upon such Company or individual performance or such other criteria as it may determine, including without limitation, the achievement of Performance Goals. Subject to Section 7(a), no Qualified Bonus Award may be paid until the Committee has certified the level of attainment of Operating Earnings Before Income Taxes. Qualified Bonus Awards earned in respect of a Performance Period shall be made in a lump sum cash payment as soon as practicable following such Committee certification but in no event later than the fifteenth (15th) day of the third month following the end of the Performance Period.

(c)	Notwithstanding anything else in this Section 6, any Qualified Bonus Award paid to a Covered Participant with respect to a Performance Period shall not exceed the lesser of (i) the product of three (3) times the annual base salary of such Covered Participant for such Performance Period and (ii) $10,000,000.00. The Committee shall not have the authority to increase any Qualified Bonus Award payable to a Covered Participant beyond the maximum amount calculated pursuant to this Section 6(c).

7. Termination of Employment

Except as otherwise specified below, to be eligible to receive a payment of an Award with respect to a Performance Period under the Plan, a Participant must be employed by the Company or a Subsidiary on the last day of such Performance Period and on the date that the Award is paid, and must satisfy such other requirements as may be imposed by the Committee. Notwithstanding the foregoing:

(a)	The Committee, in its sole discretion, may provide that following a Change in Control of the Company during the Performance Period, the Committee may pay a Bonus Award either during or after the Performance Period without regard to actual achievement of any applicable Performance Goals or satisfaction of any other applicable terms and conditions and, to the extent permitted under Section 162(m) of the Code, may pay a Qualified Bonus Award either during or after the Performance Period without reference to, or certification of, Operating Earnings Before Taxes for such Performance Period.

(b)	In the event a Participant’s employment is terminated prior to the last day of a Performance Period (or following a Performance Period, but before the Award in respect of such Performance Period is paid), the Committee, in its sole discretion but subject to the requirements of any applicable employment contract, retirement plan, or severance plan, may pay an Award (or portion thereof) to such Participant under the Plan on such terms as it may determine; provided that no Qualified Bonus Award shall be paid until after the Company has certified the level of attainment of Operating Earnings Before Income Taxes in accordance with Section 6(b) above; and provided further in no event shall any Award (or portion thereof) be paid later than the fifteenth (15th) day of the third month following the end of the Performance Period.

8. Successors

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and businesses of the Company.

9. Non-Assignability

A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

10. No Claim or Right to Plan Participation

No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company or any of its Subsidiaries.

11. Withholding

The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

12. Termination or Amendment of the Plan

The Committee may amend, suspend or terminate the Plan at any time; provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending Qualified Bonus Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

13. Unfunded Plan

Participants shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Designated Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

14. Code Section 409A

Awards are intended not to be subject to Section 409A of the Code by reason of being a short-term deferral and shall be interpreted accordingly. In the event any of the compensation or benefits provided to a Participant pursuant to this Plan would result in a violation of Section 409A of the Code (including any regulations promulgated thereunder), the Company will use its reasonable best efforts to amend the Plan in the least restrictive manner necessary in order, where applicable (i) to ensure that such compensation is not considered “nonqualified deferred compensation” for purposes of Section 409A of the Code, or (ii) to comply with the provisions of Section 409A, in each case, where possible, without any diminution in the value of the compensation or benefits to be paid or provided to the Participant under this Plan; provided, that nothing in this Plan shall require the Company to provide any gross-up or other tax reimbursement to a Participant in connection with any violation of Section 409A or otherwise.

15. Section 162(m) Conditions

It is intended that all Qualified Bonus Awards payable under the Plan be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, and the Plan shall be interpreted accordingly.

16. Recoupment

All Awards shall be subject to the terms of the Voya Financial, Inc. Compensation Recoupment Policy (as it may be amended from time to time).

17. Governing Law

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

18. Effective Date

This Plan shall be effective as of January 1, 2017 (the “Effective Date”), subject to approval of the shareholders as required by Section 162(m) of the Code with respect to Qualified Bonus Awards.

Exhibit C

VOYA FINANCIAL, INC.

EMPLOYEE STOCK PURCHASE PLAN

I. Purpose

The purpose of the Voya Financial, Inc. Employee Stock Purchase Plan is to provide eligible employees of the Company and its designated subsidiaries who wish to become shareholders in the Company with a convenient method of purchasing Shares through payroll deductions. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and the Plan shall be interpreted in a manner consistent with that intent.

II. Definitions

(a) “Account” means an account for the benefit of a Participant comprised of two subaccounts. The first subaccount shall be maintained by the Company for the purpose of recording and crediting deductions from the Participant’s paycheck to purchase Shares. The funds allocated to the first subaccount shall remain the property of the Participant at all times but may be commingled with the funds of other Participants or the Company. The second subaccount shall be maintained by the Custodian for the purpose of recording and crediting the Shares purchased for such Participant.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(d) “Committee” means the Compensation and Benefits Committee of the Board, unless otherwise determined by the Board.

(e) “Common Stock” means the common stock of the Company, par value $0.01 per share.

(f) “Company” means Voya Financial, Inc., a Delaware corporation, including any successor thereto.

(g) “Compensation” means a Participant’s base salary, wages, annual bonuses, commissions, overtime pay, cash payments for incentive compensation and other special cash payments, except to the extent that any such item is specifically excluded by the Committee. “Compensation” does not include sign-on bonuses, severance payments, car allowances, income received in connection with stock options or other equity-based awards, relocation expenses, moving expenses, travel or business expenses, housing allowances or any other payment which could be considered as reimbursement for expenses, payment for vacation or paid-time off balances at termination, imputed income from life insurance, or non-cash compensation.

(h) “Contribution” means amounts withheld by the Company, or a Subsidiary of the Company, from the Compensation of a Participant through payroll deductions under and in accordance with Section 7 of the Plan.

(i) “Custodian” means the party or parties appointed by the Committee pursuant to Section 4 of the Plan.

(j) “Designated Subsidiary” means (1) each Subsidiary listed on Annex A hereto; and (2) any additional Subsidiary that has been designated by the Committee from time to time in its sole discretion as eligible to have its employees participate in the Plan with respect to one or more Offering Periods.

(k) “Eligible Employee” in respect of any Offering, means any individual (1) who is a salaried or hourly employee of the Company or any of its Designated Subsidiaries, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan, prior to the Offering Commencement Date, (2) who customarily works more than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion), and (3) who customarily works more than five (5) months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion); provided, that (x) “highly compensated employees” of the Company or a Designated Subsidiary (within the meaning of Section 414(q) of the Code) or a subset thereof in accordance with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii) may be excluded from participation in an Offering in the Committee’s discretion and (y) employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on an approved leave of absence; provided, that where the period of leave exceeds 89 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 90th day of such leave.

(l) “Fair Market Value” means, as of any given date, the closing price of the Company’s Common Stock on the principal exchange on which the Common Stock is then listed or admitted to trading on the Trading Day immediately preceding such date. In the event that such price is not available, then the Fair Market Value of the Common Stock will be determined by the Committee in good faith, taking into account the most recent trading price of the Common Stock on the principal exchange on which the Common Stock is then listed or admitted to trading, and such determination will be conclusive.

(m) “Hardship” means the occurrence of one or more of the following events as determined by the Committee in its discretion (a) a death within the Participant’s immediate family; (b) extraordinary medical expenses for one or more members of the Participant’s immediate family which are not covered by insurance programs sponsored by the Company; (c) the education costs of one or more of the Participant’s immediate family; (d) the purchase or renovation of a principal place of residence of the Participant; or (e) such other financing emergency needs as may be approved by the Company on a uniform and nondiscriminatory basis.

(n) “Offering” means an offer under the Plan of a Purchase Right that may be exercised during an Offering Period as further described in Section 8. For purposes of the Plan, the Committee may designate separate Offerings under the Plan in which Eligible Employees of the Company and/or one or more Designated Subsidiaries will participate even if the dates of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(o) “Offering Commencement Date” means February 15 and August 15 of each year following effectiveness of the Plan. Different dates may be set by resolution of the Committee. On each such date, the Company shall commence an Offering by granting each Participant a Purchase Right. Each Purchase Right so granted shall be exercisable for the number of Shares described in Section 8(a) herein, and shall be exercisable only on the Purchase Date.

(p) “Offering Period” means a six-month period commencing with an Offering Commencement Date, during which Participants accrue funds in their Accounts. The Committee shall have the power to change the duration and/or the frequency of the Offering Periods under the Plan with respect to future Offerings and shall use its best efforts to notify Eligible Employees of any change at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. In no event shall any Purchase Right granted hereunder be exercisable more than twenty-seven (27) months after its date of grant.

(q) “Participant” means an Eligible Employee who has enrolled as a participant in accordance with Section 7 of the Plan and whose participation has not terminated under Section 9 hereof.

(r) “Plan” means this Voya Financial, Inc. Employee Stock Purchase Plan, as it may be amended from time to time.

(s) “Purchase Date” means the last day of each Offering Period, provided that if such day is not a Trading Day, the Purchase Date shall instead be the first Trading Day immediately following the last day of such Offering Period. On this date, the funds in the Participant’s Account shall be used to purchase Shares pursuant to the Plan.

(t) “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase Shares as provided in Section 8.

(u) “Share” means a share of Common Stock.

(v) “Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(w) “Trading Day” means any day on which the principal exchange on which the Common Stock is then listed or admitted to trading is open for trading.

III. Shares Subject to the Plan

(a) Number Available. The maximum number of Shares that will be offered under the Plan is 7,000,000 (subject to adjustment pursuant to Section 3(d) hereof).

(b) Character of Shares to be Issued. Shares sold under the Plan may be authorized and unissued Shares, treasury Shares or Shares acquired on the open market.

(c) Insufficient Number of Shares Available. If the Committee determines that, on a given Purchase Date, the number of Shares with respect to which Purchase Rights are to be exercised may exceed the number of Shares available for sale under the Plan on such Purchase Date, the Committee may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Purchase Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Purchase Rights to purchase Shares on such Purchase Date.

(d) Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of Shares which shall be made available for sale under the Plan, the maximum number of Shares each Participant may purchase during each Offering Period (subject to the limitations set forth in Sections 5(b) and 8(a)), as well as the price per Share and the number of Shares covered by each Purchase Right under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other change in the number of Shares effected without receipt of consideration by the Company, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a Purchase Right.

(e) Adjustments Upon Merger, Asset Sale, Dissolution or Liquidation. In the event of a proposed sale of all or substantially all of the assets of the Company, the proposed merger of the Company with or into another corporation, or any other corporate event described in Section 424 of the Code, arrangements shall be made for each outstanding Purchase Right to be assumed or an equivalent Purchase Right substituted by the successor corporation or an affiliate of the successor corporation. In the event that such a successor corporation refuses to assume or substitute for the Purchase Rights, or in the event of the proposed dissolution or liquidation of the Company, in each case unless provided otherwise by the Committee, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), which shall be before the date of consummation of the proposed merger, asset sale, dissolution or liquidation. The Committee shall notify each Participant in writing, at least ten (10) days, or such longer or shorter period as the Committee may determine, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Right has been changed to the New Purchase Date and that the Participant’s Purchase Right shall be exercised automatically on the New Purchase Date unless prior to such date the Participant has withdrawn from the Offering Period pursuant to Section 9 hereof.

IV. Administration

(a) Powers of the Committee. The Committee acting in its absolute discretion shall have the power to interpret the Plan and to take, or authorize one or more of its members or one or more of the Company’s officers or employees to take, such actions in the administration and operation of this Plan as are expressly called for in the Plan or as the Committee deems equitable under the circumstances, including, without limitation, correcting any defect or supplying any omission or reconciling any inconsistency or ambiguity in the Plan, or adopting sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. All such actions by the Committee or its authorized designee shall to the fullest extent permitted by law be final and binding upon all interested persons and their respective heirs, successors, and legal representatives.

(b) Custodians. The Committee may from time to time appoint one or more Custodians for the Plan to (i) hold all Shares purchased under the Plan, (ii) maintain a separate account in the name of each Participant, to which payroll deductions made for such Participant pursuant to Section 7 hereof and Shares purchased on such Participant’s behalf pursuant to Section 8 hereof shall be credited, (iii) provide Participants, at least annually, with statements of their respective Accounts and (iv) perform such other functions as the Committee shall specify.

(c) No Liability. No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee, and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost, expense (including reasonable attorneys’ fees) or liability arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such Committee member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

V. Eligibility

(a) Employees. Subject to Section 2(n), any Eligible Employee on a given Offering Commencement Date shall be eligible to participate in an Offering.

(b) Restrictions on Amount of Stock Which May be Purchased. Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted a Purchase Right under the Plan (i) if, immediately after the grant, such Eligible Employee would own stock and/or hold outstanding options to purchase stock representing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary of the Company (including stock attributed to such Eligible Employee pursuant to Section 424(d) of the Code); or (ii) which permits such Eligible Employee’s right to purchase stock under the Plan and any other “employee stock purchase plan” (within the meaning of Section 423 of the Code) of the Company and any

Subsidiary to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such Purchase Right is granted, which is the Offering Commencement Date of the Offering to which it relates) for any calendar year in which such Purchase Right would be outstanding at any time. Any amounts received from an Eligible Employee which cannot be used to purchase stock as a result of any of the foregoing limitations will be returned to the Eligible Employee as soon as practicable, without interest.

VI. Offerings and Plan Expiration

(a) Subject to the Company’s right to change the duration, frequency, and start and end dates of the Offering Periods as described in the Plan, (i) there will be two semi-annual consecutive Offerings each year under the Plan; (ii) Offerings shall commence on the first Offering Commencement Date to occur in 2016 and then on each subsequent Offering Commencement Date until the Plan terminates; and (iii) the final Offering under the Plan shall commence on the final Offering Commencement Date to occur in 2026 and terminate on the Purchase Date with respect to final Offering, which date shall be the expiration date of the Plan unless earlier terminated pursuant to the terms hereof.

(b) Participation in one Offering under the Plan shall neither limit, nor require, participation in any other Offering. Unless the Participant withdraws from the Plan, or his or her participation in the Plan otherwise terminates as provided in Section 9, participation shall carry over from one Offering Period to the next, until the end of the final Offering.

VII. Election to Participate, Enrollment and Payroll Deductions

(a) An Eligible Employee may become a Participant by completing an enrollment agreement provided by the Company and filing it with the Company pursuant to such process as determined by the Company at least fifteen (15) days prior to the Offering Commencement Date of the Offering to which it relates. At that time, the Eligible Employee shall elect to have deductions made from his or her Compensation on each payday during the time the Eligible Employee is a Participant in an Offering, at the rate of between one percent (1%) and 20 percent (20%) (in increments of one percent only) of the Eligible Employee’s Compensation, as specified by the Eligible Employee in his or her enrollment agreement. Each enrollment agreement completed and submitted by a Participant shall remain in effect for successive Offering Periods to the extent the Participant’s participation has not been terminated as provided in Section 9 hereof, and payroll deductions authorized thereby shall continue to be made, until either the Participant duly completes and submits a new enrollment agreement or the Participant’s participation is terminated as provided in Section 9 hereof.

(b) Payroll deductions for a Participant shall commence as of the Offering Commencement Date and shall end on the last day of such Offering Period, unless earlier terminated by the Participant as provided in Section 9 hereof.

(c) All payroll deductions made for a Participant shall be credited to the Participant’s Account under the Plan. No interest will be earned on such payroll deductions. A Participant may neither make any separate cash payment into his or her Account nor may payment for Shares be made other than by payroll deduction.

(d) A Participant may discontinue participation in the Plan as provided in Section 9, but no other change can be made during an Offering Period and, specifically, a Participant may not alter the rate of the Participant’s payroll deductions for that Offering Period.

(e) To the extent a Participant remains an Eligible Employee of the Company, such Participant may modify the information set forth in his/her enrollment agreement (including the rate of the Participant’s payroll deductions for Contributions) at any time and from time to time by submitting a new enrollment agreement to the Company, which will become effective with the first Offering Commencement Date after receipt thereof by the Company or, if such new agreement is received less than fifteen (15) days before the Offering Commencement Date, then effective with the next following Offering Commencement Date.

VIII. Purchase of Shares

(a) Number of Purchase Rights. Subject to Section 5(b), on each Offering Commencement Date for an Offering, the Company shall be deemed to have granted to each Eligible Employee who was a Participant on such day a Purchase Right to buy as many Shares as the Participant would be able to buy with the Contributions credited to the Participant’s Account during the Offering Period for such Offering, up to a maximum whole number of Shares of 1,500. The Committee may, for future Offerings, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Eligible Employee may purchase during each Offering.

(b) Exercise Of Purchase Right. On the Purchase Date, each Participant shall be deemed to have exercised the Purchase Right granted by Section 8(a), and shall be deemed to have purchased, at the purchase price determined in accordance with Section 8(c) hereof, the maximum number of whole Shares reserved for the purpose of the Plan as the Contributions credited to the Participant’s Account during the Offering Period in which the Purchase Date occurs will pay for. No fractional Shares shall be purchased. Any payroll deductions accumulated in a Participant’s Account which are not sufficient to purchase a full share shall be retained in the Participant’s Account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 9 hereof. Any other funds left over in a Participant’s Account after the Purchase Date will be returned to the Participant, without interest.

(c) Purchase Price. The purchase price per share on any Purchase Date shall be ninety-five percent (95%) of the Fair Market Value on the Purchase Date; provided that, prior to the beginning of any Offering Period, the Committee may alternatively provide that the purchase price shall be any percentage in the range between eighty-five percent (85%) to one hundred percent (100%) of the Fair Market Value, and may further determine that such purchase price shall relate to the lower of the Fair Market Value on the Offering Commencement Date or the Purchase Date.

(d) Evidence of Stock Ownership. Promptly following the end of each Offering Period, subject to Section 8(e) below, the number of Shares purchased by each Participant on the Purchase Date shall be deposited into an Account established in the Participant’s name with the Custodian. The Custodian shall provide a quarterly statement to each Participant showing all the transactions in the Participant’s Account, and the number of Shares in such Account.

(e) Sale of Shares. A Participant shall be permitted to sell any Shares purchased pursuant to an Offering at any time; provided that, prior to the commencement of an Offering, the Committee may alternatively provide that no Participant shall be permitted to sell any Shares purchased pursuant to such Offering until the earliest of (i) the later of the first anniversary of the Purchase Date on which the Shares were purchased and the second anniversary of the date of grant of the Purchase Right pursuant to which such Shares were purchased; (ii) the Participant’s death; and (iii) the date on which the Participant presents proof satisfactory to the Company that he or she has either become disabled within the meaning of Section 22(e)(3) of the Code or needs such Shares on account of Hardship, and the Company, in its discretion, shall, or shall cause the Custodian to, either issue (either in certificated form or in book entry) Shares purchased pursuant to such Offering with a legend indicating that they are non-transferable except as indicated in this Section 8(e) (and then shall reissue such shares without the restrictive legend once any of the events listed at (i), (ii) or (iii) has occurred) or hold such Shares in escrow pending their release to the Participant (or, if the participating employee has died, to his or her estate). Each Participant agrees to promptly give the Company notice of any disposition of Shares purchased hereunder where such disposition occurs within two years after the date of grant of the Purchase Right pursuant to which such shares were purchased or within one year after the Purchase Date on which such shares were purchased. Subject to this Section 8(e), following receipt of a request to sell Shares, the Custodian shall, subject to the Company’s policies then in effect (including without limitation its policies regarding insider trading and trading windows then in effect) and applicable law and unless otherwise agreed to between the Custodian and the Participant, make such sale for the Participant on the next Trading Day or as soon thereafter as practicable.

IX. Termination of Participation

(a) Termination of Participation. A Participant’s participation in the Plan shall continue until the earliest of: (i) such time as the Participant notifies the Company in writing that the Participant wishes to withdraw from the Plan and such withdrawal becomes effective, in accordance with Section 9(b) hereof; (ii) the date of the Participant’s separation of employment from the Company or any of its Subsidiaries, provided that such separation occurs at least 89 days before the Purchase Date immediately following the date of such separation; (iii) such time as the Participant no longer meets the requirements of an Eligible Employee; and (iv) the termination of the Plan. Following the termination of a Participant’s participation in the Plan, the Participant’s payroll deductions shall cease, and all amounts then credited to the Participant’s Account with respect to each then-current Offering shall be distributed to the Participant, without interest.

(b) Withdrawal by Participant. A Participant may withdraw from an Offering, in whole but not in part, at any time prior to the last Trading Day of such Offering, by delivering a new enrollment agreement to the Company. A withdrawal will be effective only if it is received by the Company at least fifteen (15) calendar days before the proposed date of withdrawal, provided that the Committee, in its discretion, may specify (on a uniform and nondiscriminatory basis) an earlier or later deadline for the submission of enrollment forms. When a withdrawal becomes effective, the Participant’s payroll deductions shall cease, and all amounts then credited to the Participant’s Account with respect to such Offering shall be distributed to the Participant, without interest. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c) Change in Designated Subsidiary Status. If before the last Trading Day of the Offering Period, the Designated Subsidiary by which a Participant is employed ceases to be a Subsidiary of the Company, or if the Participant is transferred to a Subsidiary of the Company that is not a Designated Subsidiary, that Participant shall be deemed to have ceased to be an Eligible Employee, and the Participant’s payroll deductions shall cease, and all amounts then credited to the Participant’s Account with respect to each then-current Offering shall be distributed to the Participant, without interest.

(d) Re-entry. To re-enter the Plan as a Participant, an Eligible Employee must complete and deliver to the Company a new enrollment agreement, in accordance with Section 7 hereof, which will apply to the next Offering that has not yet commenced.

(e) Rights Not Transferable. No Eligible Employee shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to such Eligible Employee’s Account or any rights with regard to the exercise of a Purchase Right to purchase Shares under the Plan. If any such action is taken by the Eligible Employee, or any claim is asserted by any other person in respect of such right and interest, whether by garnishment, levy, attachment or otherwise, such action or claim will be treated as an election to withdraw from the Plan.

(f) Death. In the event of the death of the Participant, the amount of payroll deductions not theretofore invested shall be refunded to the Participant’s estate, without interest, such payment to be made as soon as practicable.

X. Rights as a Shareholder

(a) Rights Prior to Purchase. No Participant shall have any rights as a shareholder with respect to any Shares until the Shares have been purchased in accordance with Section 8 of the Plan.

(b) Rights After Purchase. Subject to Section 8(e), from and after the Purchase Date on which Shares are purchased on behalf of a Participant under the Plan, such Participant shall have all of the rights and privileges of a shareholder of the Company with respect to such Shares, provided such Shares must remain in the Participant’s Account until such time as the Participant directs the sale of such Shares.

(c) Limitations. No action of the Company or of the Board in establishing the Plan, nor any action taken by the Company, any Designated Subsidiary, the Board or the Committee or its delegates under the Plan, nor any provision of the Plan, shall be construed as conferring upon any Eligible Employee any right to continued employment for any period by the Company or any of its Subsidiaries, or shall interfere in any way with the right of the Company or any Subsidiary to terminate such employment.

XI. Amendment or Termination of the Plan

The Board at any time and from time to time may modify, amend, suspend or terminate the Plan or any part hereof, without notice, provided that no amendment that requires stockholder approval in order to comply with Section 423 of the Code shall be effective unless the same shall be approved by the requisite vote of stockholders of the Company. Amendments will not adversely affect Purchase Rights that have already been granted.

XII. Notices

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

XIII. Conditions Upon Issuance of Shares

Shares shall not be issued with respect to a Purchase Right unless the exercise of such Purchase Right and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and, if required by the Company, shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of a Purchase Right, the Company may require the person exercising such Purchase Right to represent and warrant at the time of any such exercise that (i) the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares and/or (ii) any disposition of such Shares will be made in accordance with the Plan and the Company’s policies then in effect (including without limitation its policies regarding insider trading and trading windows then in effect) and applicable law if, in the opinion of counsel for the Company, such representations are required by any of the aforementioned applicable provisions of law.

XIV. Compliance with Section 423

The Plan is designed and intended to comply with Section 423 of the Code, and all provisions hereof shall be construed in a manner to so comply.

XV. Tax Effects

Each Participant, by completing an enrollment agreement, acknowledges that the Participant is not relying on advice by any person associated with the Company that favorable tax effects will result from participation in the Plan and that the Participant has been given sufficient opportunity to consult with the Participant’s own tax advisors concerning participation in the Plan.

XVI. Expenses of the Plan

The Company will pay all expenses, except brokerage fees on sales of Shares and any fees specific to a Participant’s Account with the Custodian, incident to operation of the Plan, including costs of recordkeeping fees, accounting fees, legal fees, commissions and issue or transfer taxes on purchases of Shares pursuant to the Plan.

XVII. Equal Rights and Privileges

Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, the Company shall comply with the requirements of U.S. Treasury Regulation Section 1.423-2(f) regarding equal rights and privileges. Any provision of this Plan which is inconsistent with Section 423 of the Code or any successor provision of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423 of the Code. This Section 17 shall take precedence over all other provisions in this Plan.

XVIII. Successors and Assigns

The Plan shall be binding on the Company and its successors and assigns.

XIX. Entire Plan

This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

XX. Shareholder Approval

The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

XXI. Withholding

To the extent required by applicable federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Eligible Employee, if permitted.

XXII. Severability

If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

XXIII. Headings

The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

XXIV. Governing Law

To the extent not governed by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to the choice of law principles thereof.

ANNEX A

Designated Subsidiaries are as follows:

•	Voya Services Company

•	Voya Retirement Insurance and Annuity Company

•	Voya Institutional Plan Services, LLC

•	Voya Insurance and Annuity Company

•	ReliaStar Life Insurance Company

•	Voya Investment Management LLC

•	Voya Financial Advisors, Inc.

•	Security Life of Denver Insurance Company

•	Voya Institutional Trust Company

VOYA FINANCIAL, INC. 230 PARK AVENUE NEW YORK, NY 10169 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VOYA2016 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E03357-P74522 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. VOYA FINANCIAL, INC. The Board of Directors recommends a vote FOR all nominees and FOR Items 2, 3, 4 and 5. The Board recommends a vote AGAINST Item 6. 1. Election of Directors Nominees: For Against Abstain 1a. Lynne Biggar For Against Abstain 1b. Jane P. Chwick 1i. Deborah C. Wright 1c. Ruth Ann M. Gillis 1j. David Zwiener 2. Approval, in a non-binding advisory vote, of the 1d. J. Barry Griswell compensation paid to the named executive of?cers, as disclosed and discussed in the Proxy Statement 1e. Frederick S. Hubbell 3. Approval of the Voya Financial, Inc. 2017 Annual Cash Incentive Plan 1f. Rodney O. Martin, Jr. 4. Approval of the Voya Financial, Inc. Employee Stock Purchase Plan 5. Rati?cation of the appointment of Ernst & Young LLP as 1g. Byron H. Pollitt, Jr. the Company’s independent registered public accounting ?rm for ?scal year 2016 1h. Joseph V. Tripodi 6. Shareholder proposal to report on investments in companies tied to genocide For address changes and/or comments, please check this box and write them ! All shares will be voted as instructed above. In the absence of on the back where indicated. instructions, all shares will be voted with respect to registered stockholders that return a signed proxy card, FOR all nominees listed in Item 1, FOR Items 2, 3, 4 and 5 and AGAINST Item 6. With respect to participants in the Voya 401(k) Savings Plan or the Voya 401(k) Plan for VRIAC Agents (the “Plans”), in the Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, absence of instructions, the Trustee will vote your shares in the administrator, or other ?duciary, please give full title as such. Joint owners should each same proportion as all the shares held by the respective plan sign personally. All holders must sign. If a corporation or partnership, please sign in full that are allocated to the participants of such plan for which corporate or partnership name by authorized of?cer. voting instructions have been received. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

VOYA FINANCIAL, INC. 2016 ANNUAL MEETING OF STOCKHOLDERS May 26, 2016 11:00 am, Eastern Daylight Time www.virtualshareholdermeeting.com/VOYA2016 WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting are available through 11:59 PM Eastern Daylight Time on May 25, 2016. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E03358-P74522 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS VOYA FINANCIAL, INC. SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints Rodney O. Martin, Jr., Alain M. Karaoglan, Ewout L. Steenbergen and Patricia J. Walsh, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of Voya Financial, Inc. held of record by the undersigned as of March 28, 2016, at the 2016 Annual Meeting of Stockholders to be held on May 26, 2016, beginning at 11:00 am, Eastern Daylight Time, at www.virtualshareholdermeeting.com/VOYA2016, and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment. If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1, FOR Items 2, 3, 4 and 5 and AGAINST Item 6. This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of Voya Financial, Inc. written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting. If the undersigned is a participant in the Voya 401(k) Savings Plan or the Voya 401(k) Plan for VRIAC Agents (the “Plans”), then the undersigned hereby directs Voya Institutional Trust as Trustee of the Plans to vote all the shares of Voya Financial common stock credited to the undersigned’s account as indicated on the reverse side at the meeting and at any adjournment(s) thereof. If your proxy is not returned or is returned unsigned, the Trustee will vote your shares in the same proportion as all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side